Exhibit 4.3

COSAN S.A. INDÚSTRIA E COMÉRCIO

COSAN DISTRIBUIDORA DE COMBUSTÍVEIS LTDA.

COSAN LIMITED

HOUCHES HOLDINGS S.A.

SHELL BRASIL LIMITADA

SHELL BRAZIL HOLDING B.V.

SHELL OVERSEAS HOLDINGS LIMITED

MILIMÉTRICA PARTICIPAÇÕES S.A.

FORM OF FRAMEWORK AGREEMENT

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Schedule 10 SHELL WARRANTIES

Schedule 11 TRANSACTION DOCUMENTS

Schedule 12 PENSION MATTERS

Schedule 13 CARVE-OUT ACCOUNTS REVIEW AND AGREED UPON PROCEDURES

Schedule 14 COSAN EXPENDITURE PLAN

Schedule 15 PRODUCTIVE CAPITAL EXPENDITURE

Schedule 16 SPECIFIED PESA DEBT

Schedule 17 SPECIFIED ASSETS

- ii -

THIS FRAMEWORK AGREEMENT is dated 25 August 2010 between:

PARTIES

(1)
COSAN S.A. INDÚSTRIA E COMÉRCIO, a company organized and existing under the laws of Brazil, with its head office at Fazenda Pau D'Alho, s/nº, Prédio Administrativo Cosan, in the City of Barra Bonita, State of São Paulo, CEP 17340-000, enrolled with the Brazilian tax registry under No. 50.746.577/0001-15 ("Cosan");

(2)
COSAN DISTRIBUIDORA DE COMBUSTÍVEIS LTDA., a company organized and existing under the laws of Brazil, with its head office at Fazenda Pau D'Alho, s/nº, Prédio Administrativo Cosan, in the City of Barra Bonita, State of São Paulo, CEP 17340-000, enrolled with the Brazilian tax registry under No. 02.041.195/0001-43 ("Cosan Downstream Holdco");

(3)	COSAN LIMITED, a company incorporated under the laws of Bermuda and whose registered office is at Crawford House, 50 Cedar Avenue, Hamilton HM 11, Bermuda ("Cosan Limited");

(4)
HOUCHES HOLDINGS S.A., a company organized and existing under the laws of Brazil, with its head office at Rua Funchal, 418, Andar 11 Sala 09G, in the City of São Paulo, State of São Paulo, CEP 04.551-060, enrolled with the Brazilian tax registry under No. 10.773.432/0001-99 (the "Management Co");

(5)
SHELL BRAZIL HOLDING B.V., a company incorporated under the laws of the Netherlands with registered number 27192050 0000 and whose registered office is at Carel van Bylandtlaan 30, 2596HR 's-Gravenhage, The Netherlands ("Shell");

(6)
SHELL BRASIL LIMITADA, a company organized and existing under the laws of Brazil, with its head office at Avenida das Américas, 4.200, blocos 5 e 6, Barra da Tijuca in the City of Rio de Janeiro, State of Rio de Janeiro, CEP 22640-102, enrolled with the Brazilian tax registry under No. 33.453.598/0001-23 ("Shell Brasil Limitada" or the "Downstream Co");

(7)	SHELL OVERSEAS HOLDINGS LIMITED, a company incorporated under the laws of England with registered number 00596107 and whose registered office is at Shell Centre, London, SE1 7NA ("Shell UK Co"); and

(8)
MILIMÉTRICA PARTICIPAÇÕES S.A., a company organized and existing under the laws of Brazil, with its head office at Fazenda Pau D’Alho, s/nº, Prédio Administrativo Cosan, Sala 07, in the City of Barra Bonita, State of São Paulo, CEP 17340-000, enrolled with the Brazilian tax registry under No. 12.182.297/0001-32 (the "Sugar and Ethanol Co"), each hereafter referred to as a "Party" and together as the "Parties".

RECITALS

(A)	Following the conclusion of a Memorandum of Understanding the Parties propose to establish a Joint Venture to combine certain of the assets of Cosan and Shell primarily in Brazil.

(B)
Cosan and Shell will have an equal economic interest in the Joint Venture and, as a general principle, Cosan and Shell will share the profits, losses, access to cash flows and economic interest of the Joint Venture on an equal basis.

(C)
Cosan will contribute its sugar and ethanol businesses, its energy co-generation business, its fuel distribution and retail fuel marketing businesses, its interest in certain ethanol logistics facilities at the port of Santos, Brazil and Shell will contribute its Brazilian commercial, aviation and marine fuels business, its fuel distribution and retail fuel marketing businesses and its interest in certain companies involved in, among other things, the research and development of enzymes and the conversion of biomass into ethanol, and will additionally make, over a two year period, cash capital contributions to the Joint Venture.

(D)
The Joint Venture will comprise the Sugar and Ethanol Co which will hold the sugar, ethanol, co-generation and certain other assets of the Joint Venture, the Downstream Co which will hold the downstream and certain other assets of the Joint Venture and the Management Co which will form the Joint Venture's single face to the market and will facilitate the building of a unified corporate culture.

(E)
The voting capital of each of the Sugar and Ethanol Co and the Downstream Co will be divided into common shares (comprising 98 per cent. of voting capital) and preferred 'A' shares (comprising 2 per cent. of voting capital), which will be held as follows: (i) each of Cosan and Shell will own, directly or indirectly, 50 per cent. of the common shares in each of the Sugar and Ethanol Co and the Downstream Co; (ii) Cosan will directly own 100 per cent. of the preferred 'A' shares in the Sugar and Ethanol Co and Shell will directly own 100 per cent. of the preferred 'A' shares in the Downstream Co; and (iii) as a consequence of (i) and (ii), Cosan will directly own 51 per cent. of the total voting capital of the Sugar and Ethanol Co and Shell will directly own 51 per cent. of the total voting capital of the Downstream Co; and Cosan and Shell will each own directly 50 per cent. of the shares of the Management Co; provided that, notwithstanding the foregoing, each member of the Supervisory Board of each of the Sugar and Ethanol Co, the Downstream Co and the Management Co will hold one common share in such entity, in each case assigned, or caused to be assigned, to such member by whichever of Cosan or Shell nominated the member to such position.

(F)
Certain preferred 'B' shares of each of the Sugar and Ethanol Co and the Downstream Co and certain preferred 'C' shares of the Downstream Co will be allocated among Cosan and Shell and will bear certain economic (but not voting) rights to compensate Cosan and/or Shell for contributing certain goodwill and NOLs as they render a tax benefit to the Joint Venture.

(G)
Cosan will pledge certain of its shares in the JV Entities to Shell and Cosan and Shell will pledge the rights to certain dividends and Interest on Capital to each other respectively, in each case as security for certain payment obligations.

(H)
The parties have notified each other of certain matters in the Additional Information and/or are in breach of certain Warranties in relation to certain business interests being contributed and have agreed that, rather than provide for an adjustment to the price, the warranty and/or indemnification obligations should apply to all Notified Matters and/or breaches.

(I)	A management compensation plan will be adopted at Closing to reward the management of the Joint Venture for success in their respective roles.

(J)
The Joint Venture Agreement sets out certain options whereby Cosan or Shell may acquire the other's interest in the Joint Venture, certain lock-up provisions and remedies for fundamental breaches of the documentation governing the establishment and operation of the Joint Venture.

(K)
An Operating and Coordination Agreement will set out certain terms relating to the coordination of the Sugar and Ethanol Co, the Downstream Co and the Management Co, and specify certain principles, policies, targets and processes of the Joint Venture.

(L)
ROSM, who indirectly controls Cosan, is entering into an agreement with Cosan and Shell setting out certain rights and obligations in relation to his indirect interest in the Joint Venture and his activities in respect of the Business of the Joint Venture.

(M)
Shareholders' agreements in respect of each of the Sugar and Ethanol Co and the Downstream Co will govern the scope of the business of the Joint Venture, certain matters relating to governance (which, as a general principle, shall be shared between Cosan and Shell equally), acquisitions, dividends and distributions, as well as the general principles that shall govern Cosan's and Shell's relationship as shareholders of the Sugar and Ethanol Co and the Downstream Co.

(N)
The Parties wish to document their agreement relating to the formation of the Joint Venture and are entering into this Agreement to regulate certain matters in connection with the establishment thereof, to provide for certain representations and warranties in respect of Transfer Assets, to set out certain Conditions in connection therewith and to set out certain indemnification obligations of the Parties.

THE PARTIES AGREE AS FOLLOWS:

1.	INTERPRETATION AND DEFINITIONS

1.1	Definitions

Capitalized terms used in this Agreement (other than in Clause 6 (Working capital and net debt matters) where the definitions set out in Clause 6.1 (Definitions) shall apply) shall have the meanings ascribed to them as follows:

"Accounts Payable" means all amounts owing by (as the case may be) Cosan, Shell or any of their respective Affiliates to trade creditors in connection with the Transfer Assets as on the Closing Date in respect of goods or services supplied by such party before the Closing Date (whether or not invoiced and whether or not due and payable at that time);

"Accounts Receivable" means all amounts owing to (as the case may be) Cosan, Shell or any of their respective Affiliates by customers in connection with the Transfer Assets as on the Closing Date in respect of goods or services supplied to such party before the Closing Date (whether or not invoiced and whether or not due and payable at that time);

"Action" means any claim, suit, action, arbitration, inquiry, investigation or other proceeding of any nature (whether criminal, civil, legislative, administrative, regulatory, prosecutorial or otherwise) by or before any arbitrator or governmental authority;

"Additional Information" means the Cosan Additional Information and the Shell Additional Information;

"Affiliate" means, in relation to any Person, a Subsidiary of that Person or a Holding Company of that Person or any other Subsidiary of a Holding Company; provided that, for the purposes of this Agreement, after the Closing, no JV Entity shall be considered an Affiliate of any of its shareholders;

"Agreed Form" means, in respect of a document, a draft of such document, agreed on or before the date of this Agreement by the parties to it and the Parties to be the final form of such document, initialled for and on behalf of Cosan and Shell for identification purposes;

"Agreed Retail Sugar Royalties" has the meaning determined in accordance with Clause 4.2.8;

"Agreed Retail Sugar Value" has the meaning determined in accordance with Clause 4.2.8;

"Agreement" means this framework agreement;

"Alternative Pledge Option" means the right granted by Cosan to Shell pursuant to Clause 15.4.5 (Call option in lieu of payment);

"Alternative Pledge Option Completion Date" means the date of the completion of the Alternative Pledge Option determined in accordance with Clause 15.4.5 (Call option in lieu of payment);

"Alternative Pledge Option Exercise Period" means, after compliance with Clauses 15.4.1 (Failure to make payments) 15.2 (Payment by parent guarantor) and 15.3(Payment from distributions), where the Alternative Pledge Option is exercised:

(a)
pursuant to Clause 15.4.1(a) (insufficient projected dividends), the period from (and including) the ninety-first day following the date that a Determined Indemnity Amount (which remains owing) is Finally Determined to (but excluding) the day which is 30 days after such ninety-first day; or

(b)
pursuant to Clause 15.4.1(b) (elapse of two years), the period from (and including) the second anniversary of the date that a Determined Indemnity Amount (which remains owing) is Finally Determined to (but excluding) the day which is 30 days after such second anniversary;

"Anti-Corruption Law" means the US Foreign Corrupt Practices Act of 1977, the United Kingdom Prevention of Corruption Acts 1889 to 1916 and the Bribery Act 2010, Decree (Decreto) 4,410 of October 7, 2002 (Interamerican Convention Against Corruption) of Brazil, Decree (Decreto) 5,687 of January 31, 2006 (United Nations Convention Against Corruption) of Brazil, or any applicable law of similar effect;

"Antitrust Approvals" means the approvals referred to in paragraphs (a), (b) and (c) of Clause 5.1.1;

"ARD Regulations" means the Acquired Rights Directive (2001/23/EC) and its implementing legislation in European Member States (as amended or revised), including the Transfer of Undertakings (Protection of Employment) Regulations 2006 in the United Kingdom;

"Asset Schedules" means Schedule 1 (Cosan Assets), Schedule 2 (Shell Assets), Schedule 3 (Cosan Excluded Assets) and Schedule 4 (Shell Excluded Assets);

"Aviation Commercial Services Agreement" means the commercial services agreement relating to the aviation business in Agreed Form to be dated the Closing Date between Shell Aviation Limited and the Downstream Co;

"Aviation Lubricants Agency Agreement" means the agency agreement for the sale and distribution of aviation lubricants in Agreed Form to be dated the Closing Date, to be entered into by the Downstream Co and Shell Brasil Petróleo;

"Aviation Technical Services Agreement" means the technical services agreement relating to the aviation business in Agreed Form to be dated the Closing Date between Shell International Petroleum Company Limited and the Downstream Co;

"Beneficial Owner" of a security means any Person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares (a) voting power which includes the power to vote, or to direct the voting of, such security and/or (b) investment power which includes the power to dispose, or to direct the disposition of, such security; and each of the terms "Beneficially Own" and "Beneficially Owned" has a corollary meaning;

"BNDES" means the Brazilian National Bank of Economic and Social Development (Banco Nacional de Desenvolvimento Econômico e Social);

"Brazil" means the Federative Republic of Brazil;

"Brazilian Antitrust Law" means the Brazilian Federal Law No. 8,884, of 11 June 1994 (Lei Ordinária Nº 8884, de 11 de junho 1994);

"Brazilian Corporation Law" means the Brazilian Federal Law No. 6,404, of December 15, 1976 (Lei das Sociedades por Ações);

"Brazilian GAAP" means generally accepted accounting principles in Brazil;

"Breach of Law" means a material breach of any Law in Brazil;

"BRL" means real or, if more than one, reais, the lawful currency of Brazil;

"Business" means:

(a)	the production, sale and trading of Sugar globally;

(b)
the production of Ethanol globally, the sale of Ethanol within any country in which the Joint Venture produces it, and the trading of Ethanol globally subject to compliance with the Global Ethanol Trading Agreement;

(c)
the further development (and licensing) of Sugar and ethanol (and not only Ethanol) production-related technology globally, including in accordance with section 7.09 (Iogen Co-Investment Rights in US and Canada) of the Sugar and Ethanol Shareholders' Agreement;

(d)	the production and sale of Co-Gen Products, at the Sugar and Ethanol facilities of the Joint Venture;

(e)
investment in, and the operation of, Sugar-related or ethanol-related (and not only Ethanol-related) infrastructure including pipelines within Brazil and within any other countries in which the Joint Venture produces Sugar and/or ethanol (and not only Ethanol);

(f)	the supply and distribution, commercialization and sale of fuel products within Brazil; and

(g)	acting as an agent for the sale of retail and aviation lubricants within Brazil;

"Business Day" means a day other than a Saturday, Sunday or public holiday in São Paulo, Brazil and/or London, England;

"Business Plan" means the business plan for a five-year period relating to the Joint Venture, in Agreed Form or as otherwise agreed in writing by Cosan and Shell, for adoption at Closing;

"Byelaws" means, in relation to an entity, the corporate byelaws, constitutional or organizational documents (including any Contrato Social or Estatuto Social) of that entity;

"CAA" means Cosan S.A. Açúcar e Álcool, a company organized and existing under the laws of Brazil, with its head office at Prédio Administrativo Cosan, at Fazenda

Pau D’Alho, s/n, sala 01, in the City of Barra Bonita, State of São Paulo, CEP: 17340-000, enrolled with the Brazilian tax registry under No. 08.070.508/0001-78;

"CADE" means the Conselho Administrativo de Defesa Econômica, the antitrust regulator in Brazil;

"Cash" means, in respect of Cosan, Shell or any of their respective Subsidiaries (including any Cosan Transfer Entity or any Shell Transfer Entity), as the case may be, the balances of cash and cash equivalents contributed by such Person(s) to the relevant JV Entity, but excluding in each case any:

(a)	cash held in trust or in escrow unless a directly related liability is defined to be Debt; or

(b)	cash held for the purposes of meeting regulatory requirements (in respect of bonds or guarantees) unless a directly related liability is defined to be Debt;

"CCL" means Cosan Combustíveis e Lubrificantes S.A., a company organized and existing under the laws of Brazil, with its head office at Rua Victor Civita, 77 - Bloco 1, Barra da Tijuca, in the City of Rio de Janeiro, State of Rio de Janeiro, CEP 22775-044, enrolled with the Brazilian tax registry under No. 33.000.092/0001-69;

"CCL Spin-off Downstream Assets" means all assets (real, personal, mixed, tangible or intangible) of CCL, that are:

(a)	located at the Cosan Headquarters and owned, held or used, in each case, primarily in relation to the conduct of the Cosan Downstream Business; or

(b)	owned, held or used, in each case, in relation to the conduct of the Cosan Downstream Business at all other locations, other than the Cosan Headquarters in each case immediately prior to Closing and which shall be merged into Downstream Co on the Closing Date in accordance with Schedule 7 (Closing Steps);

"CCL Spin-Off Downstream Liabilities" means all liabilities and obligations of CCL only to the extent that they are primarily related to the conduct of the Business immediately prior to Closing and which shall be merged into Downstream Co on the Closing Date in accordance with Schedule 7 (Closing Steps);

"CETESB Site" means the real estate property located at Avenida Roberto Simonsen, 2141, Chacara 19 - recanto dos Passaros – CEP 13140-000, in the City of Paulinia, State of São Paulo, Brazil;

"CEO" has the meaning ascribed to it in Clause 3.1.4;

"CIT" means the IRPJ and the CSLL, and any other Taxes that may be created in Brazil to replace the IRPJ and/or the CSLL, and/or that levy on income or profits earned by Brazilian companies;

"CIT Tax Return" means the specific Tax return concerning IRPJ and CSLL (Declaração de Informações Economico-Fiscais da Pessoa Jurídica) or any similar Tax return that may be required by future Brazilian Tax Laws in place of the Declaração de Informações Economico-Fiscais da Pessoa Jurídica;

"CIT Year" means each taxable period for CIT purposes of any entity, including each calendar-year beginning on 1 January and ending on 31 December and, where the context so requires, any shorter period beginning on the Closing Date and any short period beginning on 1 January and ending on the date of dissolution of the Joint Venture;

"Claim" means a claim by an Indemnified Party under or pursuant to the provisions of Clause 11 (Post-Closing indemnity Claims) in relation to or in respect of any Losses incurred by such Party, directly or indirectly, as a result of an Indemnifiable Matter;

"Claimant" means any Person who refers a Claim to the Claim Review Board;

"Claim Review Board" means the claim review board comprising two representatives of each of Cosan and Shell in accordance with Clause 11.4.7 and which will adjudicate Claims in accordance with Clause 11.4 (Claim Review Board);

"Closing" means the transfer of the Transfer Assets to the JV Entities and the establishment of the Joint Venture in accordance with the terms of the Transaction Documents;

"Closing Date" means the date of Closing; provided that the Closing Date shall be: (a) no later than the Longstop Date; and (b) on the last day of a calendar month;

"Closing Date Exchange Rate" means the BRL-US$ exchange rate as at the Closing Date determined in accordance with Clause 17 (Currency Conversion);

"Co-gen Products" means:

(a)	steam and electricity generated from the inputs and by-products from the Sugar production process;

(b)	the feedstocks used for such co-generation; and

(c)	any related by-products resulting from such co-generation;

"Code of Conduct" means the employee code of conduct, in Agreed Form, to be adopted by each of the JV Entities at Closing;

"Codexis" means Codexis, Inc., a company incorporated in Delaware, whose principal office is at 200 Penobscot Drive, Redwood City, California 94063, United States of America;

"Codexis Agreement" means an assignment and assumption agreement relating to the Codexis Shares to be dated the Closing Date between Shell and the Sugar and Ethanol Co in form and substance reasonably acceptable to each of Shell and Cosan;

"Codexis Contracts" means the contracts, agreements and understandings between or among Shell or any of its Affiliates, on the one hand, and Codexis or any of its Affiliates, on the other;

"Codexis Shares" means Shell's (and any of its Affiliates') entire (direct and indirect) interest in Codexis;

"Codexis Sublicence Agreement" means a licence agreement relating to the sublicence of certain Codexis technology in Agreed Form to be dated the Closing Date between Equilon Enterprises LLC doing business as Shell Oil Products US and the Sugar and Ethanol Co (or any of its Subsidiaries as assignee with the consent of Shell);

"COFINS" means the Brazilian Social Contribution on Gross Revenues for the Financing of Social Security (Contribuição para o Financiamento da Seguridade Social);

"Commercially Reasonable Manner" means the most cost-effective and commercially reasonable method for investigation, remediation, removal, corrective action, containment, monitoring and/or other response action permitted by applicable Environmental Laws in effect at the relevant time, based on the use of the relevant property as of the Closing Date, in each case determined from the perspective of a reasonable business person acting without regard to the availability, if any, of indemnification under this Agreement to achieve compliance with applicable Environmental Laws in effect at the relevant time, including, where appropriate, the use of risk-based remedies, institutional or engineering controls, or deed restrictions;

"Computer Contracts" means any agreements, arrangements or licences with third parties relating to Computer Systems, including all hire purchase contracts or leases of Computer Hardware and licences of Computer Software used in connection with, in the case of Cosan, the Cosan Transfer Assets, and, in the case of Shell, the Shell Transfer Assets;

"Computer Hardware" means any and all computer, telecommunications and network equipment used by, in the case of Cosan, the Cosan Transfer Entities or by an Affiliate of Cosan primarily in connection with the Cosan Transfer Assets, and, in the case of Shell, the Shell Transfer Entities or by an Affiliate of Shell primarily in connection with the Shell Transfer Assets;

"Computer Software" means any and all computer programs in both source and object code form (including any and all associated documentation) used by, in the case of Cosan, the Cosan Transfer Entities or by an Affiliate of Cosan primarily in connection with the Cosan Transfer Assets, and, in the case of Shell, the Shell Transfer Entities or by an Affiliate of Shell primarily in connection with the Shell Transfer Assets; provided that neither Cosan nor Shell shall be required to contribute any source or object code as a part of the Transfer Assets to the extent not held by such Party on the Signing Date;

"Computer Systems" means all the Computer Hardware and/or Computer Software used in connection with in the case of Cosan, the Cosan Transfer Assets, and, in the case of Shell, the Shell Transfer Assets;

"Conditions" means the conditions to Closing set out in Clause 5.1 (Conditions to Closing);

"Confidential Information" means any information concerning any Party or any of its Subsidiaries (or any other entity in which such Party has a direct or indirect interest), whether or not in the possession of a Party before the date of this Agreement, and which relates to trade secrets, proprietary information, the marketing of goods or services (including names, lists and other details of customers, sales targets, sales statistics, market share statistics, prices, market research reports and surveys, advertising or promotional materials and strategies), future projects, business development or planning, commercial relationships, negotiations and business strategy; provided that "Confidential Information" does not include information that:

(a)	is or becomes generally available to the public other than as a result of a disclosure by a Party, any of its Affiliates or its or their Representatives in violation of this Agreement;

(b)	was available to such Party on a non-confidential basis prior to its disclosure to such Party or its Representatives; or

(c)
becomes available to such Party on a non-confidential basis from a source other than a JV Entity after the disclosure of such information to such Party or any Party's Representative by the JV Entity, which source is (at the time of receipt of the relevant information) not, to such Party’s knowledge, bound by a confidentiality agreement with (or other confidentiality obligation to) such JV Entity or another Person;

provided, further that, notwithstanding anything to the contrary contained herein, Confidential Information in the possession of Cosan, Shell or any of their respective Subsidiaries (or any other entity in which Cosan or Shell has a direct or indirect interest) prior to the date of this Agreement shall, notwithstanding the foregoing exceptions in paragraphs (a) or (c), remain Confidential Information hereunder and Cosan and Shell shall be obligated to keep or to cause to be kept such information confidential in accordance with the provisions of Clause 19 (Confidentiality) as fully as if they did not have access to such information prior to the date of this Agreement but only received it after the date of this Agreement;

"Confidentiality Agreement" means the confidentiality agreement dated 15 March 2008 made in contemplation of negotiations between Equilon Enterprises LLC and Cosan as amended on 26 February 2010;

"Consequential Loss" means:

(a)	indirect or consequential loss or damage including loss of profit, goodwill, business opportunity or anticipated saving;

(b)	punitive damages; and/or

(c)	moral damages (danos morais),

whether foreseeable or unforeseeable and which are:

(i)	suffered by an Indemnified Party; or

(ii)	suffered by a Person other than an Indemnified Party, except to the extent actually paid in respect of a Third Party Claim that has been Finally Determined.

"Control" means the power of a Person (or Persons acting in concert) to secure that the affairs of another are conducted directly or indirectly in accordance with the wishes of that Person (or Persons acting in concert) whether by means of being the Beneficial Owner(s) of more than 50 per cent of the issued share capital of or of the voting rights in that company, or having the right to appoint or remove a majority of the directors or otherwise control a majority of the votes at board meetings of that company by virtue of any rights attaching to securities held or powers conferred by the Byelaws, shareholders' agreement or any other document regulating the affairs of that company; and "Controlled by" shall be construed accordingly;

"Cosan" has the meaning ascribed to it in the Parties section of this Agreement;

"Cosan Additional Information" means the letter dated the date of this Agreement, from Cosan to Shell, as the same may be updated in accordance with Clause 9.2.1;

"Cosan Audited Accounts" means Cosan's consolidated accounts and cash flow statement, in relation to Cosan's businesses being contributed to the Joint Venture, for the financial year ended on March 31, 2010, prepared and audited on a proper and consistent basis in accordance with the law and applicable standards, principles and practices generally accepted in Brazil, the auditors' report on those accounts and the directors' report for that year;

"Cosan Closing Balance Sheet" has the meaning ascribed to it in Clause 6.9.1(a)(v);

"Cosan Consents" means the consents set out in Part B of Schedule 8 (Consents);

"Cosan Contracts" means the Cosan S&E Contracts and the Cosan Downstream Contracts;

"Cosan Data Room" means the data room made available by Cosan via the online IntraLinks, Inc. platform to Shell for the purposes of due diligence, a copy of which, in 'hard drive' format has been provided to Shell on or about the Signing Date;

"Cosan Debt" means the amount of Debt contributed to the Joint Venture by Cosan with the Cosan Transfer Assets including all BNDES, FINAME and FINEM debt of Cosan or its Affiliates (but excluding from this balance any Rumo Debt);

"Cosan Disclosure Letter" means the letter dated the date of this Agreement, from Cosan to Shell;

"Cosan Downstream Assets" means:

(a)	the CCL Spin-Off Downstream Assets;

(b)
all assets (real, personal, mixed, tangible or intangible) of the Cosan Entities, except for any Intellectual Property, that are located at the Cosan Headquarters and are owned, held or used, in each case, primarily in relation to the conduct of the Cosan Downstream Business;

(c)
all assets (real, personal, mixed, tangible or intangible) of the Cosan Entities, except for any Intellectual Property, owned, held or used in relation to the conduct of the Cosan Downstream Business at all locations other than the Cosan Headquarters, in each case, immediately prior to Closing, which shall include, in any event, the following:

(i)	the Cosan Pool Depot Interests;

(ii)	the Cosan Downstream Properties;

(iii)	the Cosan Downstream Records;

(iv)
fuel station assets, depots, fixed plant, machinery, improvements, loose plant, equipment, motor vehicles, office equipment (including telephones, telephone numbers, switches, servers, Computer Hardware, Computer Software (to the extent transferrable), printers, scanners, and data processing equipment), furnishings, supply inventories and other tangible personal property; provided that, for the avoidance of doubt, none of the foregoing shall constitute Cosan Downstream Assets to the extent located at the Cosan Headquarters other than where primarily relating to the other Cosan Downstream Assets;

(v)	the Cosan Downstream Contracts;

(vi)	all customer debit balances to the extent reflected in the Cosan Closing Balance Sheet and arising out of the conduct of the Cosan Downstream Business;

(vii)
subject to Clause 11.3.10, all rights, privileges, claims, credits, causes of action, rights of recovery and rights of set-off of any kind to the extent relating to the other Cosan Downstream Assets, including any unliquidated rights under manufacturers' and vendors' warranties;

(viii)	all Accounts Receivable arising out of the conduct of the Cosan Downstream Business to the extent reflected in the Cosan Closing Balance Sheet;

(ix)	any derivative positions Cosan may have that are related to the Cosan Downstream Business;

(x)	all customer accounts of the Cosan Downstream Business and the customer relationships relating thereto;

(xi)	all federal, state, municipal, overseas and other Permits held or used by any of the Cosan Entities relating to the conduct of the Cosan Downstream Business to the extent transferable;

(xii)
all customer lists and prospective customer lists, customer information, databases, trading models, policies and procedures, manuals and marketing materials (in any form or medium), including advertising matter, brochures, catalogues, price lists, mailing lists, distribution lists, photographs, production data, and sales and promotional materials, in each case relating to the Cosan Downstream Business;

(xiii)
all credits, prepaid expenses, deferred charges, advance payments, security deposits (other than judicial deposits to the extent set out in Clause 11.3.10) and prepaid items to the extent that the underlying assets related thereto are Cosan Downstream Assets;

(xiv)
Tax documentation obtained from customers or such other forms, certifications or information (including electronic records) that a contributing party, as payor, is permitted to rely on, in each case relating to the Cosan Downstream Business;

(xv)	the Cosan Downstream Cash; and

(xvi)	the Cosan Downstream Working Capital (other than items (b) and (e) of the definition of "Working Capital");

(d)	the Cosan Owned Downstream IP; and

(e)	those assets set out in Part B of Schedule 1 (Cosan Assets),

subject to any changes made in the ordinary course of business from the date at which they are indicated to have been compiled in Schedule 1 (Cosan Assets) to the Signing Date, and subject to any changes permitted in accordance with Clauses 7.6 (Positive operating covenants) and 7.7 (Negative operating covenants), provided that, notwithstanding the foregoing, the Cosan Excluded Assets shall not be Cosan Downstream Assets;

"Cosan Downstream Business" means the businesses of any Cosan Entity which relate to the distribution, commercialization, retail and/or sale of fuel and fuel products and/or the Cosan Downstream Assets but excluding, in any case, the Cosan Excluded Assets;

"Cosan Downstream Contracts" means all the contracts to which any of the Cosan Entities is a party and which:

(a)	relate to either:

(i)	the Cosan Downstream Assets; or

(ii)	the Cosan Downstream Assets and the Cosan S&E Assets operating as a cohesive whole; and

(b)	are unperformed (wholly or partly) at the Closing Date (or, in relation to a Warranty, at the date of the giving of such Warranty),

in each case including:

(i)	supply and distribution agreements;

(ii)	customer and supplier contracts;

(iii)	leases and hire purchase agreements;

(iv)
any assets or rights (including any funds or securities and any commodity positions and other rights under hedging contracts) of customers that are held by any Cosan Entity pursuant to any such contract or agreement, including for payment or as collateral;

(v)	the Cosan Downstream IP Contracts,

and, in any event, including the Cosan Downstream Licensing Agreement and those specified in Part I of Schedule 1 (Cosan Assets) but excluding those specified in Parts B and C of Schedule 3 (Cosan Excluded Assets);

"Cosan Downstream Holdco" has the meaning ascribed to it in the Parties section of this Agreement;

"Cosan Downstream IP" means all Intellectual Property owned, held or used, by any of the Cosan Entities immediately prior to Closing, in each case, primarily in relation to the conduct of the Cosan Downstream Business, but, in any event, excluding the Cosan Excluded IP;

"Cosan Downstream IP Contracts" means licences in respect of: (a) the use by Cosan or any Affiliate of Cosan of Intellectual Property that is owned by a Third Party or any Person in which Cosan has a direct or indirect interest (other than a JV Entity), primarily in relation to the Cosan Downstream Business (including the Cosan Downstream Licensing Agreement); or (b) the use by any Third Party of any Cosan Downstream IP that is Cosan Owned IP, in each case in force as at the Closing Date;

"Cosan Downstream Liabilities" means:

(a)	the Cosan Debt contributed to the Downstream Co;

(b)	all Accounts Payable arising out of the Cosan Downstream Business;

(c)	all liabilities and obligations of each Cosan Entity to the extent they are reflected in the Cosan Closing Balance Sheet;

(d)	all liabilities and obligations arising under the Cosan Downstream Contracts and;

(e)	all CCL Spin-Off Downstream Liabilities,

but:

(i)	in each case (other than paragraph (a)), only to the extent that they primarily relate to the conduct of the Cosan Downstream Business, immediately prior to Closing;

(ii)	in the case of paragraphs (c) and (e), only to the extent not capable of being excluded in accordance with Clause 2.5.1;

"Cosan Downstream Licensing Agreement" means the fuels trademark licence agreement between Exxon Mobil Corporation and CCL, formerly named Esso Brasileira de Petroleo Limitada, dated 1 December 2008;

"Cosan Downstream Properties" means all real property, owned, leased, licensed or operated by, immediately prior to Closing, the Cosan Downstream Business and which relate to the Cosan Downstream Transfer Assets, including those whose details are set out in Part E of Schedule 1 (Cosan Assets) but excluding those whose details are set out in Parts B and C of Schedule 3 (Cosan Excluded Assets);

"Cosan Downstream Records" means all of Cosan's books, records and files:

(a)	primarily related to the Cosan Downstream Assets if located at Cosan Headquarters; and

(b)	related to the Cosan Downstream Assets at all locations other than Cosan Headquarters,

in each case, (including all Tax, accounting and corporate books and records, purchase and sales invoices and the registration and renewal certificates for any Intellectual Property registered at the Closing Date), or electronic copies of such information; provided that Cosan shall have the right to retain copies of all such books, records and files (in any form or medium) for the period during which such records are required to be held under applicable Law, for any legitimate business purpose, subject to Section 11.02 (Confidentiality) of each of the Shareholders' Agreements;

"Cosan Downstream Working Capital" means the amount of Working Capital that is to be, or was, as the context denotes, transferred to the Downstream Co with and in respect of the Cosan Downstream Assets; provided that such Working Capital shall be calculated in accordance with accounting policies and principles consistent with those used in the preparation of the Cosan Accounts;

"Cosan Entities" means Cosan Limited and all of its Subsidiaries (other than, after Closing, the JV Entities);

"Cosan Excess Debt" means any amount of the BNDES, FINAME, and FINEM Debt contributed by Cosan to the Joint Venture in excess of the existing BNDES, FINAME, and FINEM debt balance of Cosan as of 31 December 2009 (but excluding from this balance any Rumo Debt); provided that:

(a)
between 31 December 2009 and the Closing Date, Cosan shall have undertaken, in accordance with Clause 8.3 (Productive Capital Expenditure), Productive Capital Expenditure in an amount equivalent to or in excess of such Cosan Excess Debt prior to the Closing Date;

(b)	such amount shall not be greater than BRL500,000,000; and

(c)	any amounts in BRL shall be converted to US$ at the Closing Date Exchange Rate;

"Cosan Excluded Assets" means:

(a)
any asset (real, personal, mixed, tangible or intangible) located at the Cosan Headquarters that is not owned, held or used, in each case, primarily in relation to the conduct of the Cosan Downstream Business and/or the Cosan S&E Business; and

(b)
any other asset (real, personal, mixed, tangible or intangible) not owned, held or used in relation to the conduct of the Cosan Downstream Business and/or the Cosan S&E Business at all locations other than Cosan Headquarters, in each case, immediately prior to Closing that is not otherwise contemplated to be contributed to a JV Entity pursuant to any Transaction Document and/or is not reflected in the Cosan Closing Balance Sheet; provided that, in any event:

(i)	Cosan's direct or indirect interest in Radar;

(ii)	Cosan's direct or indirect interest in Rumo;

(iii)	Cosan's entire interest in Vertical;

(iv)	all long-term Brazilian government receivables (precatórios) due to Cosan;

(v)	any actions or claims where Cosan or any of its Subsidiaries is the plaintiff, to the extent transferable;

(vi)	the Cosan Excluded IP; and

(vii)	all assets set out in Schedule 3 (Cosan Excluded Assets),

shall be Cosan Excluded Assets;

"Cosan Excluded Employees" means all employees of Cosan and its Affiliates other than the Cosan Transfer Employees;

"Cosan Excluded IP" means all Intellectual Property listed in Part C of Schedule 3 (Cosan Excluded Assets);

"Cosan Excluded Liabilities" means:

(a)
any and all Excluded Liabilities that were or are incurred or suffered by Cosan, any of the Cosan Transfer Entities or any of their respective Affiliates or in respect of which any JV Entity or Transfer Entity may otherwise become liable by operation of law or contract;

(b)	any Cosan Specified Liabilities; and

(c)	any of Cosan's Non-Contingent Liabilities but only to the extent not paid in full when due;

"Cosan Former Properties" means any real property previously owned, leased or occupied by Cosan, any of its Subsidiaries and/or any entity in which Cosan has a direct or indirect interest, in connection with the Cosan Transfer Assets, but no longer so owned, leased or occupied immediately prior to Closing;

"Cosan Fuel Stations" means the fuel station assets (whether owned or operated or branded by way of licensing or sublicensing arrangements) contributed by Cosan to the Downstream Co pursuant to Clause 2.3 (Cosan Transfer Assets);

"Cosan Goodwill" means any 'goodwill on acquisition of investments' (ágio na aquisição de investimentos) that is a Cosan Transfer Asset or is recorded by a Cosan Transfer Entity on or before 30 June 2010 for CIT purposes and the value of which is determined immediately prior to Closing as if the CIT Year ended on the Closing Date (or, in the case of such goodwill that is not yet subject to amortization for CIT purposes on the Closing Date, on the date when it becomes subject to amortization for CIT purposes by means of a merger or other transaction);

"Cosan Headquarters" means the offices of Cosan located at number 1327 Av. Presidente Juscelino Kubitschek, 2nd floor, São Paulo – SP, Brazil;

"Cosan Interest" means Cosan's entire legal and beneficial, direct or indirect interest in each of the Downstream Co, the Sugar and Ethanol Co and the Management Co;

"Cosan IP" means the Cosan S&E IP and the Cosan Downstream IP;

"Cosan Limited" has the meaning ascribed to it in the Parties section of this Agreement;

"Cosan Owned Downstream IP" means all Cosan Downstream IP legally or beneficially owned by any of the Cosan Entities as at the date immediately prior to Closing, but, in any event, including the assets set out in Part D of Schedule 1 (Cosan Assets) and excluding the Cosan Excluded IP;

"Cosan Owned IP" means the Cosan Owned Downstream IP and the Cosan Owned S&E IP;

"Cosan Owned S&E IP" means all Cosan S&E IP legally or beneficially owned by any of the Cosan Entities as at the date immediately prior to Closing, but, in any event, including the assets set out in Part D of Schedule 1 (Cosan Assets) and excluding the Cosan Excluded IP;

"Cosan Parties" means each of Cosan and Cosan Limited;

"Cosan Pledge Agreement" means the pledge agreement (penhor), pursuant to which Cosan will pledge certain dividends, Interest on Capital and shares to Shell, in a form reasonably acceptable to Shell and consistent with the provisions of Clause 8.10.1, to be dated the Closing Date;

"Cosan Pool Depot Interests" means the interests in the pool depots set out in Part G of Schedule 1 (Cosan Assets);

"Cosan Pre-Closing Liabilities" means any and all Pre-Closing Liabilities to the extent arising out of or primarily relating to the Cosan Downstream Business, the Cosan S&E Business, the Cosan Transfer Assets and/or the Cosan Transfer Entities that:

(a)
were or are incurred or suffered by Cosan, any of the Cosan Transfer Entities or any of their respective Affiliates (that are transferred with any Cosan Transferred Entities, with any Cosan Transfer Asset or in respect of which Shell, any JV Entity or Transfer Entity may otherwise become liable); or

(b)	in respect of which any JV Entity or Transfer Entity may otherwise become liable;

"Cosan Pre-Closing NOL" means any NOL of any Cosan Transfer Entity, determined to exist immediately prior to Closing as if the CIT Year ended on the Closing Date;

"Cosan Properties" means the Cosan S&E Properties and the Cosan Downstream Properties;

"Cosan Quarterly Financial Statements" means Cosan's most recent unaudited quarterly financial statements, comprising of a profit and loss statement and a balance sheet;

"Cosan Restructuring" means the corporate reorganisation of the Cosan group as set out in the steps included in Part 2 (Pre-Closing Restructuring) of the Cosan Restructuring Plan;

"Cosan Restructuring Plan" means the plan relating to the Cosan Restructuring, in the form agreed between Cosan and Shell, subject only to adjustment pursuant to Clause 8.19 (Corporate restructurings);

"Cosan Retained Employee List" has the meaning ascribed to it in Clause 3.1.4;

"Cosan S&E Assets"  means 100 per cent. of the share capital of the Sugar and Ethanol Co shares (minus any such shares held by any Shell Entity) and all assets (real, personal, mixed, tangible or intangible) of the Cosan Entities, except (in relation to paragraphs (a) and (b) only) for any Intellectual Property, that are

(a)	located at the Cosan Headquarters and are owned, held or used, in each case, primarily in relation to the conduct of the Cosan S&E Business; or

(b)	owned, held or used in relation to the conduct of the Cosan S&E Business at all locations other than the Cosan Headquarters,

in each case, immediately prior to Closing, which shall include, in any event, the following:

(i)	all shares owned directly or indirectly by Cosan or its Affiliates in CAA (which shall be no less than 99 per cent. of the total issued equity capital);

(ii)	the CTC Shares;

(iii)	the Uniduto Shares;

(iv)	the Cosan S&E Properties;

(v)	the Cosan S&E Records;

(vi)
mills, boilers, fixed plant, machinery, improvements, loose plant, equipment, raw materials, processed materials (including Sugar, Ethanol, steam and bagasse), motor vehicles, office equipment (including telephones, telephone numbers, switches, servers, Computer Hardware, Computer Software (to the extent transferrable), printers, scanners, and data processing equipment), furnishings, supply inventories and other tangible personal property; provided that, for the avoidance of doubt, none of the foregoing shall constitute Cosan S&E Assets to the extent located at the Cosan Headquarters other than where primarily relating to the other Cosan S&E Assets;

(vii)	subject to Clause 4, all assets owned, held or used primarily in relation to the conduct of the Retail Sugar Business;

(viii)	the Cosan S&E Contracts;

(ix)	all customer debit balances to the extent reflected in the Cosan Closing Balance Sheet and arising out of the conduct of the Cosan S&E Business;

(x)	subject to Clause 11.3.10, all rights, privileges, claims, credits, causes of action, rights of recovery and rights of set-off of any kind to the extent relating to the other Cosan S&E Assets, including any unliquidated rights under manufacturers' and vendors' warranties;

(xi)	all Accounts Receivable arising out of the conduct of the Cosan S&E Business to the extent reflected in the Cosan Closing Balance Sheet;

(xii)	any derivative positions Cosan may have that are related to the Cosan S&E Business;

(xiii)	all customer accounts of the Cosan S&E Business and the customer relationships relating thereto;

(xiv)	all federal, state, municipal, overseas and other Permits held or used by any of the Cosan Entities relating to the conduct of the Cosan S&E Business to the extent transferable;

(xv)
all customer lists and prospective customer lists, customer information, databases, trading models, policies and procedures, manuals and marketing materials (in any form or medium), including advertising matter, brochures, catalogues, price lists, mailing lists, distribution lists, photographs, production data, and sales and promotional materials, in each case relating to the Cosan S&E Business;

(xvi)
all credits, prepaid expenses, deferred charges, advance payments, security deposits (other than judicial deposits to the extent set out in Clause 10.3.10) and prepaid items to the extent that the underlying assets related thereto are Cosan S&E Assets;

(xvii)
Tax documentation obtained from customers or such other forms, certifications or information (including electronic records) that a contributing party, as payor, is permitted to rely on, in each case relating to the Cosan S&E Business;

(xviii)	the Cosan S&E Cash; and

(xix)	the Cosan S&E Working Capital (other than item (e) of the definition of "Working Capital");

(c)	the Cosan Owned S&E IP;

(d)	the Cosan Specified Real Estate; and

(e)	those assets set out in Part A of Schedule 1 (Cosan Assets),

subject to any changes made in the ordinary course of business from the date at which they are indicated to have been compiled in Schedule 1 (Cosan Assets) to the Signing Date, and subject to any changes permitted in accordance with Clauses 7.6 (Positive operating covenants) and 7.7 (Negative operating covenants), provided that notwithstanding the foregoing, the Cosan Excluded Assets shall not be Cosan S&E Assets;

"Cosan S&E Business" means the businesses of any Cosan Entity which relate to:

(a)	the production, sale and/or trading of, and the development of technology in relation to, Sugar, Ethanol and/or Co-gen Products; and/or

(b)	investment in Sugar and/or Ethanol-related infrastructure, pipelines and/or port facilities (including the investment in respect of the Santos Port Facilities),

but excluding in any case, the Cosan Excluded Assets;

"Cosan S&E Cash" means an amount of cash required to operate the Cosan S&E Business in a manner consistent with such operation over the previous 12 months;

"Cosan S&E Contracts" means all the contracts to which any of the Cosan Entities is a party and which:

(a)	relate to either:

(i)	the Cosan S&E Assets; or

(ii)	the Cosan S&E Assets and the Cosan S&E Assets operating as a cohesive whole; and

(b)	are unperformed (wholly or partly) at the Closing Date (or, in relation to a Warranty, at the date of the giving of such Warranty),

in each case including:

(i)	supply and distribution agreements;

(ii)	customer and supplier contracts, including power purchase agreements;

(iii)	leases, and hire purchase agreements;

(iv)
any assets or rights (including any funds or securities and any commodity positions and other rights under hedging contracts) of customers that are held by any Cosan Entity pursuant to any such contract or agreement, including for payment or as collateral;

(v)	the Cosan S&E IP Contracts; and

(vi)	the Real Estate Agreements,

and, in any event, including those specified in Part J of Schedule 1 (Cosan Assets) but excluding those specified in Parts B and C of Schedule 3 (Cosan Excluded Assets);

"Cosan S&E IP" means all Intellectual Property owned, held or used, immediately prior to Closing, by any of the Cosan Entities, in each case, primarily in relation to the conduct of the Cosan S&E Business but, in any event, excluding the Cosan Excluded IP; provided that, for the purposes of the Warranties, Cosan S&E IP shall include the CTC IP;

"Cosan S&E IP Contracts" means licences in respect of: (a) the use by Cosan or any Affiliate of Cosan of Intellectual Property that is owned by a Third Party or any Person in which Cosan has a direct or indirect interest (other than a JV Entity), primarily in relation to the Cosan S&E Business; or (b) the use by any Third Party of any Cosan S&E IP that is Cosan Owned IP, in each case in force as at the Closing Date;

"Cosan S&E Liabilities" means:

(a)	the Cosan Debt contributed to the Sugar and Ethanol Co or any of its Subsidiaries;

(b)	all Accounts Payable arising out of the Cosan S&E Business;

(c)	all liabilities and obligations of each Cosan Entity to the extent they are reflected in the Cosan Closing Balance Sheet; and

(d)	all liabilities and obligations arising under the Cosan S&E Contracts,

but:

(i)	in each case (other than paragraph (a)), only to the extent that they primarily relate to the conduct of the Cosan S&E Business, immediately prior to Closing;

(ii)	in the case of paragraph (c), only to the extent not capable of being excluded in accordance with Clause 2.5.1;

"Cosan S&E Properties" means all real property owned, leased, licensed or operated by, immediately prior to Closing, the Cosan S&E Business and which relate to the Cosan S&E Assets, including those whose details are set out in Part F of Schedule 1 (Cosan Assets) but excluding those whose details are set out in Parts B and C of Schedule 3 (Cosan Excluded Assets);

"Cosan S&E Records" means all of Cosan's books, records and files:

(a)	primarily related to the Cosan S&E Assets if located at Cosan Headquarters; and

(b)
related to the Cosan S&E Assets at all locations other than Cosan Headquarters, in each case, (including all Tax, accounting and corporate books and records, purchase and sales invoices and the registration and renewal certificates for any Intellectual Property registered at the Closing Date), or electronic copies of such information; provided that Cosan shall have the right to retain copies of all such books, records and files (in any form or medium) for the period during which such records are required to be held under applicable Law, for any legitimate business purpose, subject to Section 11.02 (Confidentiality) of each of the Shareholders' Agreements;

"Cosan S&E Working Capital" means the amount of Working Capital that is to be, or was, as the context denotes, transferred by Cosan or one of its Subsidiaries to the

Sugar and Ethanol Co with and in respect of the Cosan S&E Assets; provided that such Working Capital shall be calculated in accordance with accounting policies and principles consistent with those used in the preparation of the Cosan Accounts;

"Cosan SLA" means a service level agreement relating to the provision of certain services to be agreed to be provided by the Sugar and Ethanol Co to Cosan on an ongoing basis, for a period to be agreed, following the Closing Date;

"Cosan Specified Liabilities" means any Losses arising out of any of the matters described in Part D of Schedule 3 (Cosan Excluded Assets) under the heading "Cosan Specified Liabilities";

"Cosan Specified Real Estate" means the real estate set out in Part K of Schedule 1 (Cosan Assets);

"Cosan Tax Savings" has the meanings ascribed to it in the Downstream Shareholders' Agreement and the Sugar and Ethanol Shareholders' Agreement (as applicable);

"Cosan Transfer Assets" means the Cosan S&E Assets and the Cosan Downstream Assets;

"Cosan Transfer Employee" means any employee that is transferred to the Joint Venture by Cosan or any of its Affiliates pursuant to Clause 3 (Personnel) of this Agreement;

"Cosan Transfer Entities" means the entities identified in Part H of Schedule 1 (Cosan Transfer Entities) and, for the purposes of Clause 11 (Post-Closing indemnity Claims) et seq. and the Warranties;

"Cosan TSA" means a transitional services agreement relating to the provision of certain services to be agreed to be provided by the Sugar and Ethanol Co to Cosan for a transitional period of two years following Closing;

"Cosan Valuer" has the meaning determined in accordance with Clause 4.2.1;

"Cosan Warranties" means each of the warranties as set out in Schedule 9;

"Covenants" mean the covenants and undertakings set out in this Agreement;

"CRB Calculation" has the meaning ascribed to it in Clause 11.4.12;

"CRB Decision" has the meaning ascribed to it in Clause 11.4.12;

"Criminal Action" means any criminal proceeding, action, claim, indictment, allegation or investigation;

"CSLL" means the Brazilian Social Contribution on Net Profits (Contribuição Social sobre o Lucro Líquido);

"CTC" means CTC – Centro de Tecnologia Canavieira, a Brazilian entity whose registered address is Fazenda Santo Antonio, s/n Bairro Santo Antonio, Piracicaba, State of São Paulo, CEP: 13.400-970, enrolled with the Brazilian tax registry under No. 06.981.381/0002-02, and any successor entity;

"CTC IP" means all Intellectual Property owned, developed or otherwise held by, controlled by, or available to, CTC and which:

(a)	is licensed or otherwise made available to Cosan or members (or, if they exist, shareholders or quotaholders) of CTC; or

(b)
the members (or, if they exist, shareholders or quotaholders) of CTC have a right to use in connection with their research or business on the same basis (except for payment terms) as Cosan at the Signing Date in its capacity as a member;

"CTC Shares" means 6 per cent. of the total share capital and voting rights of CTC (and if there is no share capital, 6 per cent. of the aggregate total of all interests in CTC held by all persons with any interest in CTC);

"Data Protection Laws" means any Brazilian law governing data protection including, but not limited to the Brazilian Federal Constitution of 1988 and Law No. 9.279/1996 (Industrial Property Law);

"Debt" means, without duplication, the sum of:

(a)	all obligations for borrowed money;

(b)	all obligations evidenced by bonds, debentures, notes or other similar instruments, except those obligations under the Socrates Debt;

(c)	all obligations for the deferred purchase of assets or services other than Accounts Payable arising in the ordinary course of business;

(d)	all obligations under finance leases, except the Junqueira Lease;

(e)	all dividends and Interest on Capital declared and unpaid as of the Closing Date;

(f)	all liabilities arising under any letter of credit or from guarantees, indemnities or other similar arrangements in respect of liabilities or other obligations otherwise described in this definition;

(g)
all liabilities transferred to and costs incurred by the Joint Venture in connection with the transfer of Debt to the Joint Venture, including any prepayment penalties, breakage and redemption costs in respect of the refinancing or modification of Debt terms from 31 January 2010 to the Closing Date in order for such Debt be transferred to the Joint Venture, in each case to the extent not already paid by Cosan; and

any accrued interest relating to any of the items (a) to (g) above which has accrued up to and including the Closing Date;

"Default Interest Rate" means a per annum rate of interest equal to 2 per cent. above SELIC for any payments due in BRL and equal to 3 per cent. above LIBOR for any payments due in US$; provided that if such rate is determined unenforceable, the Default Interest Rate shall be the next such highest rate as enforceable under English Law;

"Determined Indemnity Amount" has the meaning ascribed to it in Clause 11.1.5;

"Dispute" has the meaning ascribed to it in Clause 22.1.1;

"Downstream Byelaws" means the Byelaws, in a form reasonably acceptable to Cosan and Shell and consistent with the other Transaction Documents, to be adopted by the Downstream Co at Closing;

"Downstream Co" has the meaning ascribed to it in the Parties section of this Agreement;

"Downstream Co Stock Option Plan" means a stock option plan in Agreed Form to be adopted by the Supervisory Board and approved by the shareholders of the Downstream Co at Closing;

"Downstream Shareholders' Agreement" means the shareholders' agreement in Agreed Form between Cosan, Shell and the Downstream Co in respect of the Downstream Co to be dated the Closing Date;

"DRINS" means aldrin, dieldrin, endrin, isodrin telodrin and any directly related compounds or chemicals;

"Encumbrance" means a mortgage, charge, pledge, lien, option, restriction, right of first refusal, right of pre-emption, third party right or interest, other encumbrance or security interest of any kind, or another type of preferential arrangement (including a title transfer or retention arrangement) having similar effect;

"Environment" means:

(a)	land, including surface land, sub surface strata, sea bed and river bed under water (as defined in paragraph (b) below) and other natural structures;

(b)	water, including coastal and inland waters, surface waters, ground waters, underground waters and water in drains and sewers;

(c)	the atmosphere, including air inside buildings and in other natural and man-made structures above or below ground; and

(d)	the biosphere, including fauna and flora and the group of laws, influences and physical, chemical and biological interactions which allows, rules and protects every form of life,

and all the above includes, without limitation, on-site and off-site areas;

"Environmental Claim" means any claim for indemnification pursuant to Clause 11.1 that arises out of or relates to any Environmental Investigation, Environmental Law, Environmental Matter, Environmental Permit, Environmental Proceeding, a release of, or exposure to, any Hazardous Substance or any other environmental matter;

"Environmental Investigation" means, except in relation to zoning or other property rights matters, a governmental or other investigation, enquiry or inspection in relation to the Environment or Environmental Matters associated with, in respect of Cosan, the Cosan Transfer Assets or the Cosan Transfer Entities (as the case may be), and in respect of Shell, the Shell Transfer Assets or the Shell Transfer Entities (as the case may be);

"Environmental Laws" means, except in relation to zoning or other property rights matters, any Law which relates to the Environment or Environmental Matters and, except as otherwise provided herein, which is in force or enacted as of the Closing Date or which was in force at an earlier date, is no longer in force but under which, as the context requires, Cosan (or any Cosan Transfer Entity) or Shell (or any Shell Transfer Entity) still has obligations and liabilities in relation to the Business, any Excluded Liability or, as the context requires, the Cosan Transfer Assets, the Cosan Transfer Entities, the Shell Transfer Assets or the Shell Transfer Entities;

"Environmental Matters" means, except in relation to zoning or other property rights matters:

(a)	the pollution or contamination of the Environment;

(b)	the impact on the Environment of the generation, manufacture, processing, handling, storage, distribution, use, treatment, removal, transport or disposal of Hazardous Substances;

(c)	the release, spillage, deposit or discharge of Hazardous Substances at, in, on, into, onto or through the Environment;

(d)	the exposure of any person or other living organism to Hazardous Substances;

(e)	the creation of any noise, vibration, radiation, common law or statutory nuisance or other damage to, or material adverse impact on, the Environment; and/or

(f)
any noncompliance with any Law relating to the Environment or any of the matters described in paragraphs (a) through (e) above, acknowledged by any means by any environmental authority or Governmental Authority;

"Environmental Permits" means any permit, licence, authorisation, permission, approval, certificate, consent, condition, specification, registration, variation, modification or transfer issued, granted or required pursuant to Environmental Laws for:

(a)	in the case of Cosan and its Subsidiaries:

(i)
the operation (in its current form, but, in any event, in compliance with all applicable Laws) of the Cosan Transfer Assets or any Cosan Transfer Entity's ownership, possession, occupation or use of a Cosan Transfer Asset; and

(ii)	the carrying on of any activity by any business of Cosan being contributed to the Joint Venture;

(b)	in the case of Shell and any of its Subsidiaries:

(i)
the operation (in its current form, but, in any event, in compliance with all applicable Laws) of the Shell Transfer Assets or any of its Subsidiaries' possession, occupation or use of a Shell Transfer Asset; and

(ii)	the carrying on of any activity by any business of Shell being contributed to the Joint Venture;

"Environmental Proceeding" means a civil, criminal, arbitration, administrative or other proceeding, process or mediation in relation to, in respect of Cosan or any of its Subsidiaries, the Cosan Transfer Assets or the Cosan Transfer Entities, and in respect of Shell or any of its Subsidiaries, the Shell Transfer Assets or the Shell Transfer Entities, under Environmental Law or in relation to Environmental Matters;

"Ethanol" means ethanol and ethanol-based products, in each case, produced from sugarcane;

"Ethanol Supply Agreement" means the supply agreement to be dated the Closing Date between the Sugar and Ethanol Co and the Downstream Co and to be agreed before the Closing Date;

"EU" means the European Union;

"Excluded Assets" means the Shell Excluded Assets and/or the Cosan Excluded Assets, as applicable;

"Excluded Employees" means the Cosan Excluded Employees and the Shell Excluded Employees;

"Excluded Liabilities" means any and all Pre-Closing Liabilities to the extent not arising out of or not primarily relating to the Business or to the extent arising out of the Cosan Excluded Assets (in the case of Cosan) or the Shell Excluded Assets (in the case of Shell);

"Executive Board" means:

(a)	in respect of the Sugar and Ethanol Co, the Executive Board as defined in the Sugar and Ethanol Shareholders' Agreement;

(b)	in respect of the Downstream Co, the Executive Board as defined in the Downstream Shareholders' Agreement; and

(c)	in respect of the Management Co, the Executive Board as constituted pursuant to the Operating and Coordination Agreement;

"Exercise Notice" means an exercise notice substantially in the form set out in Schedule 5 to the Joint Venture Agreement;

"FGTS" means the Brazilian Government Severance Indemnity Fund for Employees (Fundo de Garantia por Tempo de Serviço);

"Finally Determined" means:

(a)
in respect of any Third Party Claim, that such Claim has been resolved by: (i) a written settlement entered into in accordance with this Agreement (including written acceptance of a CRB Decision); or (ii) a judicial decision, arbitral award or binding order of a Governmental Authority with competent jurisdiction (in each case without possibility of appeal or where the time for appeal has expired); and

(b)
in respect of any other Claim, that such Claim has been resolved by: (i) a written agreement between the Indemnifying Party and the Indemnified Party;  (ii) the Claim Review Board pursuant to Clause 11.4 (Clause Review Board); or (iii) an arbitral panel in accordance with Clause 22 (Arbitration);

"FINAME" means the Brazilian Special Agency for Industrial Financing (Agência Especial de Financiamento Industrial), a BNDES programme;

"Financial Risk Management Principles" means certain financial risk management principles approved by Cosan and Shell and to be adopted by the Supervisory Boards at Closing;

"FINEM" means BNDES FINEM (Financiamento e Empreedimentos), a BNDES programme;

"General Business Principles" means the general business principles, in Agreed Form, to be adopted by each JV Entity at Closing;

"Global Ethanol Trading Agreement" means the sale and purchase agreement for biofuels in Agreed Form to be dated the Closing Date between the Sugar and Ethanol Co and Shell Western Supply and Trading Limited;

"Global Hydrocarbon Trading Agreement" means the sale and purchase agreement for hydrocarbons in Agreed Form to be dated the Closing Date between the Sugar and Ethanol Co and Shell Western Supply and Trading Limited;

"Governmental Authority" means any international, supranational or national government, any state, provincial, local or other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions (including functions relating to the audit, imposition, assessment, management and collection of Taxes) of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality of any nation or jurisdiction or any political subdivision thereof or any court;

"Guarantee Beneficiary" means, in respect of the guarantee under Clause 16.1 (Cosan parent guarantee), whichever of Shell or a JV Entity suffered the loss, liability and/or cost for which the guarantee is granted, and, in respect of the guarantee under Clause 16.2 (Shell parent guarantee), whichever of Cosan or a JV Entity suffered the loss, liability and/or cost for which the guarantee is granted;

"Guarantor" means, in respect of the obligations of Cosan, Cosan Limited, pursuant to Clause 16.1 (Cosan parent guarantee) and, in respect of the obligations of Shell, Shell UK Co, pursuant to Clause 16.2 (Shell parent guarantee);

"Hazardous Substance" means a natural or artificial substance, preparation or article which (alone or combined with another substance, preparation or article) is or may be harmful to the Environment or a living organism, or which is prohibited, restricted or otherwise regulated under Environmental Law (including any waste);

"Holding Company" means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary;

"HR Plan" means any employment, consulting, bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, equity (or equity-based), leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, medical, dental, vision, welfare, accident, disability, workmen's compensation or other insurance, severance, separation, termination, change of control, collective bargaining or other compensation or benefit plan, understanding, agreement, practice, policy or arrangement of any kind and any amendments thereto as of the Signing Date;

"HR Principles" means the policies relation to human resources, in Agreed Form, to be adopted by each of the JV Entities at Closing;

"HSSE and SD Standards" means the standards relating to health, safety, security, environmental and sustainable development matters, in Agreed Form, to be adopted by each JV Entity at Closing;

"HSSE and SD Transition Plan" means the transition plan relating to standards relating to health, safety, security and environmental matters and sustainable development matters, in Agreed Form, to be adopted by each JV Entity at Closing;

"ICC" means the International Chamber of Commerce;

"ICMS" means the Brazilian State Value-Added Tax on the Sale of Merchandise and on the Rendering of Services Related to Communication and to Inter-municipality and Inter-state Transportation (Imposto Sobre Circulação de Mercadorias e Prestação de Serviços de Comunicação e de Transporte Intermunicipal e Interestadual);

"Icolub" means Icolub Indústria De Lubrificantes S.A., a company organized and existing under the laws of Brazil, with its head office at Praia Intendente Bittencourt, no. 2, Ilha do Governador, Rio de Janeiro, State of Rio de Janeiro, CEP: 21930-030, enrolled with the Brazilian tax registry under No. 00.974.369/0001-03;

"IFRS" means the International Financial Reporting Standards;

"Indemnifiable Matter" means:

(a)
any failure of any Warranty made by an Indemnifying Party in whole or in part to be true, accurate and not misleading on and as of the Closing Date; provided that each such Warranty shall, for this purpose, be read without any qualification therein relating to Material Adverse Change, materiality or immateriality or any similar qualification or standard;

(b)	any Covenant made by an Indemnifying Party which such Indemnifying Party has failed to fulfil in whole or in part in all material respects;

(c)	any Notified Matter;

(d)	all Cosan Pre-Closing Liabilities (where Cosan is the Indemnifying Party) or all Shell Pre-Closing Liabilities (where Shell is the Indemnifying Party); and/or

(e)	all Cosan Excluded Liabilities (where Cosan is the Indemnifying Party) or all Shell Excluded Liabilities (where Shell is the Indemnifying Party),

but excluding the Non-Contingent Liabilities except to the extent not paid in full when due by Cosan or Shell (as applicable);

"Indemnified Party" has the meaning ascribed to it in Clause 11.1.1;

"Indemnifying Party" has the meaning ascribed to it in Clause 11.1.1;

"Indemnity Payment Deficit Amount "has the meaning ascribed to it in Clause 13.2.6;

"Indemnity Payment Excess Amount" has the meaning ascribed to it in Clause 13.2.7;

"Indemnity Payment Statutory Tax Cost" means Taxes that, pursuant to applicable Laws of the country of domicile of the Indemnified Party, arise from or in connection with the receipt of any indemnity payment under this Agreement by that Indemnified Party, considering the maximum rates that apply;

"Indemnity Payment Tax Benefit" means any Tax deduction, credit or other benefit realized by an Indemnified Party arising from or in connection with (i) the incurrence or payment of any Loss by an Indemnified Party for which an indemnity payment is required under this Agreement, or (ii) any Withholding Tax.  A Tax benefit shall be deemed to be realized on the date when the Indemnified Party records a Tax deduction, credit or other benefit in its Tax returns and/or books;

"Independent Selector" has the meaning ascribed to it in clause 1.1 (Definitions) of the Joint Venture Agreement;

"Insolvency Event" means that, in respect of a Party:

(a)	it is unable, or admits inability, to pay its debts as they fall due or suspends making payments on any of its debts, in either case, by reason of actual or anticipated financial difficulties; or

(b)	any liquidation, winding up, dissolution, bankruptcy, judicial recovery (recuperação judicial) or extrajudicial recovery (recuperação extrajudicial) occurs or is instituted;

"INSS" means the Brazilian National Institute of Social Security (Instituto Nacional do Seguro Social);

"Intellectual Property" means any and all intellectual property rights, whether registered or not (including all registrations and pending applications for registration of such rights and the right to apply for registration or extension of such rights), including (i) patents, petty patents, utility models and design patents, (ii) registered and unregistered industrial designs and copyrights (including moral rights and neighbouring rights), (iii) trade marks, trading names, service marks, logos, the get-up of products and packaging, geographical indications and applications, internet domain names and other signs used in trade (including all goodwill associated with any of the foregoing), (iv) rights in knowhow, (v) rights in protecting goodwill and reputation, (vi) database rights and (vii) any rights of the same or similar effect or nature as any of the foregoing anywhere in the world;

"Interest on Capital" means Interest on Capital (juros sobre capital proprio) that may be paid by Brazilian companies to shareholders;

"Internal Audit Methodology" means a document setting out the internal audit methodology of the JV Entities approved by Cosan and Shell and to be adopted by the Supervisory Boards at Closing;

"Inventory" means all merchandise, raw materials, supplies, finished products and unfinished products that have not yet been sold;

"Investigation" has the meaning ascribed to it in Clause 12.5.1;

"Iogen Agreement" means an assignment and assumption agreement relating to the Iogen Shares to be dated the Closing Date between SOIBV and the Sugar and Ethanol Co in form and substance reasonably acceptable to each of Shell and Cosan, but only if the Iogen Corp Sale shall have occurred prior to the Closing Date and if required pursuant to Clause 7.9 (Iogen);

"Iogen Contracts" means the contracts, agreements and understandings between or among Shell or any of its Affiliates, on the one hand, and Iogen Energy or any of its Affiliates, on the other;

"Iogen Corp" means Iogen Corporation, a company incorporated in Canada, whose registered office is at 310 Hunt Club Road East, Ottawa, Ontario K1V 1C1 and whose corporation number is 3831680;

"Iogen Corp Interest" means Iogen Corp's entire interest in Iogen Energy;

"Iogen Corp Sale" means:

(a)	a sale by Iogen Corp of the Iogen Corp Interest to any Person other than an any affiliated transfers permitted under any shareholders' or other agreement applicable to Iogen Corp; and/or

(b)	a sale by the shareholders of Iogen Corp of the Beneficial Ownership of over 50 per cent. of the interest in Iogen Corp to a Person other than an Affiliate of such shareholders;

"Iogen Energy" means Iogen Energy Corporation, a company incorporated in Canada, whose registered office is at 310 Hunt Club Road East, Ottawa, Ontario K1V 1C1 and whose corporation number is 2668998;

"Iogen Shares" means all of the common (but not the preferred) shares in Iogen Energy, held, at the date of this Agreement, by SOIBV;

"Iogen Sublicence Agreement" means a licence agreement relating to the sublicence of certain Iogen technology in Agreed Form to be dated the Closing Date between Shell Chemicals Canada Limited and the Sugar and Ethanol Co (or any of its Subsidiaries as assignee with the consent of Shell);

"IPI" means the Brazilian Federal Excise Tax (Imposto sobre Produtos Industrializados);

"Ipiranga Site" means the real property and facilities located at Rua Auriverde, 2028, Ipiranga, São Paulo, Brazil, registered at the Sixth Official Register of Property at São Paulo - SP (6o. Cartório de Registro de Imóveis de São Paulo - SP), with registration numbers (matrículas) 112.860 and 56.437;

"IRPJ" means the Brazilian Corporate Income Tax (Imposto de Renda Pessoa Jurídica);

"Joint Venture" means, at and after Closing, the Sugar and Ethanol Co, the Downstream Co and the Management Co, considered together;

"Joint Venture Agreement" means the joint venture agreement in Agreed Form to be dated the Closing Date to be entered into by Cosan, Shell, the Downstream Co, the Management Co and the Sugar and Ethanol Co;

"Junqueira Lease" means the "Industrial Facilities and Other Covenants Lease Agreement" by and among Fundação de Assistência Social Sinhá Junqueira, Cosan and ROSM, dated as of July 25, 2002 and relating to the Mill at Igarapava, São Paulo registered before the Igarapava Real Estate Registry of Igarapava, under enrolment number 3-AC, page 189, transcription 9.6;

"JV Entity" means, after Closing, each of, and each of the Subsidiaries of and equity interests held by, the Downstream Co, the Management Co and/or the Sugar and Ethanol Co;

"Knowledge" means the actual (but not imputed or constructive) knowledge of, in the case of Cosan, the Specified Cosan Officers and, in the case of Shell, the Specified Shell Officers, of a fact, matter or thing;

"Last Accounting Date" means 31 December 2009;

"Law" means all or any international, national or local, civil, administrative, Tax or criminal law, common law, statutes, statutory instruments, statutory provisions, regulations, directives, treaties, statutory guidance, regulatory codes of practice, notices, resolutions, orders, decrees, injunctions, normative rulings, declaratory acts or judgments of a Governmental Authority in any part of the world that is binding upon or applicable to any relevant Person (as the context denotes);

"LIBOR" means a rate equal to:

(a)	the applicable Screen Rate; or

(b)
(if no Screen Rate is available) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to any Party at its request quoted by the Reference Banks to leading banks in the London interbank market, as of the time on the Quotation Day for the offering of deposits in US$ and for a period of six-months (or the closest period if such period is not available);

"Logistics Agreement" means the logistics agreement in Agreed Form to be entered into by Cosan and Rumo prior to the Closing Date and to be assigned by Cosan to the Sugar and Ethanol Co at Closing;

"Logistics Assignment Agreement" means the letter from Cosan in respect of the assignment of the Logistics Agreement to the Sugar and Ethanol Co, in a form reasonably acceptable to Shell;

"Longstop Date" means the date which is 180 days, or, at the election of either Cosan or Shell (by prior notice in writing to the Parties), 365 days, after the date of this Agreement, or, as otherwise agreed in writing between the Parties;

"Loss" means any and all claims, judgments, awards, liabilities, losses, costs or damages (including reasonable legal fees and expenses associated therewith or arising in relation thereto) but excluding any Consequential Loss; provided that in the case of Third Party Claims, none of the foregoing shall constitute a Loss until they are actually paid or Finally Determined;

"Maintenance Capital Expenditure" means the capital expenditure to be undertaken to upgrade, acquire, or maintain the Cosan S&E Transfer Assets, including capital expenditures conducted in respect of the Mills during the inter-harvest period or to maintain or improve industrial and agricultural assets and other capital expenditures related to information technology integration, in each case forming part of the Cosan S&E Transfer Assets;

"Management Co" has the meaning ascribed to it in the Parties section of this Agreement;

"Management Co Byelaws" means the Byelaws, in a form reasonably acceptable to Cosan and Shell and consistent with the other Transaction Documents, to be adopted by the Management Co at Closing;

"Management Level Employee" means, in respect of any Person, any chief executive officer of such Person and any other officer or employee of such Person who would reasonably be considered to be employed at a management level that is three levels below the chief executive officer;

"Manual of Authorities" means the manual of authorities in a form agreed between Cosan and Shell, consistent with the levels of authority set out in Annex D, Annex E and Annex F of the Shareholders' Agreements, to be adopted by each of the Supervisory Boards at Closing or as soon as practicable thereafter;

"Material Adverse Change" means a material adverse change in the financial or trading position or prospects of the businesses (taken as a whole) being contributed by Cosan or Shell (as the case may be) to the Joint Venture, except to the extent due to or resulting from any of the following:

(a)
any changes in applicable accounting standards, principles and practices including the Brazilian generally accepted accounting principles (as práticas contábeis adotadas no Brasil), the International Financial Reporting Standards or changes on the regulatory accounting requirements applicable to any industry in which the businesses being contributed by Cosan or Shell to the Joint Venture or any of the Cosan Transfer Entities or any of the Shell Transfer Entities operate;

(b)	any changes in the financial or securities markets or general economic or political conditions in Brazil or internationally;

(c)	any changes in commodity prices, exchange rates or exchange controls;

(d)
matters generally affecting the industries in which the businesses being contributed by Cosan or Shell to the Joint Venture or any of the Cosan Transfer Entities or any of the Shell Transfer Entities operate; and

(e)	any action taken by Cosan or Shell or any of the Cosan Transfer Entities or any of the Shell Transfer Entities that is required or expressly contemplated by this Agreement;

(f)	this Agreement or the transactions contemplated hereby or the announcement thereof; or

(g)
any act or omission by Cosan or any of the Cosan Transfer Entities or Shell or any of the Shell Transfer Entities (as the case may be) taken with the consent of, at the direction or request of any Cosan Party or any Shell Party (as the case may be);

provided that nothing in the Cosan Additional Information or the Cosan Disclosure Letter (in each case in the form on the date hereof) shall give rise to a Material Adverse Change with respect to Cosan, or in the Shell Additional Information or the Shell Disclosure Letter (in each case in the form on the date hereof) shall give rise to a Material Adverse Change with respect to Shell;

"Memorandum of Understanding" means the Memorandum of Understanding between Cosan, Cosan Limited and Shell UK Co dated 31 January 2010;

"Mill" means any mill used, or held for use, by Cosan or any Affiliate of Cosan immediately prior to Closing, for the production, refining and/or distilling (as the case may be) of Sugar and/or Ethanol, including those specified in Schedule 1 (Cosan Assets);

"Mill Condition" has the meaning ascribed to it in Clause 5.1.3(e);

"Mill Permits" means all Permits, licences and other authorizations of whatever nature required for compliance with any Law relating to the ownership or operation of any Mill, including the permits set out in Part A of Schedule 8 (Consents);

"Net Debt" means, on a consolidated basis, Debt minus Cash;

"NOL" means any net operating loss carry forward (prejuizo fiscal with respect to the IRPJ, and any base de cálculo negativa de CSLL with respect to the CSLL);

"Non-Contingent Liabilities" means, in the case of Cosan, the matters set out in Schedule 5 (Cosan Non-Contingent Liabilities) and, in the case of Shell, the matters set out in Schedule 6 (Shell Non-Contingent Liabilities);

"Notified Matter" means any matter notified to Shell in the Cosan Additional Information and/or to Cosan in the Shell Additional Information (as the case may be);

"Operating and Coordination Agreement" means the operating and coordination agreement in Agreed Form to be dated the Closing Date to be entered into by Cosan, Shell, the Downstream Co, the Management Co and the Sugar and Ethanol Co;

"Participation Agreements" means certain participation agreements relating to the provision of certain computer software rights to one or more of the JV Entities;

"Party" has the meaning ascribed to it in the Parties section of this Agreement.

"Paulinia Indemnified Parties" has the meaning ascribed to it in Clause 14 (Paulinia Indemnity);

"Paulinia Matter" means

(a)
any impact, or alleged impact, on the Environment, of whatever nature, whether within or outside of the Paulinia Site or the CETESB Site, arising out of or relating to the Paulinia Site or the CETESB Site or the operations at the Paulinia Site or the CETESB Site including: (i) the presence, existence, release, threatened release, spillage, deposit, discharge or emission of Hazardous Substances at, in, on, into, onto or through the Environment, whether within or outside of the Paulinia Site or the CETESB Site; and (ii) the disposal of Hazardous Substances generated at, or the operations at, the Paulinia Site  or at any other adjacent site;

(b)
the exposure or alleged exposure of any person or other living organism to Hazardous Substances in connection with the Paulinia Site or the CETESB Site or the operations thereon, regardless of whether such exposure or alleged exposure occurs or occurred within or outside of the Paulinia Site or the CETESB Site;

(c)	any violations of or liabilities under any Environmental Law in effect at any time arising out of or relating to the Paulinia Site or the operations thereat; and

(d)
any proceedings, including any past, pending or future proceedings, process or mediation, brought at any time, of an administrative, civil, labour, criminal, environmental or any other nature, that are directly or indirectly related to or associated with, or in any manner refer to, the matters described in paragraphs (a), (b) or (c) above, which matter shall be deemed, for the purposes of this Agreement, to be a Notified Matter;

"Paulinia Site" means the real property and facilities located at Avenida Roberto Simonsen, 1500, Poço Fundo, Municipality of Paulinia, State of São Paulo, Brazil, registered at the Fourth Official Register of Property at Campinas, São Paulo (4º Oficial de Registro de Imóveis – Campinas) with registration number (matrícula) 1223 under file (ficha) 01;

"Permit" means a permit, licence (other than of Intellectual Property), consent, approval, certificate, qualification, specification, registration or other authorisation or a filing of a notification, report or assessment, in each case necessary for the effective:

(a)	operation of the business of, in respect of Cosan, the Cosan Transfer Entities, and, in respect of Shell, the Shell Transfer Entities;

(b)	ownership, possession, occupation or use of any of, in respect of Cosan, the Cosan Transfer Assets (except for the Cosan IP), and, in respect of Shell, the Shell Transfer Assets; and/or

(c)	the execution or performance of the Transaction Documents by, in respect of Cosan, Cosan and the Cosan Transfer Entities, and, in respect of Shell, Shell and the Shell Transfer Entities,

including permits relating to sugar mills, retail fuel depots and stations and marine terminals;

"Permitted Encumbrance" means, in respect of the Cosan Transfer Assets or Shell Transfer Assets, (i) Encumbrances disclosed in the Cosan Disclosure Letter or Shell Disclosure Letter, respectively; (ii) Encumbrances for Taxes, judicial and administrative assessments, Actions and similar charges that are not yet due or are being contested in good faith; (iii) mechanic's, materialman's, carrier’s, repairer’s and other similar Encumbrances arising or incurred in the usual course of business or that are not yet due and payable or are being contested in good faith; (iv) Encumbrances incurred in the usual course of business since the Last Accounting Date; and (v) other Encumbrances which are financially and operationally immaterial;

"Person" means an individual, corporation (including a Brazilian sociedade anônima), limited liability company (including a Brazilian sociedade limitada), partnership, association, trust or other entity or organization (whether or not Brazilian), including any type of Brazilian sociedade empresária and sociedade simple or any other entity regulated by Articles 40-69 of the Brazilian Civil Code, and including a Governmental Authority or political subdivision or an agency or instrumentality thereof;

"Petróleo Sabba" means Petróleo Sabba S.A., a company organized and existing under the laws of Brazil, with its head office at Rua Rio Quixito nº 2, sala 3, Vila Buriti, in the City of Manaus, State of Amazonas, CEP 69011-970, enrolled with the Brazilian tax registry under No. 04.169.215/0001-91;

"Petróleo Sabba Shares" means all shares held by Shell Brasil Limitada at the date of this Agreement in Petróleo Sabba;

"PIS" means the Brazilian Social Contribution on Gross Revenues for the Social Integration Programme (Contribuição ao Programa de Integração Social);

"Policies" means, together, each current insurance and indemnity policy in respect of which, in respect of the Cosan Transfer Assets, the Cosan Entities, and, in respect of the Shell Transfer Assets, the Shell Entities, in relation to the Business or the Transfer Assets has an interest (including any active historic policies which provide cover, in respect of the Cosan Transfer Assets or the Shell Transfer Assets as the case may be, on a losses occurring basis in respect of which the Cosan Entities or the Shell Entities respectively have an interest);

"Pre-Closing Liabilities" means any and all liabilities and obligations of Cosan, Shell or any of their respective Affiliates of any kind whatsoever, including Tax, whether accrued, contingent, absolute, determined, determinable or otherwise to the extent arising out of acts, omissions, facts, taxable events (fatos geradores) or circumstances occurring or otherwise existing before the Closing Date, other than Accounts Payable and Cosan Debt;

"Principal" means, in respect of the guarantee under Clause 16.1 (Cosan parent guarantee), Cosan, and, in respect of the guarantee under Clause 16.2 (Shell parent guarantee), Shell;

"Productive Capital Expenditure" means, in relation to the Cosan S&E Business, any capital expenditure undertaken in connection with:

(a)	the expansion of raw Sugar industrial capacity (including at the facilities of Cosan or an Affiliate of Cosan at the Specified Mills);

(b)	new machinery and equipment to be used for the improvement of production efficiency at the Mills;

(c)	new machinery for agricultural planting and harvesting mechanization; and

(d)	one-time investments on new vinasse lines for the purposes of reducing fertilizer usage,

provided that expenditure by Cosan or its Affiliates on the projects set out in Schedule 15 (Productive Capital Expenditure) shall be Productive Capital Expenditure;

"Qualifying Investment Bank" has the meaning ascribed to it in clause 1.1 (Definitions) of the Joint Venture Agreement;

"Quotation Day" means, in relation to any period for which an interest rate is to be determined, two Business Days before the first day of that period, unless market practice differs in the London interbank market, in which case the Quotation Day for that currency and interest rate will be determined by HSBC Bank plc (or, if not available or willing, Bank of America) in accordance with market practice in the London interbank market (and, if quotations would normally be given by leading banks in the London interbank market on more than one day, the Quotation Day will be the last of those days preceding the relevant period);

"Radar" means Radar Propriedades Agrícolas S.A., a company organized and existing under the laws of Brazil, with its head office at Avenida Juscelino Kubitscheck nº 1.726 – 9º andar - Cjto 92, City of São Paulo, State of São Paulo, enrolled with the Brazilian tax registry under No. 08.934.347/0001-13, together with its Subsidiaries;

"Real Estate Agreements" means the real estate agreements described in Part J of Schedule 1 (Cosan Assets), item (xxv), under the heading "Rural Lease Agreements";

"Rebranding Payment" means an amount in BRL equivalent to US$52,900,000 calculated on the Closing Date;

"Reference Banks" means, in relation to the London Interbank Offered Rate the principal London offices of Barclays Bank PLC, HSBC Bank plc and the Royal Bank of Scotland plc or such other banks as may be agreed between Cosan and Shell;

"Reg 540 Listing" means evidence that Cosan or Shell (or any of their respective Affiliates or other entity in which Cosan or Shell has a direct or indirect interest) is, identified (or publicly threatened, by a reasonably credible source, to be identified) on any government list of Persons whose operations breach (or may have breached)

human rights or rules against slave labour or any analogous rules (including the Cadastro Negativo dos Empregadores created pursuant to Normative Rule (Portaria) No. 540/2004 of the Brazilian Work and Employment Ministry (Ministério do Trabalho e Emprego));

"Representatives" means any of a Person's Affiliates and the directors, officers, employees, agents, counsel, investment advisers and financing sources subject to customary confidentiality obligations of such Person and/or of any of its Affiliates;

"Respondent" means, following a referral of a Claim to the Claim Review Board, (if Cosan is not the referring party) Cosan, (if Shell is not the referring party) Shell and (if a JV Entity is not the referring party) the Joint Venture;

"Restricted Cash" means items (a) and (b) of the definition of "Cash";

"Retail Lubricants Agency Agreement" means the agreement relating to the marketing and sale of retail lubricants in Brazil in Agreed Form to be dated the Closing Date between the Downstream Co and Shell Brasil Petróleo;

"Retail and Aviation Lubricants Agency Prepayment" means an amount in cash equal to US$248,000,000 required for the prepayment by Shell Brasil Petróleo at Closing to the Downstream Co pursuant to the Retail Lubricants Agency Agreement and the Aviation Lubricants Agency Agreement;

"Retail Sugar Brands" means all brands owned by or licensed to Cosan or an Affiliate of Cosan including the "União", "Da Barra", "Neve", "Duçula", "Dolce", "Único", "Cristalçucar", "Glaçúcar" and "Doçucar" brands;

"Retail Sugar Business" means the businesses of Cosan or any of its Affiliates in Brazil, immediately prior to the Closing Date which relate to the sale and marketing of packaged sugar products (whether branded with the Retail Sugar Brands or not, as determined in accordance with Clause 4.1.4) with a maximum weight of 11 kilograms per package to retailers, wholesalers, food service clients (but not including industrial clients, pharmaceutical and speciality ingredients purchasers that are outside the food service market);

"Retail Sugar Business Value" means the value of the Retail Sugar Business determined by a Valuer in accordance with Clause 4.2.7;

"Retail Sugar Heads of Terms" has the meaning determined in accordance with Clause 4.1.3;

"Retail Sugar Licence Agreement" has the meaning determined in accordance with Clause 4.3.1(a);

"Retail Sugar Licence Terms" means the principal terms of a licence agreement relating to the exclusive use of the Retail Sugar Brands in Brazil, for Sugar and Sugar-based products (defined in a manner to be agreed), by the Retail Sugar Business in the event that the Retail Sugar Business is contributed to the Sugar and Ethanol Co, including the details of royalty payments (to be calculated on a fair market value basis)

and the term of the agreement; provided that, the form of any such agreement shall be based, mutatis mutandis, on the Shell Brand Licensing Agreement (but not in respect of the marketing, economic or financial terms);

"ROSM" means Rubens Ometto Silveira Mello, a Brazilian citizen with business address at Av. Presidente Juscelino Kubitschek, 1726, 6th floor, CEP 04543-000, São Paulo, Brazil;

"Rules" means the Arbitration Rules of the ICC;

"Rumo" means Rumo Logistica S.A., a company organized and existing under the laws of Brazil, with its head office at Avenida Juscelino Kubitschek, no. 1726, 6º andar, 61, sala 3, City of São Paulo, State of São Paulo, enrolled with the Brazilian tax registry under No. 10.221.247/0001-91, together with its Subsidiaries;

"Rumo Debt" means all BNDES, FINAME and FINEM debt incurred by Rumo or any of Rumo's Subsidiaries at any time following 31 December 2009;

"S&E Byelaws" means the Byelaws, in a form reasonably acceptable to Cosan and Shell and consistent with the other Transaction Documents, to be adopted by the Sugar and Ethanol Co at Closing;

"Santos Port Facilities" means TEAS Terminal Exportador de Álcool de Santos S.A., with its head office at Avenida Engenheiro Augusto Barata, s/nº. (Parte), Área Retro-Portuária, Alemoa, City of Santos, State of São Paulo, CEP 11.095-650, enrolled with the Brazilian tax registry under No. 07.113.175/0001-54;

"SBLA Prepayment Rights" means the rights to use the "Shell" brand for a period of 10 years from the Closing Date without payment of additional royalties (subject to certain adjustments pursuant to the Shell Brand Licensing Agreement), in accordance with, and to the extent set out in, the Shell Brand Licensing Agreement;

"Screen Rate" means in relation to the London Interbank Offered Rate:

(a)	the British Bankers' Association "Interest Settlement Rate" displayed on the appropriate page of the Reuters screen; or

(b)	(if the page referred to in sub-paragraph (a) above is replaced or service ceases to be available) such rate as announced by HSBC Bank plc from time to time as in effect from time to time;

"SELIC" means the rate assessed by the Brazilian Special Liquidation and Custody System (Sistema Especial de Liquidação e Custódia) – SELIC, published by the Central Bank of Brazil, obtained by calculating the adjusted weight average rate of one-day financing operations, backed by public federal bonds and traded in such system;

"Share Assignment Agreement" means a private instrument of fiduciary assignment and transfer of share and ancillary covenants in the form set out in Annex I of the Shareholders' Agreements;

"Shareholder Controlled Matter" has the meaning ascribed to it in Clause 11.3.2;

"Shareholders' Agreements" means the Downstream Shareholders' Agreement and the Sugar and Ethanol Shareholders' Agreement;

"Shares" means:

(a)
in respect of Cosan, all shares and quotas of each Cosan Transfer Entity comprising the whole of the subscribed and issued shares (ações) or quotas (as applicable) of each such Cosan Transfer Entity; and

(b)	in respect of Shell, all shares and quotas of each Shell Transfer Entity comprising the whole of the subscribed and issued shares (ações) or quotas (as applicable) of each such Shell Transfer Entity;

"Share Swap Agreement" means the share swap agreement relating to the Downstream Co and the Sugar and Ethanol Co between the Cosan Downstream Holdco and Shell, with Cosan, the Shell S&E Holdco, the Sugar and Ethanol Co and the Downstream Co as intervening and consenting parties, in a form reasonably acceptable to Cosan and Shell, to be dated the Closing Date;

"Shell" has the meaning ascribed to it in the Parties section of this Agreement;

"Shell Accounts" means Shell's accounts and cash flow statement, in relation to the Shell businesses being contributed to the Joint Venture, for the financial year ended on the Last Accounting Date, prepared in accordance with the International Financial Reporting Standards and audited on a proper and consistent basis in accordance with Brazilian generally accepted accounting principles, the auditors' report on those accounts and the directors' report for that year;

"Shell Additional Information" means the document dated the date of this Agreement, from Shell to Cosan, as the same may be updated in accordance with Clause 9.2.2;

"Shell Brand Licensing Agreement" means the licence agreement for the branding of retail automotive fuel sites and commercial, marine and aviation fuels in Agreed Form to be dated the Closing Date between Shell Brands International AG and Shell;

"Shell Brasil Limitada" has the meaning ascribed to it in the Parties section of this Agreement;

"Shell Brasil Petróleo" means Shell Brasil Petróleo Limitada, a company organized and existing under the laws of Brazil, with its head office at Avenida das Americas 4200, bloco 6 - Barra da Tijuca, in the City of Rio de Janeiro, State of Rio de Janeiro, CEP 22640-102, enrolled with the Brazilian tax registry under No. 10.456.016/0001-67;

"Shell C&P SLA" means a service level agreement relating to the provision of contracting and procurement services to be provided by Shell (or an Affiliate of Shell) to one or more JV Entities following the Closing Date;

"Shell Closing Balance Sheet" has the meaning ascribed to it in Clause 6.9.1(b)(i);

"Shell Contracts" means all the contracts to which any of the Shell Entities is a party and which:

(a)	relate to the Shell Downstream Assets; and

(b)	are unperformed (wholly or partly) at the Closing Date (or, in relation to a Warranty, at the date of the giving of such Warranty),

in each case including:

(i)	supply and distribution agreements;

(ii)	customer and supplier contracts;

(iii)	leases and hire purchase agreements;

(iv)
any assets or rights (including any funds or securities and any commodity positions and other rights under hedging contracts) of customers that are held by Shell pursuant to any such contract or agreement, including for payment or as collateral;

(v)
licences in respect of: (A) the use of Intellectual Property (other than in respect of the use of Shell Licensed Third Party Software and/or Shell Group Software by the Downstream Co, in relation to the Shell Downstream Business; or (B) the use by any Third Party of any Shell Owned IP, in each case in force as at the Closing Date, and, in any event, including those specified in Part D of Schedule 2 (Shell Assets) but excluding those specified in Part D of Schedule 4 (Shell Excluded Assets);

"Shell Data Room" means the data room made available by Shell via the online Merrill DataSite platform to Cosan for the purposes of due diligence, a copy of which, in 'hard drive' format has been provided to Cosan on or about the Signing Date;

"Shell Debt" means the amount of Debt, if any, contributed to the Joint Venture by Shell or any of its Subsidiaries with the Shell Transfer Assets;

"Shell Disclosure Letter" means the letter dated the date of this Agreement, from Shell to Cosan;

"Shell Downstream Assets" means all assets of Shell Brasil Limitada (which at Closing will be renamed as the Downstream Co) (real, personal, mixed, tangible or intangible), in each case that are owned, held or used in relation to the conduct of the Shell Downstream Business immediately prior to Closing, which shall include, in any event, the following:

(a)	the Petróleo Sabba Shares;

(b)	the SBLA Prepayment Rights;

(c)	the Shell Pool Depot Interests;

(d)	the Shell Downstream Properties;

(e)	the Shell Records;

(f)
fuel station assets, depots, fixed plant, machinery, improvements, loose plant, equipment, motor vehicles, office equipment (including telephones, telephone numbers, switches, servers, Computer Hardware, Computer Software (to the extent transferrable), printers, scanners, and data processing equipment), furnishings, supply inventories and other tangible personal property ;

(g)	the Shell Contracts;

(h)	all customer debit balances to the extent reflected in the Shell Closing Balance Sheet and arising out of the conduct of the Shell Downstream Business;

(i)
all rights, privileges, claims, credits, causes of action, rights of recovery and rights of set-off of any kind to the extent relating to the other Shell Downstream Assets, including any unliquidated rights under manufacturers' and vendors' warranties;

(j)	all Accounts Receivable arising out of the conduct of the Shell Downstream Business to the extent reflected in the Shell Closing Balance Sheet;

(k)	any derivative positions Shell may have that are related to the Shell Downstream Business;

(l)	all customer accounts of the Shell Downstream Business and the customer relationships relating thereto;

(m)	all federal, state, municipal, overseas and other Permits held or used by any of the Shell Entities relating to the conduct of the Shell Downstream Business to the extent transferable;

(n)
all customer lists and prospective customer lists, customer information, databases, trading models, policies and procedures, manuals and marketing materials (in any form or medium), including advertising matter, brochures, catalogues, price lists, mailing lists, distribution lists, photographs, production data, and sales and promotional materials, in each case relating to the Shell Downstream Business;

(o)	all credits, prepaid expenses, deferred charges, advance payments, security deposits and prepaid items to the extent that the underlying assets related thereto are Shell Downstream Assets;

(p)	Tax documentation obtained from customers or such other forms, certifications or information (including electronic records) that a contributing party, as payor, is permitted to rely on, in each case relating to the Shell Downstream Business;

(q)	the Shell Working Capital (other than items (b) and (e) of the definition of "Working Capital");

(r)	the Shell Owned IP; and

(s)	those assets set out in Schedule 2 (Shell Assets),

subject to any changes made in the ordinary course of business from the date at which they are indicated to have been compiled in Schedule 2 (Shell Assets) to the Signing Date, and subject to any changes permitted in accordance with Clauses 7.6 (Positive operating covenants) and 7.7 (Negative operating covenants), provided that, notwithstanding the foregoing, the Shell Excluded Assets shall not be Shell Downstream Assets;

"Shell Downstream Business" means the businesses of any Shell Entity, which relate to the distribution, commercialization, retail and/or sale, in Brazil, of fuel and fuel products (including aviation fuels and marine fuels), and any related assets and businesses, but excluding, in any case, the Shell Excluded Assets;

"Shell Downstream Liabilities" means:

(a)	the Shell Debt;

(b)	all Accounts Payable arising out of the Shell Downstream Business;

(c)	all liabilities and obligations of each Shell Entity to the extent they are reflected in the Shell Balance Sheet; and

(d)	all liabilities and obligations arising under the Shell Contracts,

but:

(i)	in each case (other than paragraph (a)), only to the extent that they primarily relate to the conduct of the Shell Downstream Business, immediately prior to Closing;

(ii)	in the case of paragraph (c), only to the extent not capable of being excluded in accordance with Clause 2.5.2;

"Shell Downstream Properties" means all real property, owned, leased, licensed or operated by, immediately prior to Closing, the Shell Downstream Business and which relate to the Shell Downstream Transfer Assets, including those whose details are set out in Part B of Schedule 2 (Shell Assets) but excluding those whose details are set out in Part B of Schedule 4 (Shell Excluded Assets);

"Shell Entities" means Shell and all of its Subsidiaries (other than, after the Closing, the JV Entities);

"Shell Excluded Assets" means any asset (real, personal, mixed, tangible or intangible) not owned, held or used in relation to the conduct of the Shell Downstream Business immediately prior to Closing that is not otherwise contemplated to be contributed to a JV Entity pursuant to any Transaction Document and/or is not reflected in the Shell Balance Sheet; provided that, in any event, all assets:

(a)	used or held for use, in the conduct of:

(i)	the exploration, production and sale of crude oil and natural gas and directly related activities;

(ii)	the development and distribution of natural gas, power and energy and directly related activities;

(iii)	the retail, commercial, automotive, aviation and/or marine lubricants business, including in relation to the production, blending, logistics, distribution and marketing of such lubricants; and

(iv)	any chemicals business,

of Shell (or any Affiliate of Shell);

(b)	the Shell Excluded IP;

(c)	any fuel station owned and also operated by Shell or any of its Subsidiaries;

(d)	any actions or claims where Shell or any of its Subsidiaries is the plaintiff, to the extent transferable (where applicable); and

(e)	set out in Schedule 4 (Shell Excluded Assets),

shall be Shell Excluded Assets;

"Shell Excluded Employees" means all employees of Shell and its Affiliates, other than the Shell Transfer Employees;

"Shell Excluded IP" means all Intellectual Property listed in Part E of Schedule 4 (Shell Excluded Assets);

"Shell Excluded Liabilities" means:

(a)
any and all Excluded Liabilities that were or are incurred or suffered by Shell, any of the Shell Transfer Entities or any of their respective Affiliates or in respect of which any JV Entity or Transfer Entity may otherwise become liable;

(b)
any and all liabilities of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, to the extent directly arising out of or to the extent directly related to DRINS, including human exposure thereto; and

(c)	any of Shell's Non-Contingent Liabilities but only to the extent not paid in full when due;

"Shell Former Properties" means any real property previously owned, leased or occupied by Shell, any of its Subsidiaries and/or any entity in which Shell has a direct or indirect interest, in connection with the Shell Transfer Assets, but no longer so owned, leased or occupied immediately prior to Closing;

"Shell Group Software" means any computer program in both source and object code form (including any associated documentation) owned by Shell or an Affiliate of Shell (other than the Downstream Co) which is used by one or more Affiliates of Shell other than the Shell Transfer Entities;

"Shell IP" means all Intellectual Property owned, held or used by the Downstream Co immediately prior to Closing, in each case in relation to the conduct of the Shell Downstream Business as at the Closing Date, but, in any event, excluding the Shell Excluded IP;

"Shell IT Agreement" means a services agreement relating to the provision of certain information technology services to be provided by Shell (or any of Shell's Affiliates) to the Downstream Co for a limited period of time ending on the Closing Date (IT Transition Services);

"Shell Lease Agreement" means a commercial lease agreement relating to part of certain information technology facilities, in a form reasonably acceptable to Cosan and Shell, to be dated the Closing Date between Icolub and the Downstream Co;

"Shell Licensed Third Party Software" means certain software licensed for use by Shell or an Affiliate of Shell by or from a Third Party (excluding any such software licences to which Downstream Co is a party);

"Shell Net Debt" means the amount of Net Debt that is to be, or was, as the context denotes, transferred to the Joint Venture with and in respect of the Shell Transfer Assets;

"Shell Owned IP" means all Shell IP which is legally or beneficially owned by the Downstream Co immediately prior to Closing, but, in any event, including the assets set out in Part E of Schedule 2  (Shell Assets) and excluding the Shell Excluded IP;

"Shell Parties" means each of Shell, Shell S&E Holdco and Shell UK Co;

"Shell Pledge Agreement" means the pledge agreement (penhor), pursuant to which Shell will pledge certain dividends and Interest on Capital to Cosan, in a form reasonably acceptable to Cosan and consistent with the provisions of Clause 8.10.2, to be dated the Closing Date;

"Shell Pool Depot Interests" means the interests in the pool depots set out in Part F of Schedule 2 (Shell Assets);

"Shell Pre-Closing Liabilities" means any and all Pre-Closing Liabilities to the extent arising out of or primarily relating to the Shell Downstream Business, the Shell Transfer Assets and/or the Shell Transfer Entities that:

(a)
were or are incurred or suffered by Shell, any of the Shell Transfer Entities or any of their respective Affiliates (that are transferred with any Shell Transferred Entities, with any Shell Transfer Asset or in respect of which Cosan, any JV Entity or Transfer Entity may otherwise become liable); or

(b)	in respect of which any JV Entity or Transfer Entity may otherwise become liable;

"Shell Pre-Closing NOL" means the NOL of the Downstream Co determined to exist immediately prior to Closing as if the CIT Year ended on the Closing Date;

"Shell R&I SLA" means the services agreement relating to risk and insurance in Agreed Form to be dated the Closing Date between Shell International Petroleum Company Limited and the Downstream Co;

"Shell Records" means all of Shell's books, records and files related to the Shell Downstream Assets (including all Tax, accounting and corporate books and records, and purchase and sales invoices, or electronic copies of such information; provided that Shell shall have the right to retain copies of all such books, records and files (in any form or medium) for the period during which such records are required to be held under applicable Law, for any legitimate business purpose, subject to Section 11.02 (Confidentiality) of each of the Shareholders' Agreements;

"Shell Restructuring" means the corporate reorganisation of the Shell group as set out in the steps included in Part 2 (Pre-Closing Restructuring) of the Shell Restructuring Plan;

"Shell Restructuring Plan" means the plan relating to the Shell Restructuring, in the form as agreed between Cosan and Shell, subject only to adjustment pursuant to Clause 8.19 (Corporate restructurings);

"Shell Retained Business Consents" means each of the permits and consents set out in Part C of Schedule 8 (Consents);

"Shell Retained Employee List" has the meaning ascribed to it in Clause 3.1.4;

"Shell S&D SLA" means the software licence and service agreement to be dated the Closing Date between Shell International Petroleum Company Limited and the Downstream Co;

"Shell S&E Holdco" means Ispagnac Participações Ltda., a company organized and existing under the laws of Brazil, with its head office at Rua Funchal, 418, Andar 11 Sala 11H in the City of São Paulo, State of São Paulo, CEP 04.551-060, enrolled with the Brazilian tax registry under No. 11.296.069/0001-20;

"Shell Tax Savings" has the meaning ascribed to it in the Downstream Shareholders' Agreement;

"Shell Trade Mark Licence Agreements" means:

(a)
the trade mark licence agreement dated 7 December 1976 between Shell International Petroleum Company Limited (assigned to Shell Brands International AG on 1 January 2005) and Shell Brasil Limitada (originally Shell Brasil S.A. (Petroleo)); and

(b)
the trade mark and manifestations licence agreement (in respect of the "Select" trade mark) dated 2 December 1996 between Shell International Petroleum Company Limited (assigned to Shell Brands International AG on 1 January 2005) and Shell Brasil Limitada (pursuant to a merger of Express Lojas de Conveniencia e Servicos Ltda. thereinto);

"Shell Transfer Assets" means the assets to be contributed, or caused to be contributed, by Shell to the Joint Venture pursuant to Clause 2.4 (Shell Transfer Assets) (and, for the avoidance of doubt, this definition incorporates the assets held by Shell Brasil Limitada (as referenced in the definition of Shell Downstream Assets) or any of its Subsidiaries at Closing);

"Shell Transfer Entities" means the entities identified in Part C of Schedule 2 (Shell Transfer Entities);

"Shell Transferred Employee" means any employee that is transferred to the Joint Venture by Shell or any of its Affiliates pursuant to Clause 3 (Personnel) of this Agreement;

"Shell UK Co" has the meaning ascribed to it in the Parties section of this Agreement;

"Shell Valuer" has the meaning determined in accordance with Clause 4.2.1;

"Shell Warranties" means each of the warranties as set out in Schedule 10 (Shell Warranties);

"Shell Working Capital" means the amount of Working Capital that is to be, or was, as the context denotes, transferred to the Downstream Co with and in respect of the Shell Downstream Assets; provided that such Working Capital shall be calculated in accordance with accounting policies and principles consistent with those used in the preparation of the Shell Accounts;

"Signing Date" means the date of this Agreement;

"Socrates Debt" means the 55,069,120 debentures, each with a par value of BRL1.00, issued on 13 October 2005 (and amended on 15 December 2005) in favour of Sócrates Nasser and others and due from CAA (as successor in interest);

"SOIBV" means Shell Overseas Investments B.V., a company incorporated in The Netherlands whose registered office  is at Carel van Bylandtlaan  30, 2596HR 's-Gravenhage, and with company number 27104660  0000;

"Sole Valuer" has the meaning determined in accordance with Clause 4.2.2;

"Specified Cosan Dividend" means the dividend payment of BRL200,000,000 by Cosan to its shareholders paid or to be paid in or around August 2010;

"Specified Cosan Officers" means each of:

(a)	ROSM, Marcos Marinho Lutz, Marcelo Eduardo Martins, Pedro Isamu Mizutani, Marcelo de Souza Scarcela Portela, Antonio Alberto Stuchi and each of their direct reports; and

(b)	Rodolfo Norivaldo Geraldi, Jose Vitorio Tararam, Ricardo Mussa, Nadir Barsanulfo, Luiz Bruno and Jose Cezario Menezes de Barros Sobrinho,

but, in no case, in any such person's capacity as a member of the Transition Team;

"Specified Discussions" means the continuation of discussions and/or negotiations in respect of the matters disclosed in the Cosan Disclosure Letter in relation to Warranty 3.6;

"Specified Mills" means the Junqueira Mill at Etc Cel.Quito, without number, Rod. Anhanguera, km 450 - Igarapava - Zip Code 14540- 000, Costa Pinto Mill at Bairro Costa Pinto s/nº - Piracicaba/SP - Zip Code 13411-900, the Tamoio Mill at Rodovia Washington Luiz, km 263 - Araraquara/SP - Zip Code 14801-970, the Univalem Mill at Rodovia Dr. Placido Rocha, km. 39,6 - Valparaiso/SP - CEP 16880-000, the GASA Mill at Rodovia de Acesso UHE Tres Irmãos, km. 3,5 - Andradina/SP - CEP 16900-970, the Barra Mill at Fazenda Pau D'Alho, s/nº - Barra Bonita/SP - CEP  17340-000 and the Bonfim Mill at Rodovia Brigadeiro Faria Lima, km 322 - Guariba/SP - CEP 14840-000, all in Brazil;

"Specified PESA Debt" means the debt of the Cosan Entities issued pursuant to the Programa Especial de Saneamento de Ativos, set in Schedule 16 (Specified PESA Debt);

"Specified Shell Officers" means each of Vasco Dias, Marcelo Gelhoren, Guilherme Cerqueira, Paulo Lopes, Luis Claudio Marques, Sandra Saldanha, Marina Quental, Beth Ramos, Matthew Tipper and each of their direct reports, in each case, only in the capacity of his or her role within and for Shell and/or its Affiliates), but, in no case, in any such person's capacity as a member of the Transition Team;

"Subsidiary" means, in relation to any Person, a Person: (a) which is Controlled, directly or indirectly, by the first mentioned Person; (b) more than half the issued share capital of which is Beneficially Owned, directly or indirectly by the first mentioned Person; or (c) which is a Subsidiary of another Subsidiary of the first mentioned Person;

"Sugar" means sugar and sugar by-products, in each case, produced from sugarcane;

"Sugar and Ethanol Co" has the meaning ascribed to it in the Parties section of this Agreement;

"Sugar and Ethanol Co Stock Option Plan" means a stock option plan in Agreed Form to be adopted by the Supervisory Board of the Downstream Co at Closing;

"Sugar and Ethanol Shareholders' Agreement" means the shareholders' agreement in the Agreed Form to be dated the Closing Date between Cosan, Shell and the Sugar and Ethanol Co in respect of the Sugar and Ethanol Co;

"Sugar Licence Value" means the value of the sugar brand licence referred to in Clause 4.1.3(e), determined by a Valuer in accordance with Clause 4.2.7(b);

"Supervisory Board" means:

(a)	in respect of the Sugar and Ethanol Co, the Supervisory Board as defined in the Sugar and Ethanol Shareholders' Agreement;

(b)	in respect of the Downstream Co, the Supervisory Board as defined in the Downstream Shareholders' Agreement; and

(c)	in respect of the Management Co, the Supervisory Board as constituted pursuant to the Operating and Coordination Agreement;

"TAJ" means the Judicial Settlement (Termo de Acordo Judicial) between Cosan and the Department of Justice of the Union (Advocacia Geral da União), instituted within the framework of the Department of Justice of the Union (Advocacia Geral da União), relating to judicial proceeding no. 0000003-60-2010-5-10-0014, being prosecuted before the 14th Labour Court of Brasilia (and all related administrative proceedings referred to therein), substantially in the form provided to Shell immediately prior to the date of this Agreement or otherwise on terms and conditions acceptable to Cosan and Shell in all respects;

"Tax" means any past, present or future taxes, including (without limitation) IRPJ, CSLL, PIS, COFINS and ICMS and any and all other taxes, surtaxes, additional rates, levies, excise, imposts, duties, charges, contributions, social contributions, contributions on economic domain intervention, charges, tariffs, fees, deductions, or withholdings of whatever nature (including any related fines, penalties, surcharges or interest) that are imposed, levied, collected, withheld, assumed, assessed by or payable to any Governmental Authority, and that are levied (without limitation) on income, net worth, revenues, profits, turnover, capital gains, imports, exports, services, excise, royalties, ownership and transfer of real estate property, donations, bank account deposits and withdrawals, foreign exchange transactions, credit transactions, transactions related to bonds and securities, transactions related to insurance transactions, as well as "green" or environmental taxes, value-added taxes, and any and all other transactional or turnover tax;

"Third Party" means a Person which is not, and is not an Affiliate of, Cosan, Shell or any JV Entity and in which none of Cosan, Shell or any JV Entity has a direct or indirect interest;

"Third Party Claim" means a claim (including for the avoidance of doubt, any Environmental Claim) by a Third Party;

"Trading Risk Management Principles" means certain trading risk management principles approved by Cosan and Shell and to be adopted by the Supervisory Boards at Closing;

"Transaction Document" means each of the documents listed in Schedule 11 (Transaction Documents);

"Transaction Coordination Committee" has the meaning ascribed to it in Clause 7.1;

"Transfer Assets" means the Cosan Transfer Assets and the Shell Transfer Assets or, as the context requires, any of them;

"Transfer Entities" means the Cosan Transfer Entities and the Shell Transfer Entities or, as the context requires, any of them;

"Transfer Liabilities" means the Cosan Downstream Liabilities, the Cosan S&E Liabilities and the Shell Downstream Liabilities or, as the context requires, any of them;

"Transition Team" means the team of people appointed by Cosan and Shell as the prospective management of the Joint Venture;

"Uniduto" means Uniduto Logística S.A., a company organized and existing under the laws of Brazil, with its head office at Avenida das Nações Unidas no. 12.995 – 10 andar, City of São Paulo, State of São Paulo, enrolled with the Brazilian tax registry under No. 09.534.096/0001-42;

"Uniduto Shares" means Cosan's (or any of Cosan's Affiliate's) entire (direct or indirect) interest in the shares of Uniduto (which is not less than 31 per cent. of Uniduto's outstanding share capital);

"US" means the United States of America;

"US$" means dollar, or dollars, the lawful currency of the US;

"Valuers" means the Cosan Valuer, the Shell Valuer, the Sole Valuer and/or the Independent Valuer (as the case may be);

"Vertical" means Vertical UK LLP, a limited liability partnership incorporated in England, whose registered address is at 3rd Floor, 5 Lloyds Avenue, London EC3N 3AE, with company number OC303782;

"Warranties" means the Cosan Warranties and the Shell Warranties;

"White Label Marketing" means the sale and/or marketing of packaged sugar products, under a brand other than any of the Retail Sugar Brands, with a maximum weight of 11 kilograms per package to retailers, wholesalers, food service clients (but not including industrial clients, pharmaceutical and speciality ingredients purchasers that are outside the food service market);

"Withholding Tax" means a Tax deduction or withholding by:

(a)	an Indemnifying Party arising from or in connection with: (i) any indemnity payment made under this Agreement, or (ii) any payment of an Indemnity Payment Deficit Amount; or

(b)	an Indemnified Party arising from or in connection with any payment of an Indemnity Payment Excess Amount; and

"Working Capital" means all current assets minus all current liabilities, but in each case excluding:

(a)	any current assets or current liabilities included in Net Debt,

(b)	specific Tax credits, as separately agreed between Shell and Cosan, that were booked by Shell in the third quarter of 2009 and the second quarter of 2010 related to prior years;

(c)	any Excluded Assets;

(d)	any Excluded Liabilities;

(e)	any Restricted Cash;

(f)	any Non-Contingent Liabilities;

(g)	all derivative, hedging, trading and future asset and liability positions to the extent that they are considered Current Assets or Current Liabilities; and

(h)	any provisions reflecting contingencies, indemnifications or settlements.

1.2	Construction

1.2.1	In this Agreement, a reference to:

(a)
a statutory provision includes a reference to: (i) the statutory provision as modified or re-enacted or both from time to time (whether before or after the date of this Agreement); and (ii) any subordinate legislation made under the statutory provision (whether before or after the date of this Agreement);

(b)	a "company", "corporation" or "entity" includes any business entity (of whatever form) in any jurisdiction (including Brazilian sociedades empresariais and sociedades simples);

(c)	"globally" includes Brazil and every country other than Brazil;

(d)
a "regulation" includes any regulation, rule, official directive, request, guideline, portaria, regulamento, decreto, resolução, deliberação, circular, carta-circular, instrução, instrução normativa, regimento, ato declaratório and/or despacho normativo (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;

(e)
"Persons acting in concert" means, in relation to a Person, Persons which actively co-operate, pursuant to an agreement or understanding (whether formal or informal) with a view to obtaining or consolidating Control of that Person;

(f)	a "Party" or a "Person", includes a reference to that Party's, or that Person's, legal personal representatives, successors or Affiliate(s);

(g)	unless otherwise specified, a time of day is a reference to São Paulo, Brazil time; and

(h)	a "Clause", "Paragraph" or "Schedule", unless the context otherwise requires, is a reference to a clause or paragraph of, or a schedule to this Agreement.

1.2.2	Italicized terms in parenthesis denote the Portuguese language words for names, concepts and other terms applicable in Brazil.

1.2.3
The Annexes and Schedules form part of this Agreement and shall have the same force and effect as if set out in the body of this Agreement and references to this Agreement include the Annexes and Schedules.

1.2.4	Words importing the singular shall include the plural and vice versa.

1.2.5
Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation", whether or not they are in fact followed by those words or words of like import.

1.2.6	References from or to any date mean, unless otherwise specified, from and including and to but excluding, respectively.

1.2.7
References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any agreement or contract listed in any schedules hereto, all such amendments, modifications or supplements must also be listed in the appropriate schedule.

1.2.8	The headings in this Agreement shall not affect the interpretation of this Agreement.

2.	ESTABLISHMENT OF THE JOINT VENTURE

2.1	Capital structure of the Joint Venture

At Closing, after giving effect to the transactions contemplated by Clause 5.3.2 (Closing steps), the share capital of:

(a)	the Sugar and Ethanol Co will be comprised of certain:

(i)	common shares (constituting 98 per cent. of the voting capital of the Sugar and Ethanol Co);

(ii)	preferred 'A' shares (constituting 2 per cent. of the voting capital of the Sugar and Ethanol Co); and

(iii)	preferred 'B' shares (bearing certain economic, but not voting, rights to compensate Cosan for any Cosan Tax Savings in accordance with Clause 2.6 (Goodwill and NOL)),

each as more particularly described in the S&E Byelaws;

(b)	the Downstream Co will be comprised of certain:

(i)	common shares (constituting 98 per cent. of the voting capital of the Downstream Co);

(ii)	preferred 'A' shares (constituting 2 per cent. of the voting capital of the Downstream Co);

(iii)	preferred 'B' shares (bearing certain economic, but not voting, rights to compensate Cosan for any Cosan Tax Savings in accordance with Clause 2.6 (Goodwill and NOL)); and

(iv)	preferred 'C' shares (bearing certain economic, but not voting, rights to compensate Shell for any Shell Tax Savings in accordance with Clause 2.6 (Goodwill and NOL)),

each as more particularly described in the Downstream Byelaws; and

(c)	the Management Co will be comprised of certain common shares (constituting 100 per cent. of the voting capital of the Management Co) as more particularly described in the Management Co Byelaws.

2.2	Equity interests in the Joint Venture

2.2.1	Subject to Clause 2.2.2, at Closing, after giving effect to the transactions contemplated by Clause 5.3.2:

(a)	Cosan (or its nominee) shall hold:

(i)	100 per cent. of the common shares of Cosan Downstream Holdco;

(ii)	50 per cent. of the common shares, 100 per cent. of the preferred 'A' shares and 100 per cent. of the preferred 'B' shares in the Sugar and Ethanol Co;

(iii)	50 per cent. of the common shares in the Management Co; and

(iv)	50 per cent. of the common shares and 100 per cent. of the preferred 'B' shares in the Downstream Co; and

(b)	Shell (or its nominee) shall hold:

(i)	100 per cent. of the common shares of Shell S&E Holdco;

(ii)	50 per cent. of the common shares, 100 per cent. of the preferred 'A' shares and 100 per cent. of the preferred 'C' shares in the Downstream Co;

(iii)	50 per cent. of the common shares in the Management Co; and

(iv)	50 per cent. of the common shares in the Sugar and Ethanol Co.

2.2.2	At Closing:

(a)	Cosan and Cosan Downstream Holdco shall cause the assignment of:

(i)
one of Cosan's common shares in the Sugar and Ethanol Co to each of the members of the initial Supervisory Board of the Sugar and Ethanol Co nominated for such position by Cosan in accordance with the Sugar and Ethanol Shareholders' Agreement;

(ii)
one of Cosan Downstream Holdco's common shares in the Downstream Co to each of the members of the initial Supervisory Board of the Downstream Co nominated for such position by Cosan in accordance with the Downstream Shareholders' Agreement; and

(iii)
one of Cosan's common shares in the Management Co to each of the members of the initial Supervisory Board of the Management Co nominated for such position by Cosan in accordance with the Operating and Coordination Agreement, in each case pursuant to a Share Assignment Agreement; and

(b)	Shell shall cause the assignment of:

(i)	one of its common shares in the Sugar and Ethanol Co to each of the members of the initial Supervisory Board of the Sugar and Ethanol Co nominated for such position by Shell in accordance with the Sugar and Ethanol Shareholders' Agreement;

(ii)
one of its common shares in the Downstream Co to each of the members of the initial Supervisory Board of the Downstream Co nominated for such position by Shell in accordance with the Downstream Shareholders' Agreement; and

(iii)
one of its common shares in the Management Co to each of the members of the initial Supervisory Board of the Management Co nominated for such position by Shell in accordance with the Operating and Coordination Agreement, in each case pursuant to a Share Assignment Agreement.

2.3	Cosan Transfer Assets and Liabilities

2.3.1
Pursuant to the Cosan Restructuring and Clause 5.3.2, Cosan will contribute, or cause to be contributed, in consideration for the shares specified in Clause 2.1 (Equity interests in the Joint Venture) the legal and beneficial title to the following assets:

(a)	to the Sugar and Ethanol Co, the Cosan S&E Assets (other than the shares of the Sugar and Ethanol Co) and the Cosan S&E Liabilities; and

(b)	to the Downstream Co, the Cosan Downstream Assets and the Cosan Downstream Liabilities.

2.3.2
Where a Cosan Contract is to be transferred to a JV Entity pursuant to Clause 2.3.1 such transfer shall be effected in such a way (whether by assignment (cessão/tranferência) or otherwise) as to enable performance (to the maximum extent practicable consistent with past practice) in accordance with the terms and conditions thereof, and to provide for such JV Entity the benefits of the Cosan Contract (including, without limitation, (i) enforcement of a right of the Cosan Entity against another party to the Cosan Contract arising out of its termination by the other party or otherwise; and (ii) the validity of guarantees granted by Third Parties in connection with the fulfilment by the other party to the Cosan Contract of obligations thereunder); provided that nothing in this Agreement shall (a) constitute an assignment or an attempted assignment of any Cosan Contract if the assignment or attempted assignment would constitute a breach of such Cosan Contract; or (b) limit, modify or otherwise affect any representation or warranty of Cosan under this Agreement.

2.4	Shell Transfer Assets and Liabilities

Pursuant to the Shell Restructuring and Clause 5.3.2 (or as otherwise may mutually be agreed in writing by the Parties), Shell will contribute, or cause to be contributed, in consideration for the shares specified in Clause 2.1 (Equity interests in the Joint Venture), the legal and beneficial title to the following assets:

(a)	to the Sugar and Ethanol Co the following:

(i)	cash in an amount equal to US$1,275,200,000, which will be paid in three instalments to be paid as follows:

(A)	subject to Clause 8.2 (Maintenance Capital Expenditure), an amount equal to US$191,866,000 shall be paid on the Closing Date;

(B)	US$541,667,000 payable on the first anniversary of the Closing Date; and

(C)	US$541,667,000 payable on the second anniversary of the Closing Date,

in each case:

(D)
with interest accruing on each of the principal amounts referred to in paragraphs (B) and (C) above, from the Closing Date to the date that payment of each respective amount is made, at a rate equal to LIBOR (and, in respect of any day after which any such payment is due at the rate set out in Section 5.01(d)(i) (Composition of the Supervisory Board) of each of the Shareholders' Agreements); and

(E)
Shell shall execute a Subscription Bulletin (Boletim de Subscrição), by which it will subscribe for the shares in the Sugar and Ethanol Co specified in Clause 2.2.1(b), and will commit to pay, for those shares, an amount equal in BRL to US$1,275,200,000 on the Closing Date (subject to any adjustment pursuant to Clause 8.2 (Maintenance capital expenditure), provided that (x) in no event shall Shell be required to make a payment which exceeds the amounts in US$ established in sub-Clause (i), and (y) for that purpose, the Subscription Bulletin (Boletim de Subscrição) shall provide that the amounts established in R$ shall be indexed to US$;

(ii)	subject to Clause 7.9 (Iogen), the Iogen Shares; provided that an Iogen Corp Sale has been completed; and

(iii)	the Codexis Shares; and

(b)
to the Downstream Co, the Rebranding Payment and the Retail and Aviation Lubricants Agency Prepayment (which, for the avoidance of doubt, shall not qualify as a contribution to the Downstream Co, but rather a payment that is required under the Retail Lubricants Agency Agreement and the Lubricants Agency Agreement) on the Closing Date,

and will ensure that Shell Brasil Limitada (which at Closing will be re-constituted and renamed as the Downstream Co) will continue to hold the Shell Downstream Assets and the other Shell Transfer Entities.

2.5	Liabilities

2.5.1
Cosan shall use reasonable endeavours to ensure that none of the Cosan Excluded Liabilities, the Cosan Downstream Liabilities or the Cosan S&E Liabilities is transferred to, or, following Closing, remains in, any JV Entity, in each case, to the maximum extent practicable.

2.5.2
Shell shall use reasonable endeavours to ensure that none of the Shell Excluded Liabilities or the Shell Downstream Liabilities is transferred to, or, following Closing, remains in, any JV Entity, in each case, to the maximum extent practicable.

2.6	Goodwill and NOL

The Parties acknowledge that, as a result of the contributions to the Joint Venture made by or caused to be made by:

(a)	Cosan, certain JV Entities may be able to reduce their liability for CIT after the Closing Date due to amortization of Cosan Goodwill and from the use of Cosan Pre-Closing NOLs; and

(b)	Shell, the Downstream Co may be able to reduce its liability for CIT after the Closing Date from the use of Shell Pre-Closing NOLs,

and certain distributions will be made to Cosan and Shell in connection therewith in accordance with the terms of the Downstream Shareholders' Agreement and the Sugar and Ethanol Shareholders' Agreement.

2.7	Intellectual Property

2.7.1
Cosan shall, with effect from the Closing Date, license to the Sugar and Ethanol Co and the Downstream Co all Intellectual Property, other than the Cosan Owned IP or the Cosan Excluded IP, that is used, held for use or contemplated to be used (including by way of licence from any Person in which Cosan has a direct or indirect interest) immediately prior to Closing, by any of the Cosan Entities, in each case in relation to the conduct of the Cosan Downstream Business or the Cosan S&E Business (but, in each case, only to the extent that such Intellectual Property is licensable or sublicensable by Cosan or its Affiliates in accordance with this Clause 2.7.1 and Clause 2.7.4, as of the Closing Date).

2.7.2
The Sugar and Ethanol Co and the Downstream Co shall, with effect from the Closing Date, license to Cosan all Cosan IP (but only to the extent that (a) such Cosan IP is used, held for use or contemplated to be used in relation to any business of any of the Cosan Entities which remains with the Cosan

Entities immediately after the Closing and (b) such Intellectual Property is licensable, as of the Closing Date).

2.7.3
The Downstream Co shall, with effect from the Closing Date, license to a Brazilian Affiliate of Shell all Shell Owned IP (but only to the extent that (a) such Shell Owned IP is used, held for use or contemplated to be used in relation to any business of any of the Shell Entities which remain with the Shell Entities immediately after the Closing and (b) such Intellectual Property is licensable, as of the Closing Date).

2.7.4
Each licence granted pursuant to Clause 2.7.1, 2.7.2 or 2.7.3 shall be non-exclusive, worldwide, royalty-free, fully paid-up, freely sublicensable, freely transferrable, irrevocable, perpetual and unrestricted; provided that any Intellectual Property licensed to Cosan shall be subject to the non-competition restrictions set out in Section 8.02 of each of the Shareholders' Agreements.

2.7.5	Shell shall, with effect from the Closing Date terminate the Shell Trade Mark Licence Agreements.

2.7.6	Following Closing, the Downstream Co shall:

(a)
use reasonable efforts to rebrand the Cosan Fuel Stations (including lubricant bays) such that all of the Cosan Fuel Stations (including lubricant bays) shall bear the "Shell" brand and design as soon as reasonably practicable after Closing and in any event not later than the second anniversary of Closing; and

(b)
apply the proceeds of the Rebranding Payment for the purpose of rebranding in accordance with paragraph (a) above; provided that the Downstream Co may apply such proceeds for other corporate purposes in accordance with the then current Business Plan only after all Cosan Fuel Stations (including lubricant bays) have been so rebranded.

2.7.7	Nothing in this Clause 2.7 (Intellectual Property) shall apply to any Intellectual Property owned, developed, or licensed by Iogen or Codexis.

3.	PERSONNEL

3.1	Transfer of employees

3.1.1
During the period from the Signing Date to the Closing Date, Cosan and Shell shall hold good faith discussions with the appointees to the prospective Executive Boards to ascertain which employees of Cosan, Shell and their respective Affiliates should be transferred to the JV Entities at Closing in accordance with this Clause 3 (Personnel).

3.1.2
Subject to Clause 3.1.4, Cosan shall use its reasonable endeavours to transfer, at Closing (or as soon as possible thereafter), its, and its Subsidiaries', employees employed primarily in connection with:

(a)
the Cosan S&E Business, to the Sugar and Ethanol Co or the Sugar and Ethanol Co's Subsidiaries (as applicable) (including, notwithstanding the provisions of Clause 4 (Retail Sugar Business) or any amendments to any other Clause pursuant thereto) those employed in relation to sugar trading and hedging activities);

(b)	the Cosan Downstream Business, to the Downstream Co, or, in each case, as otherwise agreed between Cosan and Shell; and

(c)	hedging and trading activities through the use of derivative instruments related to commodities, currency, and interest rates.

3.1.3	Subject to Clause 3.1.4, Shell shall use its reasonable endeavours to:

(a)
transfer, at Closing (or as soon as possible thereafter), any employees of Shell Brasil Limitada immediately prior to Closing, which Cosan and Shell agree in writing before the Closing Date should be transferred to the Sugar and Ethanol Co, to the Sugar and Ethanol Co; and

(b)
retain up to Closing the employees of Shell Brasil Limitada, immediately prior to Closing, employed primarily in connection with the Shell Downstream Business as employees of the Downstream Co or as otherwise agreed between Cosan and Shell.

3.1.4
Each of Cosan and Shell shall send a written notice to the other and to the appointee to the prospective role of chief executive officer of the Joint Venture (the "CEO"), not later than 120 days following the Signing Date, setting out a list of any of its respective employees, which it wishes to retain within Cosan and Shell, respectively, and, therefore, not contribute to the Joint Venture (in the case of Cosan, the "Cosan Retained Employee List" and in the case of Shell, the "Shell Retained Employee List"). If, within 30 days of receipt of both (but not only one) of the Cosan Retained Employee List and the Shell Retained Employee List, the CEO notifies Cosan and Shell in writing that he wishes, notwithstanding Cosan's and/or Shell's request to the contrary, for any person or persons specified on the Cosan Retained Employee List and/or the Shell Retained Employee List to be transferred to the Joint Venture, Cosan and Shell shall use their respective reasonable endeavours to transfer the persons specified by the CEO to the Joint Venture at Closing (or as soon as possible thereafter); provided that (a) the CEO shall not be permitted to require the transfer to the Joint Venture of any person which Cosan or Shell (as the case may be) reasonably requests in a written notice to the other and to the CEO that will be necessary for the continuation of the business of Cosan and Shell, respectively, following Closing; and (b) the process described in this Clause 3.1.4 shall not apply with respect to the treasurer of Cosan and those of his direct reports whose principal oversight responsibility is finance but shall apply with respect to those employed by Cosan or any of its Subsidiaries primarily in connection with hedging and trading activities through the use of derivative instruments related to commodities, currency and interest rates.

3.1.5	The JV Entity to which an employee has been transferred shall, promptly after Closing:

(a)	make the relevant annotations and stamps on their respective Registry of Employees (Ficha de Registro do Empregado);

(b)	make the relevant registries on the transferred employees' Individuals' Work Registry (Carteira de Trabalho);

(c)	ensure that the necessary contributions to the FGTS are made; and

(d)
ensure that notification of the employee transfers is provided to the Brazilian Ministry of Labour (Ministério do Trabalho e Emprego) by means of the General List of the Employed and Unemployed (Cadastro Geral de Empregados e Desempregados – CAGED) monthly report and the Annual Report on Social Information (Relação Anual de Informações Sociais – RAIS).

3.1.6	The Person from which an employee has been transferred shall, promptly after Closing, provide to the JV Entity to which each such employee has been transferred:

(a)	INSS registries;

(b)	Caixa Econômica Federal accounts;

(c)	Registry of Employees (Ficha de Registro do Empregado);

(d)	any other data pertaining to such employees, such as personal documents, evaluations and other information.

3.1.7
For the avoidance of doubt, the Cosan Excluded Employees will not be transferred by any Cosan Entity to any JV Entity and the Shell Excluded Employees will be transferred out of Shell Brasil Limitada before Closing such that none of the Excluded Employees will become employees of any JV Entity.

3.2	Restrictions on employing JV employees

Neither Cosan nor Shell will, and each will procure that its respective Affiliates will not, offer a contract of employment or for services to (or otherwise solicit for employment) any of its Management Level Employees, for a period commencing on the date on which the antitrust approvals referred to in paragraphs (b) and (c) of Clause 5.1.1 have been obtained and expiring on the second anniversary of the Closing Date, without the prior written consent of the Parties or, if such person is employed by any JV Entity and the Closing Date has passed, of the Executive Board of whichever JV Entity or JV Entities employs such person; provided, however, that, for the avoidance of doubt, the foregoing restrictions shall not apply: (a) if such person approaches Cosan or Shell (as the case may be) on an unsolicited basis in search of employment or (b) to advertisements or general solicitations of employment.

3.3	Restrictions on Employing Cosan and Shell Employees

The JV Entities will not offer a contract of employment for services to (or otherwise solicit for employment) any Management Level Employees of Cosan, Shell or any of Cosan's or Shell's Affiliates, for a period commencing on the the date on which the antitrust approvals referred to in paragraphs (b) and (c) of Clause 5.1.1 have been obtained and expiring on the second anniversary of the Closing Date,  without the prior written consent of the Parties; provided, however, that, for the avoidance of doubt, the foregoing restrictions shall not apply: (a) if such person approaches a JV Entity on an unsolicited basis in search of employment or (b) to advertisements or general solicitations of employment.

3.4	Pensions

The Parties hereby agree to the provisions of Schedule 12 (Pension matters).

3.5	Severance

3.5.1
Cosan shall be responsible for the process and any costs of severance of the Cosan Excluded Employees and shall indemnify and hold harmless each JV Entity and Shell for claims made against such JV Entity or Shell, respectively, by any such Cosan Excluded Employees for any payments and costs arising out of such severance and the relevant employment agreement.

3.5.2
Shell shall be responsible for the process and any costs of severance of the Shell Excluded Employees and shall indemnify and hold harmless each JV Entity and Cosan for claims made against such JV Entity or Cosan, respectively, by any such Shell Excluded Employees for any payments and costs arising out of such severance and the relevant employment agreement.

3.5.3	Each JV Entity shall be liable for the process and costs of severance of any of its employees following Closing.

4.	RETAIL SUGAR BUSINESS

4.1	Carve-out definition of Retail Sugar Business

4.1.1
This Agreement may be amended pursuant to this Clause 4 (Retail Sugar Business), such that the Retail Sugar Business may not be contributed to the Sugar and Ethanol Co, and the Parties have agreed the process set out this Clause 4 (Retail Sugar Business) to determine whether or not it will be contributed.

4.1.2
Cosan shall promptly after Signing provide Shell with such access, information and materials which Shell reasonably considers necessary or desirable for the carrying out of the actions referred to in Clause 4.1.3 including all such access, information and materials customary for a transaction of this nature and, in any event, including the historic profit and loss accounts and balance sheet in respect of the Retail Sugar Business for not less than the three years before the Signing Date and the current business plan and budgets relating to the Retail Sugar Business.

4.1.3
Cosan and Shell shall, consulting with any appointees to the prospective Executive Board of the Sugar and Ethanol Co and any advisers they may wish to consult, within 60 days after the Signing Date, use reasonable endeavours to mutually agree on a defined scope of the Retail Sugar Business which would be retained by Cosan or transferred to the Sugar and Ethanol Co, specifying:

(a)
which assets (including machinery, equipment and other assets), on a fully itemized basis, would be retained by Cosan and which would be transferred to the Sugar and Ethanol Co, together with the current condition of such assets;

(b)	a comprehensive description of the activities to be carried on by the Retail Sugar Business;

(c)	details of the type of products of the Retail Sugar Business, including retail sugar product specifications, ranges, anticipated business volumes and delivery frameworks;

(d)	target customer base;

(e)	the Retail Sugar Licence Terms;

(f)	the transfer pricing arrangements relating to the purchase of refined and packaged Sugar by the Retail Sugar Business from the Sugar and Ethanol Co on arms' length market terms;

(g)	costs and expenses (including in respect of supplies, packaging costs, work in process, cost of inventory, storage, product transformation costs, labour, overhead and other costs and expenses);

(h)	overhead relating to the shared services arrangements (including all services to be provided to or from the Retail Sugar Business by, or for, the Sugar and Ethanol Co);

(i)
proposed capital expenditure plans, requirements, and parameters (including in respect of growth, maintenance, product warehousing, compliance, and in relation to health, safety, security, the environment and sustainable development);

(j)	details of working capital (including in respect of accounts payable, accounts receivable and inventory);

(k)	details of liabilities;

(l)	arrangements as to personnel employed in relation to the Sugar and Ethanol Business; and

(m)	any tax matters (including in respect of PIS, COFINS and ICMS),

on the provisional understanding that:

(i)	if the Retail Sugar Business is retained by Cosan and not transferred to the Sugar and Ethanol Co:

(A)	with regards to the assets of the Retail Sugar Business:

(1)	all Retail Sugar Brands will be retained by Cosan;

(2)
the assets, other than Sugar Brands, related exclusively to the Sugar Retail Business located at Joint Venture sites (the "JV Sugar Retail Assets") will be owned by the Joint Venture except as set out in Clause 4.1.3 (i)(A)(3);

(3)	a portion of the JV Sugar Retail Assets will be owned by Cosan which cause mimimum operational and financial impact to the Joint Venture;

(B)
for the avoidance of doubt, all activities related to the Business (excluding the Retail Sugar Business) which take place on real estate owned or otherwise operated by a JV Entity will not be within the scope of the Retail Sugar Business;

(C)	the transfer pricing in respect of the purchase of refined and packaged Sugar shall be determined on an arms' length basis at market prices;

(D)
stand-alone retail Sugar activities, contracts and assets (including the Sugar packaging sites located at Araquari and Sertãozinho and the Sugar refinery facilities at Piedade) will be retained by Cosan;

(E)	only the Mills at Da Barra and Tarumã will produce Sugar for the Retail Sugar Business;

(F)	operational capital expenditure will be funded by the operator of equipment and replacement and improvement capital expenditure will be funded by the owner of equipment;

(G)
a shared service centre owned by the Sugar and Ethanol Co will provide services to the Retail Sugar Business (including enterprise resource planning) at arms' length market rates for a limited period of time; and

(H)
the prospective chief executive officer of the Sugar and Ethanol Co shall decide which personnel would be transferred to the Retail Sugar Business if not contributed to the Sugar and Ethanol Co; it being understood and agreed that Colin Butterfield and any other manager exclusively dedicated at the date of this Agreement to the Retail Sugar Business shall remain with that business whether retained by Cosan or transferred to the Sugar and Ethanol Co. For the avoidance of doubt, any manager or employee related to the trading and/or hedging of commodities activities should be transferred to the Sugar and Ethanol Co,

(such terms being the "Retail Sugar Heads of Terms")

(ii)
if the Retail Sugar Business is transferred to the Sugar and Ethanol Co, the terms of the licence agreement relating to the use by the Sugar and Ethanol Co of the Retail Sugar Brands shall be on the basis of:

(A)	the Retail Sugar Licence Terms; and

(B)	for a duration of 10 years,

and, in each case, Cosan and Shell shall, to the extent agreed, record such details in writing  and promptly provide the same to each of the other Parties.

4.1.4
Cosan shall specify in writing, within 60 days of the Signing Date to the other Parties, whether the Sugar and Ethanol Co would or would not have the right to engage in White Label Marketing for the initial 5 year period after the Closing Date; provided that (a) the Sugar and Ethanol Co may, in any case, engage in White Label Marketing after the expiry of a period of 5 years following the Closing Date, and (b) the Retail Sugar Business shall, in any case, have the right to engage in White Label Marketing at any time.

4.1.5
If any of the matters referred to in this Clause 4 (Retail Sugar Business) cannot be agreed within a period of 60 days from the Signing Date, Cosan and Shell shall be deemed to have accepted the approach with regard to the Retail Sugar Business set out in paragraph (a) of Clause 4.2.9 and the terms of the licence agreement shall be on the basis of the Agreed Retail Sugar Royalties for a duration of 10 years in accordance with the Retail Sugar Licence Terms.

4.2	Valuations

4.2.1
If Cosan and Shell do not agree on the scope and value of the Sugar Retail Business within 60 (sixty) days of the Signing Date, Cosan shall select a Qualifying Investment Bank (the "Cosan Valuer"), Shell shall select a Qualifying Investment Bank (the "Shell Valuer") and each shall notify the other in writing of such selection before the expiry of the 60 day period specified in Clause 4.1 (Carve-out definition of Retail Sugar Business).

4.2.2	In the event that within the 60 day period specified in Clause 4.1 (Carve-out definition of Retail Sugar Business):

(a)
Cosan or Shell fails to notify the other of its respective selection pursuant to Clause 4.2.1, then the Qualifying Investment Bank selected by whichever of Cosan and Shell did notify the other of its selection; or

(b)
Cosan and Shell have not selected two separate Qualifying Investment Banks (or if either or each of Cosan and Shell fails to be reasonably satisfied that appropriate information barriers will be erected in the event that they have selected the same Qualifying Investment Bank), then the Independent Valuer (to be appointed in accordance with Clause  4.2.3) shall be the "Sole Valuer" and, for the avoidance of doubt, there shall be no Cosan Valuer and no Shell Valuer.

4.2.3
Cosan and Shell shall, within 60 days of the Signing Date, agree upon a Qualifying Accounting Firm (other than the auditors of any Party) to act as the independent valuer (the "Independent Valuer").  Where Cosan and Shell fail to reach an agreement within such 60 day period, a Qualifying Accounting Firm with no current audit relationship with either Cosan or Shell shall be selected by the Independent Selector and appointed as the Independent Valuer.  The Independent Valuer's decision shall be final and binding on the Parties and for whose fees, costs and expenses Cosan and Shell shall be jointly liable in equal proportions.

4.2.4
Cosan shall be liable for the fees, costs and expenses of any Cosan Valuer and Shell shall be liable for the fees, costs and expenses of any Shell Valuer. Cosan and Shell shall be jointly liable for equal proportions of the fees, costs and expenses of any Sole Valuer.

4.2.5	Within 5 Business Days of the determination of the identity of the Cosan Valuer and the Shell Valuer or of the Sole Valuer (as the case may be):

(a)	Cosan shall instruct the Cosan Valuer and Shell shall instruct the Shell Valuer to each; or

(b)	if a Sole Valuer is required in pursuant to Clause 4.2.2, Cosan and Shell shall together instruct the Sole Valuer to,

(c)	determine, in accordance with Clause 4.2.7, the Retail Sugar Business Value and the Sugar Licence Value.

4.2.6
Cosan shall promptly provide the Valuers and Shell with such access, information and materials which the Valuers reasonably consider necessary or desirable for the carrying out of their respective valuations pursuant to Clause

4.2.7 including all such access, information and materials customary for a transaction of this nature and, in any event, including the historic profit and loss accounts and balance sheet in respect of the Retail Sugar Business for not less than the three years before the Signing Date and the current business plan and budgets (to the extent that the Valuers deem reasonable and appropriate, following input from Cosan and Shell, as applicable) relating to the Retail Sugar Business; provided that the Valuers shall enter into a confidentiality agreement with Cosan in a form to be agreed between Shell and Cosan (acting reasonably).

4.2.7	Any Cosan Valuer, Shell Valuer and/or Sole Valuer instructed in accordance with this Clause 4.2 (Valuations) shall be instructed to:

(a)
assume, for all purposes, that the Sugar and Ethanol Co shall, if so notified pursuant to Clause 4.1.4, have the right to engage in, or shall not, if so notified pursuant to Clause 4.1.4, have the right to engage in, White Label Marketing (unless no such notice is delivered, in which case, the Valuers shall be instructed on this matter in accordance with the instruction of Shell);

(b)	in respect of the valuation of the Retail Sugar Business:

(i)	conduct due diligence in respect of the Retail Sugar Business from information and materials provided by the management of Cosan pursuant to Clause 4.2.6;

(ii)	assume that the Retail Sugar Heads of Terms shall form the parameters for the carved out Retail Sugar Business;

(iii)
base its valuations on such benchmarks and methodologies as it deems relevant and which may include: (i) a discounted cash flow analysis of the Retail Sugar Business discounted at a weighted average cost of capital (as all such terms are understood by the Person making the valuations at the time of making them), applicable to the Retail Sugar Business, or similar valuation methodologies customary at such time; and (ii) relevant comparable multiples for the Retail Sugar Business, to arrive to an enterprise value for the Retail Sugar Business;

(iv)
assume, for all purposes when determining a valuation range, that there is no positive or negative value attributable to either the illiquidity of the shares of the Retail Sugar Business or the existence of one or more large or Controlling shareholders;

(v)	assume that the Retail Sugar Business and the Sugar and Ethanol Co operate on an arm's length basis in relation to each other, and no Party shall seek to argue to the contrary; and

(vi)	make appropriate adjustments to the enterprise value as determined in order to arrive to an equity valuation range for the Retail Sugar Business; and

(c)
in respect of the valuation of the Sugar brand licence base its valuations on (i) such benchmarks and methodologies as it deems relevant and which may include relevant market comparables and other customary valuation methodologies and that the Retail Sugar Business and the Sugar and Ethanol Co operate on an arm's length basis in relation to each other, and no Party shall seek to argue to the contrary; and (ii) the assumption that the Sugar brand licence shall be for a duration equal to the Retail Sugar Licence, and notify each of Cosan and Shell in writing of its valuation ranges for each of the Retail Sugar Business Value and the Sugar brand licence, within 40 Business Days of being instructed.

4.2.8
Following receipt of the notifications received pursuant to Clause 4.2.7, Cosan and Shell shall use reasonable endeavours to negotiate in good faith for a period of 30 days with a view to agreeing, in writing:

(a)	a value in US$ for the Retail Sugar Business (the "Agreed Retail Sugar Value"); and

(b)
an amount for royalty payments (the "Agreed Retail Sugar Royalties") (and the key terms of such royalties) that would be payable for use of the Retail Sugar Brands by the Sugar and Ethanol Co consistent with the Retail Sugar Licence Terms;

provided that if Cosan and Shell do not agree on all terms and conditions  relating to the contribution or retention of the Retail Sugar Business, including on an Agreed Retail Sugar Value and Agreed Retail Sugar Royalties within such 30 day period, Cosan and Shell shall select an Independent Valuer pursuant to Clause 4.2.3 to calculate an Agreed Retail Sugar Value and Agreed Retail Sugar Royalties following those guidelines established in this Clause 4.2.8 for the Shell Valuer and the Cosan Valuer.

4.2.9
Following the completion of the valuation process set out in Clause 4.2 (Valuations) and the provision of the Agreed Retail Sugar Value and the Agreed Sugar Retail Royalties to Cosan and Shell, Cosan shall elect (in its sole discretion) whether to:

(a)
contribute the Retail Sugar Business to the Sugar and Ethanol Co at Closing as presently contemplated in Clause 2 (Establishment of the Joint Venture) and cause the entering into of the retail sugar licence agreement in accordance with the Retail Sugar Licence Terms at Closing; or

(b)	retain its interest in the Retail Sugar Business (and not contribute the Retail Sugar Business to the Sugar and Ethanol Co at Closing as

otherwise contemplated in Clause 2 (Establishment of the Joint Venture)) and, instead, pay the Agreed Retail Sugar Value to the Sugar and Ethanol Co at Closing,

and shall notify in writing all of the Parties of its election within a period of 14 days following determination of the Agreed Retail Sugar Value and Agreed Retail Sugar Royalties in accordance with Clause 4.2 (Valuations).

4.2.10
If Cosan elects the approach with regard to the Retail Sugar Business set out in paragraph (a) of Clause 4.2.9, the provisions of Clause 4.3 (Contribution of Retail Sugar Business) shall apply and if Cosan elects the approach with regard to the Retail Sugar Business set out in paragraph (b) of Clause 4.2.9, the provisions of Clause 4.4 (Retention of Retail Sugar Business) shall apply.

4.3	Contribution of Retail Sugar Business

4.3.1	If Cosan elects the approach with regard to the Retail Sugar Business set out in paragraph (a) of Clause 4.2.9:

(a)
Cosan and Shell shall finalize the terms of a retail sugar brand licence, within 30 days of Shell's receipt of the notice delivered pursuant to Clause 4.2.9, on the Retail Sugar Licence Terms but in any case providing for the payment of royalties, in an amount equal to the Agreed Retail Sugar Royalties, for the use of the Retail Sugar Brands by the Sugar and Ethanol Co for a period equal to the duration specified in the Retail Sugar Licence Terms, such licence thereupon becoming an Agreed Form document (in such form, the "Retail Sugar Licence Agreement");

(b)	this Agreement shall be automatically amended, without further action or documentation and without the consent of any of the Parties, such that:

(i)
a new provision of Clause 1.1 (Definitions) shall be inserted, in the appropriate place in alphabetical order, which shall read: ""Retail Sugar Licence Agreement" means the licence agreement for the use by the Sugar and Ethanol Co of the Retail Sugar Brands in Agreed Form to be dated the Closing Date between Cosan and the Sugar and Ethanol Co;"; and

(ii)
the Retail Sugar Licence Agreement shall be added to the list of Transaction Documents in Schedule 11 (Transaction Documents) and all further amendments necessary shall be made to this Agreement and any other Transaction Documents, so as to ensure that the Retail Sugar Licence Agreement shall be entered into by the parties thereto at Closing; and

(c)	the Parties shall negotiate in good faith any further mutually desired amendments.

4.4	Retention of Retail Sugar Business

(a)	If Cosan elects the approach with regard to the Retail Sugar Business set out in paragraph (b) of Clause 4.2.9:

(b)	this Agreement shall be automatically amended, without further action or documentation and without the consent of any of the Parties, such that:

(i)	paragraph (a) of the definition of the "Business" set out in Clause 1.1 (Definitions) shall read: "the production, sale and trading of Sugar globally other than the Retail Sugar Business;";

(ii)
a new subparagraph (vii) of the definition of "Cosan Excluded Assets" set out in Clause 1.1 (Definitions) shall be inserted, between the existing subparagraphs (vi) and (vii), which shall read: "all assets owned, held or used primarily in relation to the conduct of the Retail Sugar Business;" and the subsequent subparagraphs shall be renumbered accordingly;

(iii)	subparagraph (vii) of the definition of "Cosan S&E Assets" set out in Clause 1.1 (Definitions) shall be deleted in its entirety and the subsequent subparagraphs shall be renumbered accordingly;

(iv)
paragraph (a) of Clause 2.3.1 shall read: "to the Sugar and Ethanol Co: (i) the Cosan S&E Assets; (ii) the Cosan S&E Liabilities; and (iii) cash in an amount equal to the Agreed Retail Sugar Value, paid on the Closing Date in full (and accruing interest in respect of any day after which any such payment is due at the Default Interest Rate);"; and

(v)
Schedules 1 (Cosan Assets) and 2 (Cosan Excluded Assets) shall be updated to reflect, consistent with the Retail Sugar Heads of Terms, the assets to be contributed to the JV Entities and retained by Cosan, respectively, with regard to the Retail Sugar Business; and

(b)
the Agreed Form of the Sugar and Ethanol  Shareholders' Agreement shall be automatically amended, without further action or documentation and without the consent of any of the Parties, such that paragraph (a) of the definition of the "Business" set out in section 8.01 therein shall read: "the production, sale and trading of Sugar globally other than the Retail Sugar Business”.

5.	CLOSING

5.1	Conditions to Closing

5.1.1
The obligations of the Cosan Parties and the Shell Parties to effect the Closing are conditional upon the satisfaction or waiver by the Cosan Parties and the Shell Parties, of the following conditions:

(a)
subject to the proviso in Clause 5.2.1, no order, instruction or requirement has been issued or made by CADE, including in accordance with the Brazilian Antitrust Law, in respect of antitrust clearance and approval, or, to the extent that any such order, instruction or requirement has been issued or made, the Parties have procured that the same has been followed, satisfied, complied with or successfully challenged in competent courts on a preliminary or final basis;

(b)
subject to the proviso in Clause 5.2.1, the European Commission has made a decision on customary terms not to initiate proceedings under Article 6(1)(c) of Council Regulation (EC) 139/2004 or make a referral to a competent authority under Article 9(1) of that Regulation in respect of the transaction establishing the Joint Venture or any matter arising from such transaction;

(c)
subject to the proviso in Clause 5.2.1, the Swiss Competition Commission has (i) notified Cosan and Shell under Article 32 paragraph 1 of the Swiss Federal Act on Cartels and Other Restraints of Competition of its decision not to investigate in respect of the transaction establishing the Joint Venture or any matter arising from such transaction pursuant to this Agreement or (ii) failed to so notify Cosan and Shell within the one month period specified in the said Article 32 paragraph 1; and

(d)
there has been no claim against any of the Parties (or any of their respective Affiliates) that the transactions contemplated in this Agreement entitle any shareholder of any of the Parties (other than any of the Parties or their respective Affiliates) to exercise any right either under their respective constitutional or organizational documents or under any Law in any applicable jurisdiction as a direct consequence of the transactions contemplated in this Agreement and the consequence of the exercise of such right is (a) reasonably likely to occur and (b) in the reasonable opinion of any Party, reasonably likely to be material.

5.1.2	The obligations of the Cosan Parties to effect the Closing are conditional upon the satisfaction or waiver by the Cosan Parties of the following conditions:

(a)	the Shell Parties have performed in all material respects all of their obligations under this Agreement required to be performed by them on or prior to the Closing Date;

(b)	there has been:

(i)	no Material Adverse Change with respect to Shell; and/or

(ii)	no Breach of Law by any Shell Party which has had or would reasonably be expected to result in a Material Adverse Change with respect to any of the Shell Parties or the Joint Venture,

which is continuing on the Closing Date;

(c)	the Shell Restructuring has been completed; and

(d)	all retail fuel stations constituting a Shell Transfer Asset are operated by a dealer and not by Shell or any Affiliate of Shell.

5.1.3	The obligations of the Shell Parties to effect the Closing are conditional upon the satisfaction or waiver by the Shell Parties of the following conditions:

(a)	the Cosan Parties will have performed in all material respects all of their obligations under this Agreement required to be performed by them on or prior to the Closing Date;

(b)	Cosan has entered into the TAJ on terms reasonably acceptable to Shell and none of Cosan or any of its Affiliates has breached any term or condition of the TAJ;

(c)	there will have been:

(i)	no Material Adverse Change with respect to Cosan; and/or

(ii)	no Breach of Law by any Cosan Party which has had or would reasonably be expected to result in a Material Adverse Change with respect to any of the Cosan Parties or the Joint Venture,

which is continuing on the Closing Date;

(d)	the Cosan Restructuring has been completed;

(e)
subject to Clause 8.1 (Permits), all Mill Permits have been obtained; provided that: (i) any such Mill Permits may have been obtained on a provisional basis subject to the compliance with any conditions set out therein that may be required to be complied with by the Closing Date; and (ii) Cosan and its Affiliates have complied with any such conditions up to the Closing (such condition, the "Mill Condition");

(f)	there is no impediment to:

(i)
the transfer of ownership of all Mills to a JV Entity at Closing, other than any such steps which would need to be taken post-Closing to record such transfer with the relevant real estate registry; and

(ii)	the transfer in ownership of the CTC Shares and compliance with Clause 7.8 (CTC IP);

(g)	the Cosan Consents have been obtained;

(h)	the Shell Retained Business Consents have been obtained; and

(i)	all retail fuel stations constituting a Cosan Transfer Asset are operated by a dealer and not by Cosan or any Affiliate of Cosan.

5.2	Obligations relating to Conditions to Closing

5.2.1
Cosan and Shell shall each use its reasonable endeavours to ensure that the Conditions in Clause 5.1.1 are satisfied as soon as possible after the date of this Agreement, including by using its reasonable endeavours to:

(a)	obtain, and to cause its respective Subsidiaries and other Affiliates under its Control to obtain, the Antitrust Approvals;

(b)
obtain, and to cause its respective Subsidiaries and other Affiliates under its Control to use, respectively, reasonable endeavours to obtain, all required consents, approvals or waivers from parties to material contracts, in connection with the completion of the transactions contemplated by this Agreement; provided that in no event shall receipt of any such consents, approvals or waivers, other than the Cosan Consents, the Shell Consents and the Shell Retained Business Consents, constitute a condition to Closing;

(c)	comply, and cause its respective Subsidiaries and other Affiliates under its Control to comply, with all conditions and covenants applicable or related to them as contemplated by this Agreement; and

(d)
do, and cause its respective Subsidiaries and other Affiliates under its Control to use, respectively, reasonable endeavours to do, all such other acts as are necessary or advisable in order to effect the transactions contemplated by this Agreement and by the Transaction Documents, provided that Closing shall not take place if any Antitrust Approval, or any order from any antitrust authority, requires a divestiture (or other action) that would result in a loss of the annual revenue of 10 per cent. or more of any of: (a) either Cosan's or Shell's gross revenues as recorded in Cosan's or Shell's most recent annual financial statements; or (b) the projected revenue of the Joint Venture as a whole for the first year of operations.

5.2.2	Cosan shall use its reasonable endeavours to ensure that the Conditions in Clause 5.1.3 are satisfied as soon as possible after the date of this Agreement.

5.2.3	Shell shall use its reasonable endeavours to ensure that the Conditions in Clause 5.1.2 are satisfied as soon as possible after the date of this Agreement.

5.2.4	If, at any time, any Party becomes aware of a fact or circumstance that might prevent a Condition being satisfied, it shall immediately inform the other Parties.

5.3	Closing

5.3.1
The Closing shall take place at the offices of Souza, Cescon, Barrieu & Flesch Advogados, Rua Funchal, 418, 11º andar, 04551-060 São Paulo, SP, Brazil on the last Business Day of the calendar month in which the conditions set out in Clause 5.1 (Conditions to Closing) have been satisfied or waived, or at such other time or place as the Parties may agree, unless such conditions have not been so satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing but subject to the fulfilment or waiver of those conditions) by the tenth Business Day preceding the last Business Day of such calendar month, in which case the Closing shall take place on the last Business Day of the next calendar month (or at such other time or place as the Parties may mutually agree).

5.3.2	On the Closing Date the Parties shall do all those things respectively required of them in Schedule 7 (Closing Steps) (including entry into all of the Transaction Documents to which they are a party).

5.3.3
In no event shall the failure of any of the Financial Risk Management Principles, the Manual of Authorities or the Trading Risk Management Principles to be approved or adopted by any of the Supervisory Boards constitute a failure of any Condition to Closing.

6.	WORKING CAPITAL AND NET DEBT MATTERS

6.1	Definitions

The capitalized terms below have the meanings ascribed to them as follows only for the purposes of this Clause 6 (Working capital and net debt matters) and terms not defined in this Clause 6 (Working capital and net debt matters)  shall have the meaning as determined in the body of this Clause or otherwise in Clause 1.1 (Definitions).

"Allocation Date" has the meaning ascribed to it in Clause 6.8.2;

"Allocation Proposal" has the meaning ascribed to it in Clause 6.8.1;

"Carve-Out Review Period" has the meaning ascribed to it in Clause 6.6.2;

"Closing Balance Sheet" has the meaning ascribed to it in Clause 6.9.1;

"Closing Review Period " has the meaning ascribed to it in Clause 6.9.2;

"Contributed Derivatives" means the derivative positions and contracts contributed to the Joint Venture pursuant to, and in accordance with, Clause 6.8 (Contributed Derivatives);

"Cosan Accounts" means Cosan's consolidated accounts and cash flow statement, in relation to Cosan's businesses being contributed to the Joint Venture, for the nine months ended on the Last Accounting Date, prepared and reviewed by Ernst & Young on a proper and consistent basis in accordance with the law and applicable standards, principles and practices generally accepted in Brazil;

"Cosan Carve-Out Balance Sheet" has the meaning ascribed to it in Clause 6.5.1;

"Cosan Carve-Out Downstream Balance Sheet" has the meaning ascribed to it in Clause 6.5.1;

"Cosan Carve-Out Sugar and Ethanol Balance Sheet" has the meaning ascribed to it in Clause 6.5.1;

"Cosan Closing Aggregate Balance Sheet" has the meaning ascribed to it in Clause 6.5.1;

"Cosan Closing Downstream Balance Sheet" has the meaning ascribed to it in Clause 6.9.1(a)(i);

"Cosan Closing Downstream Fixed Working Capital" shall mean the Fixed Working Capital derived from the Cosan Closing Downstream Balance Sheet  (subject to Clause 6.9.7);

"Cosan Closing Sugar and Ethanol Balance Sheet" has the meaning ascribed to it in Clause 6.9.1(a)(iv);

"Cosan Downstream Fixed Working Capital Target" shall mean the Fixed Working Capital derived from the Cosan Carve-Out Downstream Balance Sheet (subject to Clause 6.9.7); provided that such figure shall be adjusted as necessary pursuant to Clause 6.9.6(d);

"Cosan Downstream Monthly Revenue" means, as of a particular calendar month, the Downstream Revenue of the Cosan Downstream Business for that calendar month;

"Cosan Downstream Variable Working Capital" means, as of any month-end date, the Downstream Variable Working Capital of the Cosan Downstream Business for that calendar month;

"Cosan Downstream Variable Working Capital Adjustment" means the difference (which may be a positive or a negative number) of (x) the Cosan Downstream Variable Working Capital derived from the Cosan Closing Downstream Balance Sheet (subject to Clause 6.9.7) minus (y) the product of (A) the Cosan Downstream Variable Working Capital Percentage times (B) the Cosan Downstream Monthly Revenue as of the month ending on the Closing Date;

"Cosan Downstream Variable Working Capital Percentage" means the amount (stated as a percentage) resulting from the following calculation:

( X  ÷  Y )

Where:

X =	the sum of the Cosan Downstream Variable Working Capital for each of the twelve calendar months immediately prior to the Signing Date calculated as of the month-end date for each such month; and

Y =	the sum of the Cosan Downstream Monthly Revenue for each of the twelve calendar months immediately prior to the Signing Date calculated as of the month-end date for each such month;

provided that each of the Cosan Downstream Variable Working Capital and Cosan Downstream Monthly Revenue shall be adjusted as necessary pursuant to Clause 6.9.6(d);

"Cosan Downstream Working Capital Target" means the sum of (i) the Cosan Downstream Fixed Working Capital Target plus (ii) the product of (A) the Cosan Downstream Variable Working Capital Percentage and (B) the Cosan Downstream Monthly Revenue for the month ending on the Closing Date;

"Cosan Expenditure Plan" means the plan set out in Schedule 14 (Cosan Expenditure Plan);

"Cosan Fixed Working Capital Adjustment" shall be equal to the Cosan Closing Downstream Fixed Working Capital minus Cosan Downstream Fixed Working Capital Target,

"Cosan Net Debt Adjustment" shall be equal to the Net Debt derived from the Cosan Closing Aggregate Balance Sheet (subject to Clause 6.9.7) converted into US dollars at the Closing Date Exchange Rate minus the Cosan Target Net Debt (but such Net Debt calculation shall exclude, for the avoidance of doubt, all Cash contributed by Shell to Downstream Co and Sugar and Ethanol Co pursuant to Clause 2.4(a)(i)(A) of the Framework Agreement);

"Cosan Post-Closing Net Debt Payment" shall be determined in accordance with Clause 6.9.8;

"Cosan Post-Closing Working Capital Payment" shall be determined in accordance with Clause 6.9.10;

"Cosan Target Net Debt" shall be equal to the sum of

(a)	US$2,524,000,000; plus

(b)	the Cosan Excess Debt converted into US$ at the Closing Date Exchange Rate;

"CSA Derivatives Book" has the meaning ascribed to it in Clause 6.8.1;

"Derivatives Notice" means a report setting out all derivative positions of Cosan or any Cosan Transfer Entity that remain open as at the date immediately prior to the date of the Derivatives Notice, and which shall include:

(a)	a table describing the main terms of each and every derivative position open as of such time, providing details regarding the:

(i)	type of derivative;

(ii)	future exchange;

(iii)	contract;

(iv)	screen;

(v)	expiration date;

(vi)	strike;

(vii)	number of contracts;

(viii)	average price;

(ix)	settlement price;

(x)	notional;

(xi)	carrying amount; and

(xii)	fair value;

(b)
in respect of any currency, interest rate and commodities price risks, an executive report with a brief description of the derivatives position and the change from the previous month's report, explaining any situation that could be considered as extraordinary or different from the limits and permits of the above policy, and a detailed description of all derivative instruments entered and/or closed during such time; and

(c)
a brief description of any non-standard derivative transactions entered into during the previous month and the rationale for entering into such transactions. For the avoidance of doubt, any non-standard derivative should refer to any derivative instruments other than commodity future contracts, forward currency agreements, interest rate and foreign exchange swap contracts and option contracts;

"Discrepancy" has the meaning ascribed to it in Clause 6.9.4;

"Downstream Inventories" shall mean all stocks of hydrocarbons and fuel ethanol including the related primary distribution cost of such stocks and all such stocks in transit, minus the provision for obsolescence of such stocks, but expressly excluding any stocks relating to promotional materials and stocks related to spare parts;

"Downstream Revenue" shall mean the revenues related to products invoiced to customers, net of taxes, including royalties, commissions, rebates, upfront grants and other client incentives, and proceeds from throughput agreements;

"Downstream Trade Payables" shall mean all trade payables for hydrocarbons and fuel ethanol including the associated freight costs, but expressly excluding any staff payables, redundancy provisions, accruals and any tax payables;

"Downstream Trade Receivables" shall mean all trade receivables associated with Downstream Revenue adjusted by adding back any receivables assigned for financing purposes to any third party including all factoring agreements and similar agreements for the purpose of obtaining financing, less the corresponding bad debt provision.  Downstream Trade Receivables shall expressly exclude any loans to dealers, upfront grants, advances given to suppliers, loans to staff, recoverable expenses from pools and any tax credits or receivables;

"Downstream Variable Working Capital" means the result of (x) Downstream Inventories plus (y) Downstream Trade Receivables minus (z) Downstream Trade Payables;

"Final Observation Notice" has the meaning ascribed to it in Clause 6.9.3;

"Fixed Working Capital" shall mean all current assets minus all current liabilities, excluding (i) any current assets or current liabilities included in Net Debt, (ii) any current assets or current liabilities included in Downstream Variable Working Capital, (iii) specific Tax credits, as separately agreed between Shell and Cosan, that were booked by Shell in the third quarter of 2009 and the second quarter of 2010 related to prior years, (iv) any Excluded Assets, (v) any Excluded Liabilities, (vi) any Restricted Cash, (vii) any Non-Contingent Liabilities; (viii) any provisions reflecting contingencies, indemnifications or settlements; and (ix) all derivatives, hedging, trading and future asset and liability positions to the extent that they are considered Current Assets or Current Liabilities;

"Independent Auditor" has the meaning ascribed to it in Clause 6.9.4;

"Initial Observation Notice" has the meaning ascribed to it in Clause 6.6.4;

"JV Derivatives Book" has the meaning ascribed to it in Clause 6.8.1;

"List" has the meaning ascribed to it in Clause 6.8.2;

"Monitoring Adjustment" has the meaning ascribed to it in Clause 6.5.10;

"Monitoring Covenant Breach" has the meaning ascribed to it in Clause 6.5.7;

"Monitoring Covenant Breach Notice" has the meaning ascribed to it in Clause 6.5.7;

"Monitoring Team" has the meaning ascribed to it in Clause 6.5.1;

"Net Debt" means, on a consolidated basis, Debt minus Cash;

"PWC" means PricewaterhouseCoopers;

"Shell Carve-Out Downstream Balance Sheet" has the meaning ascribed to it in Clause 6.6.1(c)(i);

"Shell Closing Downstream Fixed Working Capital" shall mean the Fixed Working Capital derived from the Shell Closing Balance Sheet (subject to Clause 6.9.7);

"Shell Downstream Fixed Working Capital Target" shall mean the Fixed Working Capital derived from the Shell Carve-Out Downstream Balance Sheet (subject to Clause 6.9.7); provided that such figure shall be adjusted as necessary and applicable pursuant to Clause 6.9.6(d);

"Shell Downstream Monthly Revenue" means, as of any calendar month, the Downstream Revenue of the Shell Downstream Business for that calendar month;

"Shell Downstream Variable Working Capital" means, as of any month-end date, the Downstream Variable Working Capital of the Shell Downstream Business for that calendar month;

"Shell Downstream Variable Working Capital Adjustment" means the difference (which may be a positive or a negative number) of (x) the Shell Downstream Variable Working Capital derived from the Shell Closing Balance Sheet (subject to Clause 6.9.7) minus (y) the product of (A) the Shell Downstream Variable Working Capital Percentage times (B) the Shell Downstream Monthly Revenue as of the month ending on the Closing Date;

"Shell Downstream Variable Working Capital Percentage" means the amount (stated as a percentage) resulting from the following calculation:

( X  ÷  Y )

Where:

X =	the sum of the Shell Downstream Variable Working Capital for each of the twelve calendar months immediately prior to the Signing Date calculated as of the month-end date for each such month; and

Y =	the sum of the Shell Downstream Monthly Revenue for each of the twelve calendar months immediately prior to the Signing Date calculated as of the month-end date for each such month;

provided that each of the Shell Downstream Variable Working Capital and Shell Downstream Monthly Revenue shall be adjusted as necessary and applicable pursuant to the principle stated in Clause 6.9.6(d);

"Shell Fixed Working Capital Adjustment" shall be equal to the Shell Closing Downstream Fixed Working Capital minus Shell Downstream Fixed Working Capital Target;

"Shell Net Debt Adjustment" shall be equal to the Net Debt derived from the  Shell Closing Balance Sheet (subject to Clause 6.9.7) converted into US dollars at the Closing Date Exchange Rate (but such Net Debt calculation shall exclude, for the avoidance of doubt, all Cash contributed by Shell to Downstream Co pursuant to Clause 2.4(a)(i)(A) of the Framework Agreement);

"Shell Post-Closing Net Debt Payment" shall be determined in accordance with Clause 6.9.9; and

"Shell Post-Closing Working Capital Payment" shall be determined in accordance with Clause 6.9.11.

6.2	Contributions at Closing

At Closing, Cosan shall contribute to the Sugar and Ethanol Co assets to ensure that the Sugar and Ethanol Co and each of its Subsidiaries shall contain a level of Working Capital, in general, and Accounts Receivable, Accounts Payable and Inventories, in particular, required to operate such business in a manner consistent with  the ordinary course of business, taking into account the cyclicality and seasonality of the Cosan S&E Business and other matters that are outside the control of Cosan.

6.3	Pre-Signing Warranties

6.3.1	Cosan warrants to Shell that, since the Last Accounting Date through the Signing Date, in relation to the Cosan Transfer Assets only, it has:

(a)
not factored, financed, sold, disposed, agreed to sell, assigned or sought to accelerate payment of any Accounts Receivable or any other assets relating to the Cosan S&E Business or the Cosan Downstream Business in any material respect, other than in the ordinary course of business;

(b)
not extended or agreed to extend any payment terms in respect of the Accounts Payable or any other commercial liabilities forming part of Working Capital relating to the Cosan S&E Business or the Cosan Downstream Business in any material respect, other than in the ordinary course of business;

(c)
not disposed of Inventory relating to the Cosan S&E Business or the Cosan Downstream Business in a manner which materially differs from the same month in the previous year (taking into account seasonality and cyclicality of such businesses and other matters that are outside the control of Cosan), or accelerated any sales in the Cosan S&E Business or in the Cosan Downstream Business in any material respect, other than in the ordinary course of business or as required by then-current market conditions;

(d)
continued to pursue those customer discounts and promotions beneficial to the Cosan S&E Business and the Cosan Downstream Business in the ordinary course of business, and maintained commercial policies, practices and relationships with, suppliers and clients consistent with past practice; and

(e)
subject to market conditions, intervening external developments, and elements outside of Cosan’s control, continued to execute in all material respect the Cosan Expenditure Plan relating to the Cosan S&E Business and undertake the required expenditures in connection with Cosan's budget relating to the Cosan Downstream Business for the relevant period to preserve and contribute the Cosan S&E Business and the Cosan Downstream Business to the Joint Venture in a manner consistent with the Cosan Expenditure Plan and Cosan's budget in all material respects (subject to market conditions, intervening external developments, and elements outside of Cosan’s control), so as not  to positively or negatively affect the levels of Net Debt and/or Working Capital to be contributed by Cosan to the Joint Venture in any material respect.

6.3.2	Shell warrants to Cosan that, since the Last Accounting Date through the Signing Date, in relation to the Shell Transfer Assets only, it has:

(a)
not factored, financed, sold, disposed, agreed to sell, assigned or sought to accelerate payment of any Accounts Receivable or any other assets relating to the Shell Downstream Business in any material respect, other than in the ordinary course of business;

(b)
not extended or agreed to extend any payment terms in respect of the Accounts Payable or any other commercial liabilities forming part of Working Capital relating to the Shell Downstream Business in any material respect, other than in the ordinary course of business;

(c)
not disposed of Inventory relating to the Shell Downstream Business in a manner which materially differs from the same month in the previous year (taking into account seasonality and cyclicality of such business and other matters that are outside the control of Shell), or accelerated any sales in the Shell Downstream Business in any material respect, other than in the ordinary course of business or as required by then-current market conditions;

(d)
continued to pursue those customer discounts and promotions beneficial to the Shell Downstream Business in the ordinary course of business, and maintained commercial policies, practices and relationships with, suppliers and clients consistent with past practice; and

(e)
subject to market conditions, intervening external developments, and elements outside of Shell’s control, continued to undertake the required expenditures in connection with Shell's budget relating to the Shell Downstream Business for the relevant period to preserve and contribute the Shell Downstream Business to the Joint Venture in a manner consistent with Shell's budget in all material respects (subject to market conditions, intervening external developments, and elements outside of Shell’s control), so as not to positively or negatively affect the levels of Net Debt and/or Working Capital to be contributed by Shell to the Joint Venture in any material respect.

6.4	Working Capital covenants

6.4.1
Without prejudice to the rights and obligations set out in Clauses 7.6 (Positive operating covenants) and 7.7 (Negative operating covenants) hereof, Cosan covenants to Shell that, from the date of Signing until Closing, it shall:

(a)
not factor, finance, sell, dispose, agree to sell, assign or seek to accelerate payment of any Accounts Receivable or any other assets relating to the Cosan S&E Business or the Cosan Downstream Business, other than in the ordinary course of business;

(b)
not seek to lengthen any payment terms in respect of the Accounts Payable or any other commercial liabilities forming part of Working Capital and in each case relating to the Cosan S&E Business or the Cosan Downstream Business, other than in the ordinary course of business, as may be reasonably determined by Cosan in response to customer requests or as set out in section 6.4.1(b) of the Cosan Disclosure Letter;

(c)
not dispose of Inventory relating to the Cosan S&E Business or the Cosan Downstream Business in a manner which materially differs from the same month in the previous year (taking into account seasonality and cyclicality of such businesses and other matters that are outside the control of Cosan), or accelerate any sales in the Cosan S&E Business or in the Cosan Downstream Business, other than in the ordinary course of business or as required by then-current market conditions;

(d)
continue to pursue those customer discounts and promotions beneficial to the Cosan S&E Business and the Cosan Downstream Business in the ordinary course of business, and maintained commercial policies, practices and relationships with, suppliers and clients consistent with past practice; and

(e)
subject to market conditions, intervening external developments, and elements outside of Cosan’s control, continue to execute in all material respects the Cosan Expenditure Plan relating to the Cosan S&E Business and undertake the require expenditures in connection with Cosan's budget relating to the Cosan Downstream Business for the relevant period to preserve and contribute the Cosan S&E Business and the Cosan Downstream Business to the Joint Venture in a manner consistent with the Cosan Expenditure Plan and Cosan's budget in all material respects (subject to market conditions, intervening external developments, and elements outside of Cosan's control), so as not to positively or negatively affect the levels of Net Debt and/or Working Capital to be contributed by Cosan to the Joint Venture in any material respect.

6.4.2
Without prejudice to the rights and obligations set out in Clauses 7.6 (Positive operating covenants) and 7.7 (Negative operating covenants) hereof, Shell covenants to Cosan that, from the date of Signing until Closing, it shall:

(a)
not factor, finance, sell, dispose, agree to sell, assign or seek to accelerate payment of any Accounts Receivable or any other assets relating to the Shell Downstream Business, other than in the ordinary course of business;

(b)
not seek to lengthen any payment terms in respect of the Accounts Payable or any other commercial liabilities forming part of Working Capital and in each case relating to the Shell Downstream Business, other than in the ordinary course of business or as may be reasonably determined by Shell in response to customer requests;

(c)
not dispose of Inventory relating to the Shell Downstream Business in a manner which materially differs from the same month in the previous year (taking into account seasonality and cyclicality of such businesses and other matters that are outside the control of Shell), or accelerate any sales in the Shell Downstream Business, other than in the ordinary course of business or as required by then-current market conditions;

(d)
continue to pursue those customer discounts and promotions beneficial to the Shell Downstream Business in the ordinary course of business, and maintained commercial policies, practices and relationships with, suppliers and clients consistent with past practice; and

(e)
subject to market conditions, intervening external developments, and elements outside of Shell’s control, continue to undertake the required expenditures in connection with Shell's budget relating to the Shell Downstream Business for the relevant period to preserve and contribute the Shell Downstream Business to the Joint Venture in a manner consistent with Shell's Budget in all material respects (subject to market conditions, intervening external developments, and elements outside of Shell’s control), so as not  to positively or negatively affect the levels of Net Debt and/or Working Capital to be contributed by Shell to the Joint Venture in any material respect.

6.5	Monitoring Team

6.5.1
Shell shall have the right to appoint two representatives of Shell, one person jointly appointed by Cosan and Shell as a member of the prospective Executive Boards and two Third Parties (the "Monitoring Team") to monitor compliance by Cosan with Clause 6.4 (Working Capital covenants) relating to the Cosan S&E Business and Clause 6.7 (Derivatives covenants) relating to the Cosan S&E Business and the Cosan Downstream Business; provided that until such time as the transactions contemplated by this Agreement have been cleared by the European Commission and the Swiss competition authority under applicable merger control legislation, the Monitoring Team shall only be composed of the external parties appointed by Shell, and no Shell Representative or person appointed by Cosan and Shell as a member of the prospective Executive Boards shall form part of that team.

6.5.2
The members of the Monitoring Team shall be required to sign a confidentiality agreement, in form and substance that is reasonably acceptable to Cosan, that specifically prohibits such members from providing any Cosan commercially sensitive information to any Third Party, including, for the avoidance of doubt, Shell.

6.5.3	Any reports from the Monitoring Team to Shell shall be subject to prior legal review of Clifford Chance to ensure it does not contain any Cosan commercially sensitive information.

6.5.4
The Monitoring Team shall, in a monitoring capacity, have reasonable access, during normal business hours and in a manner that does not unreasonably interfere with the operation of Cosan’s businesses, to Cosan's management, information systems and financial accounts as needed to verify the compliance by Cosan with Clause 6.4 (Working Capital covenants) relating to the Cosan S&E Business and Clause 6.7 (Derivatives covenants) relating to the Cosan S&E Business and the Cosan Downstream Business.

6.5.5
To the extent possible, Cosan shall share with the Monitoring Team, any working capital projections or target levels for the Cosan S&E Business they have established for the coming months on a rolling basis.

6.5.6	Until the date which is 5 Business Days following the Closing Date, Cosan shall deliver to the Monitoring Team a Derivatives Notice within 5 Business Days after the end of each calendar month.

6.5.7	Cosan shall provide:

(a)	the Monitoring Team with access to weekly managerial documents related to derivatives;

(b)	on the request of the Monitoring Team, details of the then current derivative positions in respect of the Contributed Derivatives;

(c)	members of the Monitoring Team access to, and rights of observation of the day-to-day operations of, the trading desks and hedging committees of Cosan and its Affiliates;

and shall use its best efforts to respond to any question or request for information as soon as reasonable practicable but, in any event, with 5 days of receipt of such request.

6.5.8
If the Monitoring Team, any time before Closing, concludes that Cosan is not complying with any of the provisions of Clause 6.4 (Working Capital covenants) relating to the Cosan S&E Business only or Clause 6.7 (Derivatives covenants) relating to the Cosan S&E Business or the Cosan Downstream Business, it shall provide Shell and Cosan with a reasoned notice as to the nature and financial impact of the breach (each, a "Monitoring Covenant Breach" and such notice a "Monitoring Covenant Breach Notice").

6.5.9	Any remedial action that Cosan may elect to take as a result of a Monitoring Covenant Breach Notice prior to Closing shall remain in the sole discretion of Cosan.

6.5.10
If the Monitoring Team believes that a Monitoring Covenant Breach has not been remedied by Cosan prior to Closing or that a Monitoring Covenant Breach has occurred at Closing, it shall provide Shell and Cosan within 60 Business Days of Closing, a Monitoring Covenant Breach Notice stating the amount that shall be payable by Cosan to the Joint Venture to remedy such Monitoring Covenant Breach (the "Monitoring Adjustment").

6.5.11	The Parties shall have 20 Business Days to discuss in good faith the amount, if any of a Monitoring Adjustment and reach a final agreement.

6.5.12
If no agreement is reached regarding the existence or amount of any Monitoring Adjustment, it should be referred with the position of both Parties to the Independent Auditor for resolution; provided that, in resolving any such dispute, the Independent Auditor shall take into account that Working Capital in the Cosan S&E Business can be subject to significant deviations (both on the upside and on the downside) relative to prior performance periods due to seasonality, cyclicality and other matters that are outside of the control of Cosan.

6.6	Actions after signing

6.6.1	No later than the date falling 45 Business Days following the Signing Date:

(a)
Cosan shall prepare and deliver to Shell the following financial statements and calculations (it being understood and agreed that each Cosan Carve-Out Balance Sheet, all of their respective components and all related definitions and calculations required to be made pursuant to this Clause 6.6 shall be determined based on the definitions set out in this Agreement in accordance with the accounting policies and principles used in preparation of the Cosan Accounts so long as those accounting policies and principles conform with Brazilian GAAP; it being understood and agreed that, without prejudice to any other rights and obligations of the Parties set out in this Agreement or in any other Transaction Document, based on the review done prior to Signing, Shell does not have knowledge of any accounting policies and principles used in preparation of the Cosan Accounts that do not conform with Brazilian GAAP):

(i)
a carve-out balance sheet as of December 31, 2009 fairly reflecting in all material respects the Cosan Downstream Assets, the Cosan Downstream Liabilities and the Net Debt as of such date (the "Cosan Carve-Out Downstream Balance Sheet");

(ii)	a calculation of the Cosan Downstream Fixed Working Capital Target derived from the Cosan Carve-Out Downstream Balance Sheet (subject to Clause 6.9.7);

(iii)
a calculation of the Cosan Variable Working Capital Percentage, together with the Cosan Downstream Monthly Revenue and Cosan Downstream Variable Working Capital for the twelve calendar months prior to the Signing Date;

(iv)
a carve-out balance sheet as of December 31, 2009 fairly reflecting in all material respects the Cosan S&E Assets, the Cosan S&E Liabilities and the Net Debt contributed by Cosan to the Sugar and Ethanol Co (the "Cosan Carve-Out Sugar and Ethanol Balance Sheet")

(v)
a carve-out balance sheet as of December 31, 2009 fairly reflecting in all material respects the Cosan Transfer Assets, the Cosan S&E Liabilities, the Cosan Downstream Liabilities and the Net Debt (together with the Cosan Carve-Out Downstream Balance Sheet, and the Cosan Carve-Out Sugar and Ethanol Balance Sheet, the "Cosan Carve-Out Balance Sheets" and each of them a "Cosan Carve-Out Balance Sheet"); provided that each Cosan Carve-Out Balance Sheet shall have the same level of detail as the most recent audited balance sheet forming a part of the Cosan Accounts; and

(vi)
a report issued by Ernst & Young in its capacity as Cosan's independent auditor related to the following audit review procedures set out in Schedule 13 (Carve-Out Accounts Review and Agreed Upon Procedures):

(A)	review of the carve-out accounts;

(B)	review of net revenues for the purposes of determining the Cosan Variable Working Capital Percentage; and

(C)	calculation of Variable Working Capital and Fixed Working Capital;

(b)	Cosan shall use its reasonable efforts to prepare and deliver to Shell revised versions of the Asset Schedules setting out:

(i)	those fixed and intangible assets (on an entity by entity basis) which are owned, held and/or used by Cosan and its Affiliates in connection with the Cosan Downstream Business and Cosan

S&E Business, that are to be transferred to the Joint Venture; and

(ii)
those fixed and intangible assets (on an entity by entity basis) which are owned, held and/or used by Cosan and its Affiliates in connection with the Cosan Downstream Business and Cosan S&E Business, which are not transferring to the Joint Venture, each as at the Signing Date.

(c)
Shell shall prepare and deliver to Cosan the following financial statements and calculations (it being understood and agreed that the Shell Carve-Out Balance Sheet, all of its components and all related definitions and calculations required to be made pursuant to this Clause 6 shall be determined based on the definitions set out in this Agreement in accordance with the accounting policies and principles used in preparation of Shell Accounts so long as those accounting policies and principles conform with Brazilian GAAP;  it being understood and agreed that, without prejudice to any other rights and obligations of the Parties set out in this Agreement or in any other Transaction Document, based on the review done prior to Signing. Cosan does not have knowledge of any accounting policies and principles used in preparation of the Shell Accounts that do not conform with Brazilian GAAP):

(i)
a carve-out balance sheet as of December 31, 2009 fairly reflecting in all material respects the Shell Downstream Assets, the Shell Downstream Liabilities and the Net Debt as of such date (the "Shell Carve-Out Downstream Balance Sheet"); provided that the Shell Carve-Out Downstream Balance Sheet shall have the same level of detail as the most recent audited balance sheet forming a part of the Shell Accounts;

(ii)	a calculation of the Shell Downstream Fixed Working Capital Target derived from the Shell Carve-Out Downstream Balance Sheet (subject to Clause 6.9.7);

(iii)
a calculation of the Shell Variable Working Capital Percentage, together with the Shell Downstream Monthly Revenue and Shell Downstream Variable Working Capital for the twelve calendar months prior to the Signing Date;

(iv)
a reconciliation between the Shell Carve-Out Downstream Balance Sheet provided under this Clause 6.6.1(b) prepared under Brazilian GAAP and the IFRS figures that would be used to conform such balance sheet for the same accounting practices used as at December 31, 2009; and

(v)	a report issued by PwC in its capacity as Shell's independent auditor related to the following audit review procedures set out in Schedule 13 (Carve-Out Accounts Review and Agreed Upon Procedures):

(A)	review of the carve-out accounts;

(B)	review of net revenues for the purposes of determining the Shell Variable Working Capital Percentage; and

(C)	calculation of Variable Working Capital and Fixed Working Capital;

6.6.2	Shell shall use its reasonable efforts to prepare and deliver to Cosan revised versions of the Asset Schedules setting out:

(a)
those fixed and intangible assets (on an entity by entity basis) which are owned, held and/or used by Shell and its Affiliates in connection with the Shell Downstream Business, that are to be transferred to the Joint Venture; and

(b)
those fixed and intangible assets (on an entity by entity basis) which are owned, held and/or used by Shell and its Affiliates in connection with the Shell Downstream Business which are not transferring to the Joint Venture, each as at the Signing Date.

6.6.3
After receipt of the items in Clause 6.6.1, each Party shall have a period of 30 Business Days (the "Carve-Out Review Period") to review such items.  For purposes of such review, each Party should provide the other with reasonable access, during normal business hours and subject to any legal limitations to: (i) the accounting books and records including the asset registry from which the items in Clause 6.6.1 were prepared, (ii) the working teams of each Party who prepared the items in Clause 6.6.1 and (iii) the working teams of and Ernst &Young and PWC, as the case may be, who conducted the review reports in accordance with Clauses 6.6.1(a)(vii) and 6.6.1(c)(vi), respectively.

6.6.4
The Parties shall have 5 Business Days after the termination of the Carve-Out Review Period, to issue a notice (the "Initial Observation Notice") to the other Party indicating, in reasonable level of detail, observations regarding (and any objections to) the items provided pursuant to Clause 6.6.1.

6.6.5
Upon receipt of an Initial Observation Notice, the Parties, together with representatives of PWC and Ernst & Young, shall have 15 Business Days (such time to be extended by mutual agreement if necessary) to discuss in good faith, answers and/or solutions to the observations and any objections contained in the Initial Observation Notice from each Party.  If no resolution is reached with respect to an observation or objection, such observation or objection may be re-submitted for resolution, if applicable, by the Party making such observation or objection, in the issuance of a Final Observation Notice in accordance with Clause 6.9.3 below.

6.7	Derivatives Covenants

6.7.1
Without prejudice to the rights and obligations set out in 2.4 (Positive Operating Covenants) and 7.7 (Negative Operating Covenants), Cosan covenants to Shell that, from the Signing Date until Closing, it shall:

(a)	continue to follow its current standard hedging policies and procedures;

(b)	continue to hedge its commodity price, interest rate and currency risk in connection with the Cosan S&E Business and the Cosan Downstream Business consistent with the following principles:

(i)
on a rolling basis for each of the 4 quarters following the Signing Date, Cosan shall cover the international sugar price for at least 30 per cent. but not more than 80 per cent. of the projected sugar revenues that will take place during such period (as set out in Cosan's annual budget and business plan or revised forecasts);

(ii)
on a rolling basis, for each of the subsequent 4 quarters (i.e. quarters 5 to 8), Cosan shall cover the sugar price for a level between zero to 50 per cent. of the projected sugar revenues that will take place during such period (as set out in Cosan's annual budget and business plan or revised forecasts);

(iii)
on a rolling basis for each of the 4 quarters following the Signing Date, Cosan should cover at least 90 per cent. but not more than 110 per cent. of the net exposure of the expected and certain cash inflows and outflows denominated in USD or other any other foreign currency (and for the avoidance of doubt, any future revenue in any foreign currency related to sugar and ethanol products, that does not have a locked price in such foreign currency, either through a firm commercial commitment or through derivative instruments, should not be hedged);

(iv)	not incur, on a rolling basis, any hedging position longer than 24 months;

(v)	not incur in any inter- and/or intra-book instruments between the JV Derivatives Book and the CSA Derivatives Book; and

(vi)	not carry on any proprietary trading activities after the Signing Date.

6.7.2	The Parties agree that the Monitoring Team shall review compliance with the covenants set out in Clause 6.7 (Derivatives Covenants).

6.8	Contributed Derivatives

6.8.1
Cosan shall contribute at Closing all of its, and its Affiliates', derivative, trading and hedging positions related to the Cosan Downstream Business and the Cosan S&E Business. Not later than 15 days following the Signing Date, Cosan shall submit to Shell an allocation proposal (the "Allocation Proposal") including a split of all the outstanding derivative instruments between the books of the JV Entities (the "JV Derivatives Book") and the Cosan book (the "CSA Derivatives Book") and a document including the future exposure of the S&E Business and the Downstream Business to commodity prices and currency and interest rate fluctuations; provided that:

(a)
all of the derivative instruments related to the Cosan S&E Business and the Cosan Downstream Business are allocated to the JV Derivatives Book and all of the derivatives instruments related to Rumo and related to activities other than hedging are allocated to the CSA Derivatives Book;

(b)	all commodity-linked derivatives are allocated to the JV Derivatives Book;

(a)
a portion of the currency and interest rate hedges that relate to the Business at the time the Contributed Derivatives shall be recorded in the JV Derivatives Book such that the overall market value of the JV Derivatives Book shall be zero on the market close of the Allocation Date, and, in relation to those positions that are either left with the CSA book or sold to ensure the JV Derivatives Book is at zero, Cosan will, at its own cost and expense, re-enter appropriate positions to ensure that the JV Derivatives Book provides an equivalent hedge to the business as at before the adjustment.

6.8.2	Not later than 2 Business Days after Cosan decides to transfer the derivative positions to the JV Derivatives Book (the "Allocation Date"), Cosan shall send to Shell a document (the "List") including:

(a)	each and every derivative position to be transferred to the JV Derivative Book demonstrating the market value of such net position to be zero;

(b)	all derivative positions excluded from the JV Derivatives Book;

(c)
an assessment explaining why the transferred positions represent appropriate hedge coverage for the business and such assessment shall include the following: (i) a comparison between the risks to be covered and the derivatives in place as of that point in time, showing the net exposure not covered; and (ii) a recommendation of actions to cover or not such exposure; and

(d)	a statement confirming that there are no inter- and/or intra-book instruments between the JV Derivatives Book and the CSA Derivatives Book.

6.8.3	The JV Derivatives Book and CSA Derivatives Book shall be run separately and independently from each other and with separate accounts.

6.8.4
Cosan shall use its best endeavours (but without any obligation to expend moneys beyond a degree commensurate with the benefit) to allocate to the JV Derivatives Book a portfolio of derivative positions that best covers the exposure of the Cosan S&E Business and the Cosan Downstream Business to commodity prices, currency and interest rate fluctuations.

6.8.5
Shell shall be required, within a period of 30 days after Shell receives the Allocation Proposal, to either notify Cosan whether or not Shell accepts such proposal and if Shell does not accept such proposal, Shell shall use its reasonable endeavours to submit a written counter-proposal to Cosan as soon as possible after receipt of the Allocation Proposal but, in any case, within 30 days of such receipt.

6.8.6
Cosan shall ensure that the Monitoring Team and/or any other Third Party appointed by Shell shall have appropriate access to all of Cosan's accounts, books, information and other material related to its derivative activities in order to properly assess and analyze the Allocation Proposal and that the Monitoring Team shall have reasonable rights of access to the trading team of Cosan (and its Affiliates) and to ask questions related to the derivative activities conducted by Cosan (and its Affiliates).

6.8.7
Following Shell's submission of a counter-proposal pursuant to Clause 6.8.4, Cosan and Shell shall have a period of 30 days to agree on the allocation of the derivative instruments in the JV Derivatives Book.

6.8.8
If Cosan and Shell cannot agree which derivatives shall be transferred to the JV Entities in accordance with the process set out in this Clause 6.8 (Contributed Derivatives), the positions and contracts to be contributed shall be determined in accordance with Clause 7.2 (Confirmation of Transfer Assets).

6.8.9
Notwithstanding with the process set out in this Clause 6.8 (Contributed Capital Expenditure), all the Contributed Derivatives shall be kept in a separate book and separate accounts as of the Allocation Date including any loss and/or gain realized by the JV Derivative Book and shall be contributed  by Cosan to the JV at Closing.

6.9	Actions after closing

6.9.1	No later than the date falling 60 Business Days following the Closing Date:

(a)	Cosan shall prepare and deliver to Shell (it being understood and agreed that each Cosan Closing Balance Sheet, all of their respective components and all related definitions and calculations required to be made pursuant to this Clause 6 shall be determined based on the definitions set out in this Agreement in accordance with the accounting policies and principles used in preparation of the Cosan Accounts so long as those accounting policies and principles conform with Brazilian GAAP; it being understood and agreed that, without prejudice to any other rights and obligations of the Parties set out in this Agreement or in any other Transaction Document, based on the review done prior to Signing, Shell does not have knowledge of any accounting policies and principles used in preparation of the Cosan Accounts that do not conform with Brazilian GAAP):

(i)
a balance sheet as of the Closing Date fairly reflecting in all material respects the Cosan Downstream Assets, the Cosan Downstream Liabilities, the Net Debt and any other asset or liability contributed by Cosan to the Downstream Co (the "Cosan Closing Downstream Balance Sheet");

(ii)	a calculation of the Cosan Fixed Working Capital Adjustment, together with all the associated supporting materials required to perform such calculation;

(iii)	a calculation of the Cosan Downstream Variable Working Capital Adjustment, together with all the associated supporting materials required to perform calculation;

(iv)
a balance sheet as of the Closing Date fairly reflecting in all material respects the Cosan S&E Assets, the Cosan S&E Liabilities, the Net Debt and any other asset or liability contributed by Cosan to both the Sugar and Ethanol Co (the "Cosan Closing Sugar and Ethanol Balance Sheet")

(v)
a combined balance sheet as of the Closing Date fairly reflecting in all material respects the Cosan Transfer Assets, the Cosan S&E Liabilities, the Cosan Downstream Liabilities, the Net Debt and any other asset or liability contributed by Cosan to both the Sugar and Ethanol Co and the Downstream Co (the "Cosan Closing Aggregate Balance Sheet" and together with the Cosan Closing Downstream Balance Sheet and the Cosan Closing Sugar and Ethanol Balance Sheet, the "Cosan Closing Balance Sheets" and each a "Cosan Closing Balance Sheet"); provided that the Cosan Closing Balance Sheets shall have the same level of detail as the Cosan Carve-Out Balance Sheets;

(vi)	a calculation of the Cosan Net Debt Adjustment;

(vii)	a report issued by Ernst & Young in its capacity as Cosan's independent auditor related to the following procedures set out in Schedule 13 (Carve-Out Accounts Review and Agreed Upon Procedures):

(A)	review of the Closing Balance Sheet;

(B)	review of net revenues for the purposes of determining the Cosan Variable Working Capital Percentage; and

(C)	calculation of Variable Working Capital and Fixed Working Capital;

(b)
Shell shall prepare and deliver to Cosan (it being understood and agreed that the Shell Closing Balance Sheet, all of its components and all related definitions and calculations required to be made pursuant to this Clause 6 shall be determined based on the definitions set out in this Agreement in accordance with the accounting policies and principles used in preparation of the Shell Accounts so long as those accounting policies and principles conform with Brazilian GAAP; it being understood and agreed that, without prejudice to any other rights and obligations of the Parties set out in this Agreement or in any other Transaction Document, based on the review done prior to Signing, Cosan does not have knowledge of any accounting policies and principles used in preparation of the Shell Accounts that do not conform with Brazilian GAAP):

(i)
a balance sheet as of the Closing Date fairly reflecting in all material respects the Shell Downstream Assets, the Shell Downstream Liabilities, the Net Debt, and any other asset or other liability contributed by Shell to the Downstream Co but excluding Shell's Computer Contracts and Computer Systems, and all Cash contributed by Shell to Downstream Co pursuant to Clause 2.4(a)(i)(A) of this Agreement  (the "Shell Closing Balance Sheet", together with the Cosan Closing Balance Sheets the "Closing Balance Sheets" and each of the Cosan Closing Balance Sheets and the Shell Closing Balance Sheet, a "Closing Balance Sheet"); provided that the Shell Closing Balance Sheet shall have the same level of detail as the Shell Carve-Out Balance Sheet;

(ii)	a calculation of the Shell Fixed Working Capital Adjustment, together with all the associated supporting materials required to perform such calculation;

(iii)	a calculation of the Shell Downstream Variable Working Capital Adjustment, together with all the associated supporting materials required to perform such calculation;

(iv)	a calculation of the Shell Net Debt Adjustment;

(v)	a reconciliation between the Shell Closing Balance Sheet provided under this Clause 6.9.1(b) above prepared under Brazilian GAAP and the IFRS figures that would be used to conform such balance sheet for the same accounting practices used as at December 31, 2009; and

(vi)	a report issued by PwC in its capacity as Shell's independent auditor related to the following procedures set out in Schedule 13 (Carve-Out Accounts Review and Agreed Upon Procedures):

(A)	review of the Closing Balance Sheet;

(B)	review of net revenues for the purposes of determining the Shell Variable Working Capital Percentage; and

(C)	calculation of Variable Working Capital and Fixed Working Capital;

6.9.2
After receipt of the items in Clause 6.9.1, each Party shall have a period of 45 Business Days (the "Closing Review Period") to review such items.  For purposes of such review, each Party shall provide the other with reasonable access during normal business hours and subject to any legal limitations to: (i) the accounting books and records including the asset registry from which the items in Clause 6.9.1 were prepared, (ii) the working teams of each Party who prepared the items in Clause 6.9.1, and (iii) the working teams of Ernst & Young and PwC, who conducted the review and issued the letters in accordance with Clauses 6.9.1(a)(vii) and 6.9.1(b)(vi), respectively.

6.9.3
Each Party shall have 10 Business Days after the termination of the Closing Review Period to issue a notice (the "Final Observation Notice") to the other Party indicating in reasonable level of detail: (i) observations regarding (and any objections to) the items provided pursuant to Clause 6.9.1; (ii) any objections made by such Party pursuant to the Initial Observation Notice that are pending resolution and that the Party decides to re-submit for final resolution, including any amendments thereto; and (iii) any further observations regarding (and any objections to) the items in Clause 6.9.1 not included in the Initial Observation Notice or resolutions agreed by the Parties pursuant to Clause 6.9.4 that need to be reconsidered as a result of findings in the Closing Review Period.

6.9.4
Upon receipt of a Final Observation Notice, the Parties together with representatives of PWC and Ernst &Young shall have 20 Business Days to discuss in good faith resolutions to the observations and objections contained therein.  If no resolution is reached with respect to an observation or objection in the Final Observation Notice, such observation or objection (each, a "Discrepancy" and jointly with other such observations and objections, the "Discrepancies") will be documented with the position of each Party and submitted for resolution to an independent accounting firm of internationally recognized standing reasonably satisfactory to Shell and Cosan (who shall not have a material relationship with Shell and Cosan) or, where Shell and Cosan are unable to reach agreement within 10 days, the independent auditor shall be appointed by the ICC Centre for Expertise in accordance with the provision of appointment of experts under the Rules for Expertise of the ICC  (such accounting firm as so agreed or appointed, the "Independent Auditor").

6.9.5
The Independent Auditor shall undertake its best efforts to resolve the Discrepancies within 30 Business Days after they have been submitted for resolution.  The Independent Auditor shall have reasonable access during normal business hours to (i) the accounting books and records including the asset registry from which the items in Clause 6.9.1 were prepared, (ii) the working teams of each Party who prepared the items in Clause 6.9.1, and (iii) the working teams of Ernst & Young and PWC, who conducted the review and issued the letters in accordance with Clauses 6.9.1(a)(vii) and 6.9.1(b)(vi), respectively.

6.9.6	The Independent Auditor shall resolve any Discrepancies in accordance with the following principles, which have been agreed by the Parties:

(a)
each Cosan Closing Balance Sheet, each Cosan Carve-Out Balance Sheet, all of their respective components and all related definitions and calculations required to be made under this Clause 6 are required to have been determined based on the definitions set out in this Agreement in accordance with the accounting policies and principles used in preparation of the most recent audited balance sheet forming a part of the Cosan Accounts, so long as those accounting policies and principles conform with Brazilian GAAP; it being understood and agreed that, without prejudice to any other rights and obligations of the Parties set out in this Agreement or in any other Transaction Document, based on the review done prior to Signing Shell does not have knowledge of any accounting policies and principles used in preparation of the most recent audited balance sheet forming a part of the Cosan Accounts that do not conform with Brazilian GAAP;

(b)
the Shell Closing Balance Sheet, the Shell Carve-Out Downstream Balance Sheet, all of their respective components and all related definitions and calculations required to be made under this Clause 6 shall be determined based on the definitions set out in this Agreement in accordance with the accounting policies and principles used in preparation of the most recent audited balance sheet forming a part of the Shell Accounts, so long as those accounting policies and principles conform with Brazilian GAAP; it being understood and agreed that, without prejudice to any other rights and obligations of the Parties set out in this Agreement or in any other Transaction Document, based on the review done prior to Signing, Cosan does not have knowledge of any accounting policies and principles used in preparation of the most recent audited balance sheet forming a part of the Shell Accounts that do not conform with Brazilian GAAP;

(c)
there shall be consistency between (i) the Cosan Closing Balance Sheets and the corresponding Cosan Carve-Out Balance Sheets in the application of the policies and procedures within Brazilian GAAP required to be used in respect thereof under this Agreement and (ii) the

Shell Closing Balance Sheet and the Shell Carve-Out Downstream Balance Sheet in the application of the policies and procedures within Brazilian GAAP required to be used in respect thereof under this Agreement.  Any adjustment made in the relevant Closing Balance Sheet shall also be made (if applicable) in the corresponding Carve-Out Balance Sheet to ensure such consistency; and

(d)
the Shell Downstream Fixed Working Capital Target, the Shell Downstream Variable Working Capital Percentage, the Cosan Downstream Fixed Working Capital Target and the Cosan Downstream Variable Working Capital Percentage shall be adjusted on a carve-out basis for any addition / exclusion of assets or liabilities as a result of acquisitions or divestitures prior to the Closing Date; provided that, if such acquisitions or divestitures occur, the Cosan Downstream Variable Working Capital and the Shell Downstream Variable Working Capital utilized in determining the percentages shall be adjusted as necessary and applicable in order to make each of such figures comparable with the corresponding Cosan Downstream Variable Working Capital or Shell Downstream Variable Working Capital (as the case may be) as of the Closing Date.  Similarly, the Cosan Downstream Monthly Revenue and the Shell Downstream Monthly Revenue utilized in determining the percentages shall be adjusted as necessary and applicable in order to make each of such figures comparable with the corresponding Cosan Downstream Monthly Revenue or Shell Downstream Monthly Revenue (as the case may be) as of the month ending on the Closing Date; and

(e)
Shell and Cosan shall be deemed to have agreed on all matters that are not subject to a Discrepancy, and accordingly, for purposes of resolving a Discrepancy under this Clause 6, the Independent Auditor shall not be entitled to re-open any item that has been so agreed by Shell and Cosan.

6.9.7
The Cosan Net Debt Adjustment, the Cosan Fixed Working Capital Adjustment, the Cosan Downstream Variable Working Capital Adjustment, the Shell Net Debt Adjustment, the Shell Fixed Working Capital Adjustment and the Shell Downstream Variable Working Capital Adjustment as issued in Clause 6.9.1 and either as (x) accepted by the other Party as a result of the non-issuance of a Final Observation Notice pursuant to Clause 6.9.3 objecting to the corresponding amounts, (y) modified and agreed upon by the Parties pursuant to Clause 6.9.4 or (z) as finally determined by the Independent Auditor pursuant to Clause 6.9.5, shall constitute the basis for any Cosan Post-Closing Net Debt Payment, any Cosan Post-Closing Working Capital Payment, any Shell Post-Closing Net Debt Payment and any Shell Post-Closing Working Capital Payment.

6.9.8	The Cosan Post Closing Net Debt Payment shall be determined in the following manner, and payable in US dollars:

(a)
if the Cosan Net Debt Adjustment as determined pursuant to Clause 6.9.7 is a positive number, then Cosan shall pay such an amount to the Joint Venture 5 Business Days after its determination. Such amount shall be adjusted from the Closing Date to the date of payment at LIBOR.  Any payments made more than 5 Business Days after its determination date shall accrue interest at the Default Interest Rate.

(b)
if the Cosan Net Debt Adjustment as determined pursuant to Clause 6.9.7 is a negative number, then the Joint Venture shall pay the absolute value of that amount to Cosan within 5 Business Days after its determination.  Such amount shall be adjusted from the Closing Date to the date of payment at LIBOR. Any payments made more than 5 Business Days after its determination date shall accrue interest at the Default Interest Rate.

6.9.9	The Shell Post Closing Net Debt Payment shall be determined in the following manner and payable in US dollars:

(a)
if the Shell Net Debt Adjustment as determined pursuant to Clause 6.9.7 is a positive number, then Shell shall pay such an amount to the Joint Venture 5 Business Days after its determination.  Such amount shall be adjusted from the Closing Date to the date of payment at LIBOR.  Any payments made more than 5 Business Days after its determination date shall accrue interest at the Default Interest Rate; or

(b)
if the Shell Net Debt Adjustment as determined pursuant to Clause 6.9.7 is a negative number, then the Joint Venture shall pay the absolute value of such an amount to Shell 5 Business Days after its determination.  Such amount shall be adjusted from the Closing Date to the date of payment at LIBOR.  Any payments made more than 5 Business Days after its determination date shall accrue interest at the Default Interest Rate.

6.9.10	The Cosan Post-Closing Working Capital Payment shall be determined in the following manner and payable in BRL:

(a)
if the sum of the Cosan Fixed Working Capital Adjustment and the Cosan Downstream Variable Working Capital Adjustment each as determined pursuant to Clause 6.9.7 is more than 106% of the Cosan Downstream Working Capital Target, then the Joint Venture shall pay such amount above 106% of the Cosan Downstream Working Capital Target to Cosan 5 Business Days after its determination.  Such amount shall be adjusted from the Closing Date to the date of payment at SELIC.  Any payments made more than 5 Business Days after its determination date shall accrue interest at the Default Interest Rate; or

(b)	if the sum of the Cosan Fixed Working Capital Adjustment and the Cosan Downstream Variable Working Capital Adjustment each as determined pursuant to Clause 6.9.7 is less than 94% of the Cosan

Downstream Working Capital Target, then Cosan shall pay such amount below 94% of the Cosan Downstream Working Capital Target to the Joint Venture 5 Business Days after its determination.  Such amount shall be adjusted from the Closing Date to the date of payment at SELIC.  Any payments made more than 5 Business Days after its determination date shall accrue interest at the Default Interest Rate.

6.9.11	The Shell Post-Closing Working Capital Payment shall be determined in the following manner and payable in BRL:

(a)
if the sum of the Shell Fixed Working Capital Adjustment and the Shell Downstream Variable Working Capital Adjustment each as determined pursuant to Clause 6.9.7 is more than 106% of the Shell Downstream Working Capital Target, then the Joint Venture shall pay such amount above 106% of the Shell Downstream Working Capital Target to Shell 5 Business Days after its determination.  Such amount shall be adjusted from the Closing Date to the date of payment at SELIC.  Any payments made more than 5 Business Days after its determination date shall accrue interest at the Default Interest Rate; or

(b)
if the sum of the Shell Fixed Working Capital Adjustment and the Shell Downstream Variable Working Capital Adjustment each as determined pursuant to Clause 6.9.7 is less than 94% of the Shell Downstream Working Capital Target, then Shell shall pay such amount below 94% of the Shell Downstream Working Capital Target to the Joint Venture 5 Business Days after its determination.  Such amount shall be adjusted from the Closing Date to the date of payment at SELIC.  Any payments made more than 5 Business Days after its determination date shall accrue interest at the Default Interest Rate.

7.	COVENANTS RELATING TO PRE-CLOSING CONDUCT

7.1	Transaction coordination committee

Promptly after the Signing Date, Cosan and Shell shall form a committee, comprising of two representatives from each of Cosan and Shell, the purpose of which shall be to:

(a)
seek to ensure that all actions required to take place pursuant to this Agreement take place; provided that, for the avoidance of doubt, none of the steps taken shall constitute any implementation of the transaction prior to receiving merger control and/or antitrust clearances in the European Union and Switzerland; and

(b)	coordinate the confirmation of the Transfer Assets and the excluded assets in accordance with Clause 7.2 (Confirmation of Transfer Assets).

7.2	Confirmation of Transfer Assets

7.2.1	Cosan and Shell shall consult in good faith with each other for a period of 21 days following the deadline for receipt of the revised Asset Schedules pursuant to Clauses 6.6.1(b) and 6.6.2(b) to agree on the form and content of the final form, content and substance of the Asset Schedules and the treatment of liabilities in accordance with this Agreement.  The Parties acknowledge that the counterparty to any Co-generation Products contracts of Cosan and any direct or indirect subsidiary or affiliate of Cosan shall be assigned to a Cosan Transfer Entity.

7.2.2	If, within the 60 day period referred to in Clause 7.2.1:

(a)
the Parties have agreed in writing the form, content and substance of the Asset Schedules and the treatment of liabilities in accordance with this Agreement, the Parties shall take such steps as may be necessary to cause the amendment of this Agreement to replace the existing Asset Schedules with those agreed; and

(b)
the Parties have not agreed in writing the form, content and substance of the Asset Schedules and the treatment of liabilities in accordance with this Agreement, the Parties shall refer the matter to the Transaction Coordination Committee for resolution.

7.2.3
If, within a period of 21 days from any referral to the Transaction Coordination Committee of a dispute over the form, content and substance of the Asset Schedules pursuant to Clause 7.2.2, the Transaction Coordination Committee has not resolved the matter, any remaining dispute shall be referred to the persons to be nominated by Cosan and Shell as the Shareholder Representatives pursuant to the Shareholders' Agreements for resolution.

7.2.4
If the Shareholder Representatives cannot agree on the form and content of the Asset Schedules within a period of 10 days, or such other period as the Shareholder Representatives may mutually agree in writing, following the referral of the matter to them, the form and contents of the Asset Schedules and the treatment of liabilities in accordance with this Agreement shall be determined by an arbitral tribunal in accordance with Clause 22 (Arbitration) so that the Asset Schedules shall reflect the standards of contribution specified in Clause 2.3 (Cosan Transfer Assets and Liabilities) and Clause 2.4 (Shell Transfer Assets and Liabilities) in conjunction with Clause 1.1 (Definitions).

7.2.5	Notwithstanding anything in this Agreement that may be deemed to the contrary, in no event shall any assets referred to:

(a)	in paragraphs (b)(i), (b)(ii), (b)(iii), (b)(iv) and (b)(v) of the definition of "Cosan Excluded Assets";

(b)	in items 1, 2, 3, 4, 6, 7 and 10 of Part A, and items 1, 2 (without limiting the obligations under Clause 7.8 (CTC)), 3 and 4 of Part B of Schedule 3 (Cosan Excluded Assets);

(c)	in paragraphs (a) and (d) of the definition of "Shell Excluded Assets"; and

(d)	in item 1 of Part C, and item 1 of Part D, of Schedule 4 (Shell Excluded Assets),

constitute a Transfer Asset hereunder.

7.3	Specified Assets

If, at any time before 31 December 2010, Cosan notifies Shell in writing that it wishes to exclude the Specified Assets from the Cosan Transfer Assets, this Agreement shall be automatically amended, without further action or documentation and without the consent of any of the Parties, such that:

(a)
a new subparagraph (vii) of the definition of "Cosan Excluded Assets" set out in Clause 1.1 (Definitions) shall be inserted, immediately before the existing subparagraph (vii), which shall read: "the Specified Assets;";

(b)	a new definition of "Specified Assets" shall be inserted to read: ""Specified Assets" means the assets set out on Schedule 17 (Specified Assets);"; and

(c)	paragraph (a) of the definition of "Cosan Target Net Debt" set out in Clause 6.1 (Definitions) shall be replaced in its entirety to read: "US$2,516,000,000; plus;".

7.4	Information obligations

7.4.1
Between the Signing Date and Closing each of the Cosan Parties and the Shell Parties shall notify the other Parties promptly if it becomes aware of a fact or circumstance which constitutes or which would or would reasonably be expected to constitute a material breach (whether repudiatory in nature or not) of this Clause 7 (Covenants relating to pre-Closing Conduct), 8 (Additional covenants of the Parties) or Clauses 9.1 (Warranties) or which would or would reasonably be expected to cause a Warranty to be materially untrue, inaccurate or misleading if given in respect of the facts or circumstances as at Closing or of any fact or circumstance that might prevent a Condition being satisfied.

7.4.2
Subject to applicable Law, confidentiality obligations and the instructions of any Governmental Authority, each Party shall use reasonable endeavours to keep the other Parties apprised of the status of matters relating to the completion of the transactions contemplated in this Agreement and in the Transaction Documents, and each Party shall coordinate and cooperate prior to Closing with the other Parties in exchanging such information and supplying such reasonable assistance as may be reasonably requested by any other Party in connection with any of the actions contemplated in Clause 4 (Closing) and/or Clause 7.5 (Update of CADE filing).

7.4.3
Subject to applicable Law and confidentiality obligations, on receiving a Party's reasonable request, each Party shall (at its cost) give to such other Party access to all material information it possesses or to which it has access relating to, in each case relating to its Transfer Assets, and allow such Party to copy (at such Party's cost) any document containing that information; provided that the fulfilment of such request does not cause a material adverse effect on the conduct of business.

7.5	Update of CADE filing

The Parties shall update the antitrust filing made in February 2010 with CADE within 5 business days (as defined for the purposes of compliance with the Brazilian Antitrust Law) of the Signing Date.

7.6	Positive operating covenants

7.6.1
For the purposes of this Clause 7.6 (Positive operating covenants) a reference to "Transfer Assets" shall be deemed to be a reference to the definition thereof save that, in any contributory definition thereto, "immediately prior to the Closing Date" shall be deemed to mean "at the Signing Date".

7.6.2
Other than in respect of the transactions contemplated in this Agreement or the Transaction Documents, during the period from the Signing Date to Closing, except as otherwise permitted or provided in this Agreement or as required by applicable Law, Cosan and Shell shall each, and each shall cause its respective Subsidiaries to do all of the following in respect of its Transfer Assets and Transfer Entities:

(a)	conduct its respective business only in the ordinary course consistent with its practices over the last 12 months;

(b)	use reasonable endeavours to:

(i)	maintain its business as a going concern and maximize shareholder value;

(ii)	preserve intact its present organization;

(iii)
keep available the services of its present officers and employees, preserve relationships with customers, suppliers, licensors, licensees, contractors, distributors and others having business dealings with it or any of its Subsidiaries; and

(iv)	maintain its physical Transfer Assets in generally good condition and good working order and keep them properly maintained to a standard consistent with past practice; and

(c)	do all things as otherwise may be agreed in writing, on a case-specific basis, between Cosan and Shell, to the extent permitted under applicable Law.

7.7	Negative operating covenants

7.7.1
For the purposes of this Clause 7.7 (Negative operating covenants) a reference to "Transfer Assets", "Cosan Transfer Assets" or "Shell Transfer Assets" shall be deemed to be a reference to the definition thereof save that, in any contributory definition thereto, "immediately prior to the Closing Date" shall be deemed to mean "at the Signing Date".

7.7.2
Other than in respect of the transactions contemplated in this Agreement or the Transaction Documents or as required by applicable Law, Cosan covenants and undertakes to Shell, and Shell covenants and undertakes to Cosan, that it will not do, during the period from the Signing Date to Closing, any of the following:

(a)
directly or indirectly enter into, or be involved in any discussion or negotiation with any Person in connection with, a project which competes directly or indirectly with the Business (or complete any such project, subject to the proviso in the following paragraph (b));

(b)	enter into, or be involved in any discussion or negotiation with any Person in connection with, any acquisition of any entity or asset relating to the Business; provided that:

(i)	Cosan and/or Shell may:

(A)	enter into discussions or negotiations relating to the acquisition of entities or assets that relate to or are within the scope of the Business; and

(B)	if the antitrust approvals referred to in paragraphs (b) and (c) of Clause 5.1.1:

(1)	have been obtained, and such acquisition would have no effect thereon, complete such acquisition of assets with the consent of the other Party; or

(2)
have not yet been obtained, and the asset relates to the Cosan S&E Business (and not the Cosan Downstream Business), complete such acquisition of assets, following notification to, and consultation with, the other Party, so long as each of such assets will be a Transfer Asset; and

(ii)	the Specified Discussions shall not be a breach of this Covenant;

(c)	enter into an agreement or arrangement with any Person in connection with the sale of the Cosan Transfer Assets, the Cosan Transfer Entities,

the Shell Transfer Assets or the Shell Transfer Entities, other than sales of inventory in the ordinary course of business consistent with its past practice over the last 12 months;

(d)
make available to any Person, its directors, officers, duly authorized representatives, advisers or agents, any information relating to the sale by Cosan or Shell (except in the usual course of business or as required by applicable Law) any of the Cosan Transfer Assets or the Shell Transfer Assets;

(e)
in relation to the Transfer Assets or the Transfer Entities, sell, lease, encumber, transfer or dispose of any of its assets or acquire any assets or properties having a purchase price in excess of US$5,000,000 (or its equivalent in other currencies), except in the ordinary course of business;

(f)	in relation to the Transfer Assets or the Transfer Entities, enter into any material commitment or transaction, except in the ordinary course of business;

(g)
except for the Cosan Excess Debt and except as permitted pursuant to Clause 8.18 (Debt Restructuring) in relation to the Transfer Assets or the Transfer Entities, incur, create, assume or adversely modify the terms or scheduling of any Debt, except in the ordinary course of business, none of which exceeds US$10,000,000 (or its equivalent in other currencies) or take any action that results in an Encumbrance (other than a Permitted Encumbrance) being imposed on any of the Cosan Transfer Entities, the Cosan Transfer Assets, the Shell Transfer Entities or the Shell Transfer Assets;

(h)
in relation to the Transfer Assets or the Transfer Entities, other than in the ordinary course of business, enter into, adopt, amend or terminate any HR Plan, materially increase the compensation or benefits of any officer, employee or consultant or pay or otherwise grant any benefit not required by any HR Plan, or enter into any contract to do any of the foregoing, except to the extent bound by applicable law;

(i)
in relation to the Transfer Assets or the Transfer Entities, and to the extent relating primarily to the Business, except in the ordinary course of business, enter into or offer to enter into or amend, terminate or waive any right under any employment or consulting arrangement with any person with annual compensation in excess of BRL150,000;

(j)
in relation to the Transfer Assets or the Transfer Entities, make or commit to any single capital expenditure or commitment in excess of US$5,000,000 (or its equivalent in other currencies) not contemplated by the then current capital budget of such Party, provided to the other Party prior to the Signing Date or make aggregate capital expenditures and commitments in excess of US$50,000,000 (or its equivalent in other currencies) (on a consolidated basis);

(k)
other than in the ordinary course of business or in respect of the Specified Cosan Dividend, declare, pay or make any dividend or other distribution or permit any of its Subsidiaries to declare, pay or make any dividend or other distribution;

(l)	in relation to the Transfer Assets or the Transfer Entities, other than in the ordinary course of business, cancel any debts or waive any claims or rights that are material to it;

(m)
in relation to the Transfer Assets or the Transfer Entities, enter into any transaction or any contract with any of its officers, directors, Affiliates or any other entity in which it has a direct or indirect interest;

(n)	in relation to the Transfer Entities, merge or consolidate with any other Person, or adopt a plan of complete or partial liquidation;

(o)
in relation to the Transfer Entities, issue, sell, otherwise dispose of, repurchase or redeem any capital stock or evidence of Debt or other securities, or grant any options, warrants, calls, rights or commitments or any other agreements of any character obligating it to issue any shares of capital stock or any evidence of Debt or other securities;

(p)
in relation to the Transfer Entities, make or authorize any amendment to their Byelaws or to any material contract relating to any of the Transfer Assets (including the Real Estate Agreements) which may have any adverse effect on the transactions contemplated in this Agreement or any Transaction Document or the value of any such transactions (other than, in the case of any such agreement with any Third Party, where immaterial);

(q)
change the accounting policies and practices it has applied as of December 2009 unless required by Law (and, in particular, shall, in any event, not change those with respect to provisions and write-offs of Accounts Receivable and Inventory);

(r)	take, or agree or otherwise commit to take, any of the foregoing actions; and

(s)	enter into any agreement to do anything which would constitute a breach of this Clause 7.7 (Negative operating covenants),

other than:

(i)
reasonably settling or agreeing to a reasonable compromise in respect of any matter which has been designated, or would be designated if not settled or resolved, as a Shareholder Controlled Matter; provided that the Parties shall not create any Encumbrance (other any Permitted Encumbrance) over any Transfer Asset or commit to any restrictions in respect of the operation of the Cosan Downstream Business, the Cosan S&E

Business or the Shell Downstream Business in connection with any such compromise or settlement;

(ii)
in accordance with Clause 8.18 (Debt Restructuring), incurring, creating or assuming any Debt, or taking any action that results in an Encumbrance, being imposed on any of the Cosan Transfer Entities, the Cosan Transfer Assets, the Shell Transfer Entities or the Shell Transfer Assets; but only so long as (A) such Debt or Encumbrance is part of a refinancing of existing Debt which imposes no more and no more onerous obligations or conditions on the relevant party as would have otherwise existed; or (B) such Debt is provided by the Banco Nacional de Desenvolvimento Econômico e Social but only where the other Party has given consent in writing (such consent not to be unreasonably withheld); and/or

(iii)	as otherwise may be discussed and agreed in writing, on a case-specific basis, between Cosan and Shell, or to the extent required under applicable Law.

7.7.3
Cosan and Shell will each ensure that, during the period from the Signing Date to Closing, no Affiliate Controlled by Cosan or Shell, respectively, and none of any of their respective directors, officers, duly authorized representatives, advisers, agents or employees) will directly or indirectly do any of the things described in Clause 7.7.1 to the extent that such things relate to the Transfer Entities or the Transfer Assets; provided that nothing in this Clause 7.7 (Negative operating covenants) shall operate in any way to restrict the operations of Shell Exploration and Production Brazil, so long as such operations do not relate to or adversely affect the Shell Transfer Assets or Shell Transfer Entities.

7.8	CTC

Cosan shall take all actions as are necessary to ensure that the Sugar and Ethanol Co shall have the right, from the Closing Date, to use the CTC IP to the same extent, and on the same terms (except for payment terms which, in any case, at Closing, shall be on the same terms as applicable to Cosan), as Cosan as at the Signing Date, and, in any event, to no less an extent as would be the case if the Sugar and Ethanol Co were to hold, collectively, all the shares, quotas, voting rights and/or membership rights in CTC held by Cosan (and its Affiliates) and the JV Entities.

7.9	Iogen

7.9.1
Shell shall procure that SOIBV use reasonable endeavours to transfer, consistent with the terms of the Iogen Contracts and the amended and restated investors agreement between, among others, SOIBV, Iogen Corp, Iogen Energy and GSFS Investments I Corp., dated 28 April 2006, the Iogen Shares to the Sugar and Ethanol Co as promptly as practicable; provided that, in no event shall any such transfer be required to occur prior to the earlier of the date that an Iogen Corp Sale has been completed or  31 December 2014.  For the avoidance of doubt, SOIBV shall be prohibited from Transferring (as defined in the Shareholders Agreements) any Iogen Shares and any preferred shares in Iogen Energy held by SOIBV (except where the preferred shares in Iogen Energy are transferred to Iogen Corp or any other Person in connection with the satisfaction of any amount owed by Iogen Corp to Shell (or any of Shell's Affiliates) or following an intermediate sale of Iogen Corp to Shell (or any of Shell's Affiliates) for onward sale to a Third Party, subject to Shell's obligations under Clause 7.9.5) (or any interest therein) to any Person, other than the Sugar and Ethanol Co.

7.9.2
Until the transfer of the Iogen Shares to the Sugar and Ethanol Co shall have occurred, Shell shall provide to Cosan and a representative of the Joint Venture transition team a periodic update regarding the status of this issue, the Iogen Corp Sale and any related discussions or developments every 90 days before Closing and periodically (but in any event every 180 days) thereafter.  If the Iogen Shares have not been transferred to the Sugar and Ethanol Co by 30 June 2014, Shell shall, at a mutually convenient time and location, meet with senior representatives of Cosan and the Sugar and Ethanol Co to discuss the implications of such non-transfer and how to resolve the transfer of such shares to the Sugar and Ethanol Co.

7.9.3
If Shell becomes aware that Iogen Corp is contemplating a specific transaction which would constitute an Iogen Corp Sale and which may reasonably be expected to be completed before Closing, Shell will consult in good faith with Cosan and the Transition Team with regard to the exercise or non-exercise of any of Shell's (or any of Shell's Affiliates') rights in respect of the purchase of Third Parties' interests in Iogen Corp under the amended and restated investors agreement between, among others, SOIBV, Iogen Corp, Iogen Energy and GSFS Investments I Corp., dated 28 April 2006.

7.9.4
If, following Closing but before the transfer of the Iogen Shares to the Sugar and Ethanol Co, SOIBV receives any proceeds from any Iogen Corp Sale, other than those received in respect of the preferred shares in Iogen Energy held by SOIBV, Shell shall shall pay the Sugar and Ethanol Co an amount in BRL equal to the amount of such proceeds (but not those received in respect of the preferred shares in Iogen Energy held by SOIBV).  Shell shall also pay the Sugar and Ethanol Co an amount in BRL that is equal to any dividends or other equity distributions paid by Iogen Energy to SOIBV after the Closing Date and before the transfer of the Iogen Shares to the Sugar and Ethanol Co (but not those received in respect of the preferred shares in Iogen Energy held by SOIBV).

7.9.5
If the proceeds of any Iogen Corp Sale are insufficient to fund the re-purchase of the preferred shares in Iogen Energy, contributed or held by SOIBV (or any Affiliate of SOIBV) in accordance with the Iogen funding agreements, Shell shall use reasonable endeavours to procure the transfer of such preferred shares to the Sugar and Ethanol Co at the same time as the Iogen Shares in accordance with Clause 7.6.1 (and if any payment to SOIBV or any of its Affiliates is required in connection with such cancellation, such payment shall only be nominal), and ensure none of its Affiliates makes any claim, against Iogen Energy for any losses incurred by SOIBV in respect of such cancelled shares.

7.9.6	Without the prior written consent of the Sugar and Ethanol Co, Shell shall not, and shall cause its Affiliates not to:

(a)	amend the applicable agreements governing the preferred shares in Iogen Energy in any material respect that is adverse to the Sugar and Ethanol Co; or

(b)
enter into any new agreements or arrangements relating to the Iogen Energy preference shares Shell has received or will receive from Iogen Corp in return for its funding of Iogen Energy on behalf of Iogen Corp under its existing funding contracts provided that, for the avoidance of doubt, SOIBV may continue funding Iogen Energy under agreements that are substantially similar in all material respects to the existing agreements governing the preferred shares in Iogen Energy, so long as such securities and funding remain subject to this Clause 7.6 in all respects.

7.9.7
If Shell (or any of its Affiliates) wishes to enter into any arrangement which would directly provide Iogen Energy (but not Iogen Corp) with funds, in addition to those arrangements existing at the date of this Agreement or otherwise contemplated in the existing Sugar and Ethanol Shareholders' Agreement (a "New IE Arrangement"):

(a)
if before Closing and before the antitrust approvals referred to in paragraphs (b) and (c) of Clause 5.1.1 have been obtained, Shell shall (and shall ensure that its relevant Affiliates shall) consult with Cosan and the Transition Team with regard to any New IE Arrangement;

(b)
if before Closing but after the antitrust approvals referred to in paragraphs (b) and (c) of Clause 5.1.1 have been obtained, or after Closing, Shell shall (and shall ensure that its relevant Affiliates shall):

(i)	consult with Cosan and the Transition Team with regard to any New IE Arrangement; and

(ii)	not enter into, or commit to enter into, any New IE Arrangement without the written consent of Cosan (not to be unreasonably withheld or delayed); and

(c)	if after Closing, Shell shall (and shall ensure that its relevant Affiliates shall):

(i)	consult with the Sugar and Ethanol Co with regard to any New IE Arrangement; and

(ii)	not enter into, or commit to enter into, any New IE Arrangement without the written consent of the Sugar and Ethanol Co (not to be unreasonably withheld or delayed).

7.10	Independent covenants

Each covenant in this Clause 7 (Covenants relating to pre-Closing conduct) constitutes an entirely independent covenant and, if one or more of the covenants is held to be against the public interest or unlawful or in any way an unreasonable restraint of trade, the remaining covenants shall continue to bind the Parties.

8.	ADDITIONAL COVENANTS OF THE PARTIES

8.1	Permits

8.1.1
Cosan and Shell shall each use its respective best endeavours to obtain all Permits required for compliance with any Law relating to the operation of any Cosan Transfer Asset (other than Mill Permits) or Shell Transfer Assets, respectively, as soon as possible after the Signing Date and, if any Permit (other than any Mill Permit) is not obtained by Closing, such obligations shall continue beyond Closing until all Permits (other than any Mill Permits) are obtained.

8.1.2
Cosan will use its best endeavours to obtain, or cause to be obtained, all Mill Permits (and to comply with any conditions of any provisional or conditional Mill Permit required to be complied with) before Closing, unless this Agreement is terminated pursuant to Clause 8.1.5(b), and shall consult with and keep Shell (and, if requested by Shell, its advisers or consultants) informed of the status of its satisfaction of this obligation (including by providing a written report on a Mill-by-Mill basis) no less frequently than on a twice-monthly basis commencing on the day which 30 days following the Signing Date and, in any event, on the day which is 110 days following the Signing Date.

8.1.3
Without limiting the provisions of Clause 8.1.2, if, on the day which is 120 days following the Signing Date, Cosan has not obtained all Mill Permits, Shell shall be required to elect whether or not to waive the Mill Condition and shall notify Cosan of its election in writing, within the period from the day which is 120 days  following Signing to the day which is 130 days following the Signing Date; provided that:

(a)	if Shell fails to send any notice by such date, the 120-day period will be automatically extended for a further period expiring on 1 February 2011; and

(b)	after expiry of such extended period, if Shell has failed to send any notice, the Mill Condition will be deemed to have been irrevocably waived by Shell.

8.1.4
If Shell notifies Cosan that it wishes to waive the Mill Condition (or if it is deemed to have been irrevocably waived such condition pursuant to Clause 8.1.3(b)), the obligation on Cosan in Clause 8.1.2 shall continue including beyond the date of the waiver referred to in Clause 8.1.3 and beyond Closing until all such Mill Permits are obtained.

8.1.5	If Shell does not notify Cosan that it wishes to waive the Mill Condition:

(a)	except as provided in to Clause 8.1.3(b), the Mill Condition shall remain; but

(b)
Cosan shall have the right to terminate this Agreement, subject to Clauses 10.1.2 and 10.2 (Effect of termination), by providing notice in writing of the exercise of such right within a period commencing on the day which is 130 days following Signing and, in any event, on the day which is 140 days following Signing (or in the circumstances described in paragraphs (a) and/or (b) of Clause 8.1.3, on the day which is 160 days following Signing and, in any event, on the day which is 170 days following Signing).

8.1.6
Cosan and Shell shall instruct their designee for, and, after Closing, their appointee to, the role of chief executive officer of the Joint Venture, to assist Cosan and, after Closing, the JV Entities, with obtaining the Mill Permits and to deliver frequent written reports to Shell, not less frequently than every 30 days starting from 30 days after the Signing Date, on the progress that has been made with regard to the obtaining of the Mill Permits.

8.1.7
Cosan and Shell shall be respectively liable for all costs incurred, by any Party, in applying, and complying with any prerequisites, for all Permits required for the operation of any fuel depots which comprise the Cosan Transfer Assets or the Shell Transfer Assets (including the costs arising from the preparation and submission of evidence, the making of any capital expenditure or the taking of any other action in connection therewith).  If any such costs are incurred by a JV Entity following Closing, Cosan shall, promptly upon written demand, no more frequently than monthly (and subject to invoicing), pay such JV Entity in full for such costs to the extent they relate to a Permit for any fuel depot which is (or was) a Cosan Transfer Asset, and Shell shall promptly upon written demand, but no more frequently than monthly (and subject to invoicing), pay such JV Entity in full for such costs to the extent they relate to a Permit for any fuel depot which is (or was) a Shell Transfer Asset.

8.1.8
Cosan shall be liable for all costs incurred prior to Closing, by any Party (or any of its Subsidiaries), in (prior to Closing) applying and complying with any prerequisites required to be complied with, for all Mill Permits (including the costs arising from the preparation and submission of evidence, the making of any capital expenditure or the taking of any other action in connection therewith).  To the extent that any such costs (excluding any incurred in relation to expenditure in the ordinary course of business or not directly relating to the obtaining of the Mill Permits) are incurred by a JV Entity following Closing, Cosan shall be liable for the full amount of such costs up to a maximum amount of US$50,000,000 and shall pay to the relevant JV Entity any amount for which it is liable hereunder promptly on receipt of an invoice therefor, but in no event more frequently than monthly.

8.2	Maintenance capital expenditure

Cosan shall invest not less than BRL250,000,000 on Maintenance Capital Expenditure during the period from the Signing Date to 31 March 2011 and to the extent that Cosan does not spend such amount, an amount equal to the shortfall shall be deducted from the amount of cash to be paid by Shell at Closing to the Sugar and Ethanol Co pursuant to Clause 2.4(a)(i)(A).

8.3	Productive Capital Expenditure

Cosan shall:

(a)
provide to Shell, not less frequently than monthly, between the Signing Date and the Closing Date, a written report detailing the Productive Capital Expenditure which Cosan has undertaken in the previous month and that proposed and reasonably foreseen for the forthcoming month;

(b)
in undertaking Productive Capital Expenditure, use reasonable endeavours to prioritize expenditure on the projects and programmes reasonably considered to be provide the highest rate of return to the maximum extent reasonably practicable; and

(c)
provide Shell, promptly on Shell's written request, with access to evidence of any Productive Capital Expenditure undertaken (including records, other  documentation and access to BNDES data to the extent possible);

provided that to the extent that any action taken pursuant to this Clause 8.3 (Productive Capital Expenditure) may violate any competition or antitrust Law, the actions referred to above shall be deferred until such time as the transactions contemplated by this Agreement have been cleared by the European Commission and the Swiss competition authority under applicable merger control legislation.

8.4	Rumo

8.4.1	For the period from the Signing Date until the fourth anniversary of the Closing Date:

(a)	ensure that it retains its Controlling Interest (as defined in the Joint Venture Agreement) in Rumo; and

(b)
if Cosan Transfers (as defined in the Joint Venture Agreement) any of its interest in Rumo (or receives any proceeds from Rumo from any initial public offering, private placement or issuance of debt or new shares in such company), Cosan shall ensure that the proceeds of any such transaction are retained by it and not distributed to its shareholders until after the fourth anniversary of the Closing Date.

8.4.2
Cosan shall enter into the Logistics Agreement before Closing and shall not make, or agree to make, any amendment to the Logistics Agreement which would be effective after the Closing Date without the prior consent of Shell.

8.5	Cosan Specified Real Estate

8.5.1
Within 120 days of the Signing Date, Cosan will instruct, at its sole cost and expense, a real estate valuer, reasonably acceptable to Shell, to conduct a current valuation of the Cosan Specified Real Estate using customary means of analysis for such property and the details and result of such valuation shall be notified to Shell within 30 days of such instruction.

8.5.2
If the value of the Cosan Specified Real Estate as determined by the valuer instructed pursuant to Clause 8.5.1 is less than US$25,000,000, (converted at the Closing Date Exchange Rate) Cosan and Shell will each have a period of 30 days from the date of notification in which to dispute (by notifying the other party in writing) the valuation.

8.5.3
If neither Cosan nor Shell disputes the valuation in accordance with Clause 8.5.2, Cosan will pay to the Downstream Co an amount in BRL equivalent to the difference in US$ between the amount of the valuation and US$25,000,000 within 30 days of the valuation (with interest accruing from the Closing Date through to (but excluding) the date of payment on any unpaid portion of such difference at the Default Interest Rate).

8.5.4	If Shell disputes the value of the Cosan Specified Real Estate as determined by the valuer instructed pursuant to Clause 8.5.1:

(a)	Shell shall be permitted to instruct its own, alternative real estate valuer, to conduct a valuation of the Cosan Specified Real Estate;

(b)	the details and result of such valuation shall be notified to both Cosan and Shell within 30 days of such instruction; and

(c)	the value of the Cosan Specified Real Estate shall be the arithmetic mean of the two valuations (or of the midpoints of the valuations where the valuation is stated as a range),

and if such arithmetic mean is a figure below US$25,000,000, Cosan will pay to the Downstream Co an amount in BRL equivalent to the difference in US$ between the amount of such figure and US$25,000,000 within 30 days of the valuation (with interest accruing from the Closing Date through to (but excluding) the date of payment on any unpaid portion of such difference at the Default Interest Rate).

8.5.5
Notwithstanding anything in the foregoing that may be deemed to the contrary, in no event shall the fact that the Cosan Specified Real Estate is pledged to secure any Specified PESA Debt be taken into account or otherwise negatively affect the value of the Cosan Specified Real Estate for all purposes under this Clause 8.4.2 (Cosan Specified Real Estate).

8.6	Socrates Debt

8.6.1
If the Sugar and Ethanol Co or any of its Subsidiaries is required to prepay or repay any part of the principal of the Socrates Debt pursuant to any acceleration thereunder prior to its maturity pursuant to the terms of the Socrates Debt:

(a)	the Sugar and Ethanol Co shall effect the transfer of the ownership of all real estate directly related to the Socrates Debt to Cosan or a nominee of Cosan; and

(b)	Cosan shall indemnify the Sugar and Ethanol Co for any amount prepaid or repaid as promptly as practicable following such payment; and

(c)
Cosan and the Sugar and Ethanol Co shall, promptly following Cosan's indemnification of the Sugar and Ethanol Co, take such steps as are necessary to enter into lease agreements in respect of the real estate referred to in paragraph (a) above substantially in the form of the lease agreements attached to the relevant debentures.

8.6.2
In connection with any repayment of the Socrates Debt, the Sugar and Ethanol Co shall transfer the real estate directly related to the Socrates Debt to the holder of the Socrates Debt in order to cancel the obligations under the Socrates Debt, as soon as reasonably practicable.  To the extent the Sugar and Ethanol Co incurs any cost or expense (including in respect of any Taxes) in connection with such transaction, Cosan shall be liable for any such costs and expenses.

8.7	Related party transactions

8.7.1
Within 15 days of the Signing Date, Cosan shall provide Shell with a copy of any contract between any Cosan Transfer Entity and ROSM or any Affiliate of Cosan or any Affiliate of ROSM (other than any Transaction Document) (a "Related Party Transaction"), together with all appraisals and valuations of any land or assets in the possession of Cosan.

8.7.2
Shell shall notify Cosan in writing, within 50 days following receipt of the contracts, appraisals and valuations provided pursuant to Clause 8.7.1, if Shell wishes to dispute whether the Related Party Transactions are, in the aggregate, on arms' length terms.  If Shell makes such a notification, then it shall set out the basis for its dispute, together with supporting documentation; provided that if Shell fails to provide any such notice within this period, then it shall be deemed to have waived any further rights under this Clause 8.7 (Related Party Transactions).

8.7.3
If Cosan agrees with any such determination by Shell in accordance with Clause 8.7.2, then it shall procure any amendments to such agreements as may be agreed by Cosan and Shell.  In the event of any further dispute between Cosan and Shell as to whether the contracts are, in the aggregate, on arms'

length terms, or as to what amendments should made to such contracts to yield that result, senior representatives of Cosan and Shell shall have a period of 30 days to seek to resolve the matter.  If a dispute subsists after such 30 day period, the Parties may elect to refer the matter to KPMG (or another Qualifying Accounting Firm to be agreed) for determination, it being understood and agreed, for the avoidance of doubt, that this process may result in changes to such agreements, in the aggregate, that are either more or less favourable, in the aggregate, to either the Joint Venture, on the one hand, or ROSM, Cosan and any relevant Affiliates on the other. Once finally determined or agreed, Cosan shall procure that such amendments are made as agreed by Shell and Cosan or as directed by the arbitral panel.

8.7.4
Notwithstanding the foregoing, to the extent that any action taken pursuant to this Clause 8.7 (Related Party Transactions) may violate any competition or antitrust Law, the expiry of the 30 day period referred to above shall be deferred until such time as the transactions contemplated by this Agreement have been cleared by the European Commission and the Swiss competition authority under applicable merger control legislation.

8.8	Non-Contingent Liabilities

8.8.1
Cosan shall be liable in full for any Non-Contingent Liabilities transferred by it with the Cosan Transfer Assets to any JV Entity and to the extent that any JV Entity is required to make a payment in respect of such Non-Contingent Liabilities, Cosan shall make such payment directly on such JV Entity's behalf in full.

8.8.2
Shell shall be liable in full for any Non-Contingent Liabilities transferred by it with the Shell Transfer Assets to any JV Entity and to the extent that any JV Entity is required to make a payment in respect of such Non-Contingent Liabilities, Shell shall make such payment directly on such JV Entity's behalf in full.

8.8.3
Clause 15 (Failure to indemnify) shall be incorporated into this Clause 8.8 (Non-Contingent Liabilities), mutatis mutandis, with the JV Entities as the "Indemnified Parties", for whichever of Cosan or Shell fails to make a payment in respect of any Non-Contingent Liability pursuant to Clause 8.8.1 or 8.8.2 as the "Indemnifying Party", the amount of such payment required as the "Determined Indemnity Amount", a Non-Contingent Liability as a "Claim" and "Finally Determined" denoting "due and owing".

8.8.4
For the avoidance of doubt, Non-Contingent Liabilities shall not be subject to Clauses 11 (Post-Closing indemnity Claims), 12 (Limitations to post-Closing indemnity Claims), 13 (Indemnity payments) or 14 (Paulinia indemnity).

8.9	Ancillary agreements

Shell and Cosan agree that the Shell Brand Licensing Agreement, the Retail Lubricants Agreement, Aviation Lubricants Agency Agreement, the Global Ethanol Trading Agreement and the services agreements referred to in Clause 8.11.1, notwithstanding any specification herein or therein that they are in Agreed Form, will be amended to contain a provision to provide that their terms are to be renewed on the seventh anniversary of Closing with effect from the tenth anniversary of Closing for a period of no less than 5, but no more than 10, years.

8.10	Pledge agreements

8.10.1	Cosan shall, at Closing, enter into an agreement pursuant to which it will pledge:

(a)
on a first and sole priority basis all dividends, Interest on Capital,  returns of capital or other distributions on shares receivable from the Downstream Co, the Management Co and the Sugar and Ethanol Co (in each case, whether in cash, stock or other property) to, and for the benefit of, Shell, on terms reasonably acceptable to Shell; provided that:

(i)
such pledge shall take effect only upon the occurrence of a default in the payment of any portion of a Determined Indemnity Amount within 10 Business Days of the date on which notice under Clause 15.2 is received by the Indemnified party;

(ii)	the term of the pledge shall be 11 years from the Closing Date and the term of the agreement shall be 11 years from the Closing Date; and

(iii)
such pledge shall be granted as security for the regular and full payment, on a joint and several basis, of any indemnification obligations undertaken by Cosan, Cosan Downstream Holdco and Cosan Limited, respectively, under this Agreement, including but not limited to any obligations arising from an Indemnifiable Matter in accordance with, and as provided in, Clause 15 (Failure to Indemnify); and

(b)
50 per cent. of all of its shares in the Downstream Co, the Management Co and the Sugar and Ethanol Co held immediately following Closing (the "Pledged Shares"), to, and for the benefit of, Shell, on terms reasonably acceptable to Shell; provided that:

(i)
on the second anniversary of the Closing Date, and on each of the following anniversaries thereafter, 10 per cent. of the Pledged Shares shall be released from the pledge except that (A) no Pledged Shares shall be released while any Claim or Claims, when aggregated, in an amount of BRL100,000,000 or more is outstanding, (B) no Pledged Shares may be released until any such Claim has been satisfied in full, and (C) any Pledged Shares used to satisfy any Claim shall be deemed to be those that would be the next to be released from the pledge;

(ii)	the pledge shall encompass the voting rights, which shall be exercised by Cosan and Shell in accordance with section 7.06 (Indemnity Delinquency Period) of the Shareholders' Agreement);

(iii)
the term of the pledge shall be 8 years from the Closing Date and the term of the agreement shall be 8 years from the Closing Date; provided that the term shall be extended while any Claim or Claims, when aggregated, in an amount of BRL100,000,000 or more is outstanding and until any such Claim has been satisfied in full;

(iv)
subject to Clause 15.5 (Enforcement of share pledge in lieu of payment) and any applicable requirements of Law, Shell may, at its sole discretion, and independently, in the circumstances described in paragraphs (a) and (b) of Clause 15.5.1, of any judicial or extra-judicial notice to Cosan, enforce the Pledge either judicially or extra-judicially through the proceeding of an amicable sale (venda amigavel, under Brazilian law); and

(v)	such pledge shall be granted as security for the regular and full payment, on a joint and several basis, of any indemnification obligations undertaken by the Cosan Entities, respectively, under:

(A)	this Agreement, including but not limited to any obligations arising from an Indemnifiable Matter in accordance with, and as provided in Clause 15 (Failure to Indemnify); and/or

(B)
any other Transaction Document (other than the Joint Venture Agreement) to the extent that any liabilities thereunder have been resolved by a written settlement between the relevant parties or a final, non-appealable judicial decision, arbitral award or binding order of a Governmental Authority with competent jurisdiction.

8.10.2
Shell shall, at Closing, enter into an agreement pursuant to which it will pledge on a first and sole priority basis all dividends, Interest on Capital,  returns of capital or other distributions on shares receivable from the Downstream Co, the Management Co and the Sugar and Ethanol Co (in each case, whether in cash, stock or other property) to, and for the benefit of, Cosan on terms reasonably acceptable to Cosan; provided that:

(a)
such pledge shall take effect only upon the occurrence of a default in the payment of any portion of a Determined Indemnity Amount within 10 Business Days of the date on which notice under Clause 15.2 is received by the Indemnified party;

(b)	the term of the pledge shall be 11 years from the Closing Date and the term of the agreement shall be 11 years from the Closing Date; and

(c)
such pledge shall be granted as security for the regular and full payment, on a joint and several basis, of any indemnification obligations undertaken by Shell and Shell UK Co, respectively, under this Agreement, including but not limited to any obligations arising from an Indemnifiable Matter in accordance with, and as provided in Clause 15 (Failure to Indemnify).

8.11	Service agreements

8.11.1	Cosan and Shell will negotiate in good faith to seek to agree the terms of:

(a)
the Cosan SLA; provided that no JV Entity shall be required to develop or carry on any operational capabilities, systems or processes not otherwise necessary or desirable in the ordinary course of the JV Entities' operations in order to provide the services contemplated therein;

(b)	the Cosan TSA;

(c)	the Shell C&P SLA;

(d)	Shell S&D SLA;

(e)	the Participation Agreements; and

(f)	the Shell IT Agreement,

in each case on arms' length terms, agreed in advance of, and so as to enable the entering into by the parties thereto at, Closing.

8.11.2
The Downstream Co will pay the reasonable costs of Shell (or its Affiliates) incurred in relation to the provision of certain transitional information technology services to the JV Entities and which Shell incurred in reasonable contemplation of the wishes and requirements of, having consulted with the executives appointed by Cosan and Shell to manage, the future JV Entities, including those costs incurred pursuant to the Shell IT Agreement; provided that if the Closing does not take place by the Longstop Date, Cosan will promptly pay Shell an amount in cash equal to half of the costs incurred in connection therewith.

8.12	Information technology

8.12.1
If not otherwise provided by Cosan and Shell respectively, and unless provided for in any of the Transaction Documents, Cosan and Shell, respectively, shall, at or as soon as reasonably practicable following Closing, provided in writing to the Downstream Co and the Sugar and Ethanol Co details of all material Computer Software or of Cosan or Shell, respectively, or their respective Affiliates, transferred to the Downstream Co and the Sugar and Ethanol Co at Closing pursuant to Clause 2 (Establishment of the Joint Venture).

8.12.2
The Parties acknowledge that where computer systems have transferred to a Third Party, and Shell or its Affiliate is no longer Beneficially Owns such computer systems, if a JV Entity wishes to use the same it will need to negotiate and agree terms with the relevant Third Party.

8.12.3	The Downstream Co acknowledges and agrees that, save to the extent as provided for in any other Transaction Document or as otherwise agreed in writing between Cosan and Shell:

(a)
if any JV Entity proposes to continue using any such Shell Licensed Third Party Software after Closing, the Downstream Co shall obtain from the relevant and authorised Third Parties all licences required to permit such use by the relevant JV Entity and, if such licences are not so obtained by the Closing Date (or up to 90 days thereafter where lawful), the Downstream Co shall ensure:

(i)	that the relevant JV Entity shall immediately cease to use the Shell Licensed Third Party Software for which the Downstream Co has failed to obtain a licence allowing such use; and

(ii)
that such Shell Licensed Third Party Software shall be completely removed or deleted from the equipment of the relevant JV Entity as soon as possible after the Closing Date (or up to 90 days thereafter), and any copies thereof shall be destroyed or, at Shell's request, returned to Shell (or an Affiliate of Shell) as notified in writing by Shell to the Downstream Co; and

(b)	no JV Entity shall have any rights in the Shell Group Software whatsoever and the Downstream Co shall procure that:

(i)	from the Closing Date(or up to 90 days thereafter), each JV Entity shall immediately cease to use any Shell Group Software; and

(ii)
within 5 Business Days of the Closing Date (or up to 90 days thereafter), any Shell Group Software remaining on the information technology equipment of any JV Entity shall be removed or deleted from such equipment and any copies thereof shall be destroyed or, at Shell's request, returned to Shell (or an Affiliate of Shell) as notified in writing by Shell to the Downstream Co.

8.12.4	The Downstream Co shall, if so requested by Shell, provide (at no cost to Shell) independent confirmation of the Downstream Co's compliance with this Clause 8.12 (Information technology).

8.12.5
The Downstream Co shall, at its sole cost and expense, indemnify, defend and hold harmless Shell and each Affiliate of Shell from and against any actions, claims, proceedings, liabilities, obligations, losses, fines, penalties, damages, costs, expenses and payments incurred or suffered by Shell or such Affiliate of Shell as a result of, or relating to, the failure of the Downstream Co to comply with its obligations under this Clause 8.12 (Information technology).

8.12.6
Subject to the other provisions of the Transaction Documents, on or before the Closing Date (or up to 90 days thereafter), the Downstream Co shall be removed from the information technology network of the Shell corporate group and neither Shell nor any Affiliate of Shell shall have any liability or obligation whatsoever after the Closing Date, in relation to the provision to or supply to any JV Entity of:

(a)	any information technology related hardware, software and/or services; or

(b)	any access to the information technology network of the Shell corporate group.

8.12.7	The Downstream Co shall procure that:

(a)	within 6 months from the Closing Date, all the Shell and Shell Affiliate internet protocol (IP) addresses have been removed from the information technology network of the Joint Venture; and

(b)
until the Shell and Shell Affiliate internet protocol (IP) addresses have been removed from the information technology networks of the Joint Venture, such addresses shall only be used internally and shall not be used for communication with other parties via the internet without the use of a device or application that dynamically changes any such address into an internet protocol (IP) address authorised for use on the internet and owned by a JV Entity.

8.13	Tax credits

8.13.1
To the extent that any PIS, COFINS, ICMS or IPI credits are recorded by Cosan in connection with any Cosan S&E Assets and are not transferred with the respective Cosan S&E Assets at Closing, to the Sugar and Ethanol Co, when Cosan applies any such Tax credit against a Tax debt (and thereby actually reduces an amount payable as a Tax), Cosan shall make a cash payment to the Sugar and Ethanol Co in an amount equal to the value of such applied Tax credit, provided that Cosan will use all reasonable endeavours to actually use such Tax credits.

8.13.2
To the extent that any of the specific Tax credits referred to in item (b) of the definition of “Working Capital” contributed by Shell to the Joint Venture are applied by the Downstream Co against a Tax debt (and thereby actually reduces an amount payable as a Tax), the Downstream Co shall make a cash payment to Shell in an amount equal to the value of such applied Tax credit.

8.14	Use of Ipiranga Site

Cosan and Shell shall procure that the Downstream Co:

(a)
shall give Cosan and Shell not less than 90 days notice in writing of any proposed material change in use (including any proposed closure) of the Ipiranga Site where such change in use would reasonably be expected to give rise to a Claim or a possible breach of Law or increase the exposure of any Party under any Law; and

(b)	shall not carry out any such proposed material change in use if:

(i)
Cosan or Shell provides notice in writing to the other and to the relevant JV Entity within 30 days of receipt of the notice referred to in paragraph (a) above that such JV Entity should not carry out such change; and

(ii)
the carrying out of such change is, in the sole opinion of any Party who is responsible for the Ipiranga Site, reasonably likely to cause a material Loss for which Cosan or Shell (as the case may be) may be liable pursuant to any provision of this Agreement.

8.15	Filings

8.15.1
Cosan and Shell shall cause the Sugar and Ethanol Co to file a notification with the Director of Investments pursuant to section 12 of the Investment Canada Act 1985 in the form required by Canadian Law, within 30 days following the transfer of the Iogen Shares to the Sugar and Ethanol Co in accordance with Clause 7.8 (Iogen).

8.15.2
Shell shall ensure that it, or its Affiliate, makes all necessary filings with the United States Securities and Exchange Commission in relation to the transfer of the Codexis Shares to the Sugar and Ethanol Co within the period of time required by Law.

8.16	Correction of assets and liabilities

To the extent that, after the Closing, a JV Entity, Cosan or Shell discovers:

(a)
that an asset or liability was incorrectly transferred to a JV Entity, the applicable JV Entity that acquired or retained such asset or liability shall (at the cost and expense of the Person who made the incorrect transfer) promptly transfer such asset or liability to the Person which originally and mistakenly transferred such asset or liability to the JV Entity; and

(b)
an asset or liability that should have been transferred to a JV Entity as a Transfer Asset or Transfer Liability, respectively, but was not so transferred, the Person that should have transferred such asset or liability shall (at the cost and expense of the Person who failed to make the required transfer) promptly transfer such asset or liability to the JV Entity to which it should have been transferred pursuant to Clause 2.3 (Cosan Transfer Assets) or Clause 2.4 (Shell Transfer Assets) (as the case may be).

8.17	Forwarding of payments and correspondence

8.17.1
If a JV Entity receives any payment properly due to either Shell or Cosan (the "Rightful Beneficiary"), such JV Entity shall promptly notify the Rightful Beneficiary and shall promptly follow the reasonable instructions of the Rightful Beneficiary in respect of the remittance of such payment to, and at the reasonable expense of, the Rightful Beneficiary.

8.17.2	If a JV Entity receives any correspondence, including electronic mail and facsimiles, which:

(a)	is of a material nature; and

(b)	does not relate to the Business or is otherwise properly due to either Shell or Cosan (the "Rightful Recipient"),

(c)	such JV Entity shall promptly forward such mail to, and at the reasonable expense of, the Rightful Recipient.

8.18	Debt restructuring

8.18.1
The terms of the Cosan Debt being contributed to the JV Entities, excluding the Cosan Excess Debt, shall, in aggregate, be equal to, or more favourable than, the terms relating to the debt of Cosan as at 30 September 2009.

8.18.2	Cosan shall consult in good faith with Shell in connection with, and inform Shell in writing in advance of:

(a)
any amendment of the terms, prepayment, unscheduled repayment, early termination, rescheduling, replacement, amalgamation, or redemption, of any existing Debt of Cosan or its Affiliates to be transferred to any of the JV Entities pursuant to Clause 2.3 (Cosan Transfer Assets);

(b)	any issuance or assumption of new Debt by Cosan or its Affiliates (other than any new Debt of an immaterial amount issued or assumed in the ordinary course of business); and/or

(c)	any agreement to do any of the things specified in paragraphs (a) and/or (b) above,

and in each case shall take into account the interests of the Joint Venture when making any decision in relation thereto.

8.18.3
If Cosan or any of its Affiliates proposes to take any of the steps specified in paragraphs (a), (b) or (c) of Clause 8.18.2 the Debt to which such step relates has, or will have, an outstanding maturity period of three years or greater at the time such step is to be taken, Cosan shall obtain the prior written consent of Shell before taking such step, such consent not to be unreasonably withheld.

8.19	Corporate restructurings

8.19.1
Cosan and Shell agree to cooperate in good faith to implement each of the Cosan Restructuring and the Shell Restructuring, respectively, and to keep the other such Party reasonably informed on a monthly basis on the plans for and the implementation of each step of the Cosan Restructuring (in the case of Cosan) or the Shell Restructuring (in the case of Shell).

8.19.2
If either of Cosan or Shell proposes to modify any step in its respective restructuring or creates any new steps or actions with respect to its respective restructuring not set out in the Cosan Restructuring Plan or the Shell Restructuring Plan, respectively, Cosan or Shell (as the case may be) shall notify the other such Party in writing of such modification or addition, and shall (except in the case of any immaterial changes or new steps which shall nevertheless be notified promptly) obtain the consent of the other for such modification or addition, which shall not be unreasonably withheld, conditioned or delayed.

8.19.3
Notwithstanding anything in this Agreement to the contrary, the Cosan Restructuring Plan and the Shell Restructuring Plan shall be adjusted if, and to the extent, necessary to be consistent with the Asset Schedules once finalized in accordance with Clause 7.2 (Confirmation of Transfer Assets).

8.20	Cosan Guaranteed Debt

With respect to the Cosan Guaranteed Debt (as defined in the Operating and Coordination Agreement), Cosan shall use reasonable endeavours to secure the release of Cosan and/or its assets from any guarantees or  pledges for which Cosan remains liable or to which any of Cosan's assets are subject, or, if such release is not attainable, to minimize the extent to which Cosan may be so liable or to which Cosan's assets may be so subject, in each case, after the Closing Date.

8.21	Greenfield land

Cosan shall promptly transfer to the Sugar and Ethanol Co (or any of its Subsidiaries as the Sugar and Ethanol Co may nominate):

(a)	the land it holds in the State of Goias, Brazil, as the site on which any mills (and/or related facilities) will be constructed at Montevidiu, Parauna and/or Caiaponia, Brazil; and/or

(b)	the reserve land,

each as referred to in item 5, Part B of Schedule 3 (Cosan Transfer Assets), and each as and when the Sugar and Ethanol Co intends to use such land for such purpose (including in respect of compliance with land reserve requirements under applicable Brazilian Law).

8.22	Amendments to certain Transaction Documents

8.22.1	Capitalized terms in this Clause 8.22 (Amendments to certain Transaction Documents) shall have the meanings ascribed to them in the Joint Venture Agreement.

8.22.2
The Parties shall negotiate in good faith to seek to agree on amendments, within two months of the Signing Date, to the Joint Venture Agreement and the Shareholders' Agreements (each to the extent necessary) to reflect the following arrangements in respect of the exercise of a Disqualification Put Option, but no other Options (each as defined in the Joint Venture Agreement):

(a)
to the extent agreed by the Parties, the form of the Joint Venture Agreement would be amended, such that, in the event that any Governmental Authority does not approve the Transfer to Shell of the Cosan Interest in connection with the exercise of a Disqualification Put Option (such decision date, the "Non-Approval Date"):

(A)	Shell may (at its sole election) waive the requirement for such approval and complete the acquisition of the Cosan Interest;

(B)
in the event that Shell does not elect to waive such approval, Shell shall have a period of 5 years from the Non-Approval Date to nominate another Person to purchase the Cosan Interest for the Cosan Base Value (calculated, in this case, within the 12 months before entering into an agreement with such party providing for such sale, on a basis to be agreed);

(C)
if a sale of the Cosan Interest to a Third Party has not been completed prior to the expiry of such 5 year period from the Non-Approval Date, (in the case of ROSM's Disqualification) Cosan, or (in the case of ROSM's Death) ROSM's estate, shall be permitted to sell the Cosan Interest to a Qualifying Offeror at any price; and

(D)
each of the Cosan Fundamental Breach Option and the Shell Fundamental Breach Option shall continue to apply, and shall take precedence throughout the 5 year period over any other rights that Cosan or Shell may then have; provided that in the event that, duing the  5 year period, Shell has the right to exercise a Shell Fundamental Breach Option, the price of the sale contemplated in paragraphs (B) and (C) above shall be the Option Price in respect of the Shell Fundamental Breach Option or the Cosan Base Value as determined in accordance with paragraph (B) above, selected as Shell's sole discretion, provided that, if the Parties do not agree revised provisions reflecting the above, the Agreed Form of the Joint Venture Agreement initialled on the Signing Date shall be the form adopted at Closing; and

(b)
to the extent agreed by the Parties, the form of Shareholders' Agreements would be amended to provide that the governance rights transferred to Shell in accordance with section 5.02(d) of each Shareholders' Agreement shall rotate on three year rotating terms commencing from the the date that ROSM was determined Disqualified or Deceased in accordance with clause 9 of the Joint Venture Agreement or on which Shell has served notice to Cosan stating that ROSM is missing and has not attended board meetings of any JV Entity for the consecutive period of 12 months; provided that, if the Parties do not agree revised provisions reflecting the above, the Agreed Form of the Shareholders' Agreements initialled on the Signing Date shall be the forms adopted at Closing.

8.23	Announcements

8.23.1	Promptly after the execution of this Agreement (and in any event on the Signing Date), the Parties shall make an announcement in a form agreed by the Parties.

8.23.2	Subject to Clause 8.23.3, promptly after Closing (and in any event on the Closing Date), the Parties shall make an announcement in a form to be agreed by the Parties.

8.23.3
If, before the Closing Date, the Parties wish to make any announcements other than those referred to in Clause 8.23.1 or 8.23.2, any such announcement must be either made jointly or in a form substantially agreed by the Parties unless otherwise required by Law or any competent judicial or applicable regulatory authority, including without limitation, any securities commission, competition authority and stock exchange; provided that the other Parties are afforded an opportunity to agree in advance the form of the announcement wherever practicable and provided further that any Party which makes an announcement shall provide a copy of such announcement to each other Party as soon as practicable after the making of such announcement.

9.	WARRANTIES

9.1	Warranties

9.1.1
Subject to Clause 9.1.7, each of the Cosan Parties warrants to each of the Shell Parties that, other than as disclosed in the Cosan Disclosure Letter and the Cosan Additional Information, the Cosan Warranties are true, accurate and not misleading as at the date of this Agreement.

9.1.2
Subject to Clause 9.1.7, immediately before Closing, each of the Cosan Parties is deemed to warrant to each of the Shell Parties that, other than as set out in the Cosan Disclosure Letter and the Cosan Additional Information, the Cosan Warranties are true, accurate and not misleading by reference to the facts and circumstances on the Closing Date.

9.1.3
Subject to Clause 9.1.8, each of the Shell Parties warrants to each of the Cosan Parties that, other than as disclosed in the Shell Disclosure Letter and the Shell Additional Information, the Shell Warranties are true, accurate and not misleading at the date of this Agreement.

9.1.4
Subject to Clause 9.1.8, immediately before Closing, each of the Shell Parties is deemed to warrant to each of the Cosan Parties that, other than as set out in the Shell Disclosure Letter and the Shell Additional Information, the Shell Warranties are true, accurate and not misleading by reference to the facts and circumstances on the Closing Date.

9.1.5	Each Warranty is to be construed independently and (except where this Agreement provides otherwise) is not limited by a provision of this Agreement or another Warranty.

9.1.6
The Cosan Parties acknowledge that the Shell Parties, and the Shell Parties acknowledge that, subject to Section 8.1.10, the Cosan Parties, are entering into this Agreement in reliance on each Warranty, which has also been given with the intention of inducing the Shell Parties, or the Cosan Parties, respectively, to enter into the Transaction Documents.

9.1.7	Each of the Cosan Parties agrees that:

(a)
the Cosan Warranties are absolute warranties other than as disclosed in the Cosan Disclosure Letter only, and, for the avoidance of doubt, the Cosan Additional Information is only provided for the purposes of notification so that the Cosan Warranties are, in no event, qualified by the Cosan Additional Information for the purposes of liability;

(b)
it will be liable for any breach of the Cosan Warranties save only to the extent disclosed in the Cosan Disclosure Letter, and in assessing liability under the Cosan Warranties, anything stated in the Cosan Additional Information shall be disregarded and treated as if it had not been stated;

(c)	the items disclosed in the Cosan Additional Information are for information purposes only and are not intended to, and will not, limit Cosan's liability under the Warranties; and

(d)
any knowledge Shell may have relating to the Cosan Warranties, whether actual, constructive, or imputed, will not prevent or limit a claim for breach of Warranty by Shell against Cosan and save only to the extent disclosed in the Cosan Disclosure Letter.

9.1.8	Each of the Shell Parties agrees that:

(a)
the Shell Warranties are absolute warranties other than as disclosed in the Shell Disclosure Letter only, and, for the avoidance of doubt, the Shell Additional Information is only provided for the purposes of notification so that the Shell Warranties are, in no event, qualified by the Shell Additional Information for the purposes of liability;

(b)
it will be liable for any breach of the Shell Warranties save only to the extent disclosed in the Shell Disclosure Letter, and in assessing liability under the Shell Warranties, anything stated in the Shell Additional Information shall be disregarded and treated as if it had not been stated;

(c)	the items disclosed in the Shell Additional Information are for information purposes only and are not intended to, and will not, limit Shell's liability under the Warranties; and

(d)
any knowledge Cosan may have relating to the Shell Warranties, whether actual, constructive, or imputed, will not prevent or limit a claim for breach of Warranty by Cosan against Shell and save only to the extent disclosed in the Shell Disclosure Letter.

9.1.9
Reference to any facts and circumstances being "Disclosed" shall be deemed to be a reference to them being specifically (by reference to the relevant Warranty only against which such matter is being disclosed) and accurately disclosed in the Cosan Disclosure Letter or the Shell Disclosure Letter (as the case may be) in such a manner that:

(a)	in the context of the disclosures contained in the Cosan Disclosure Letter or the Shell Disclosure Letter (as the case may be):

(i)
the significance of the information disclosed and its relevance to a particular Warranty ought reasonably to be appreciated by (in respect of a disclosed matter in the Cosan Disclosure Letter) Shell or (in respect of a disclosed matter in the Shell Disclosure Letter) Cosan, taking into account the paragraphs or subject matters in relation to which the information was disclosed;

(ii)	there is not omitted from the information disclosed any information which would have the effect of rendering the information so disclosed misleading; and

(b)
in the context of any document treated as disclosed by the Cosan Disclosure Letter or the Shell Disclosure Letter (as the case may be), the matter disclosed is reasonably apparent from the terms of the document and any document directly referenced therein taken together (but not, for the avoidance of doubt, if there is need to refer to any third document), and nothing disclosed by Cosan or Shell to the other, other than in the Cosan Disclosure Letter or the Shell Disclosure Letter respectively, any document directly referenced therein taken together (but not, for the avoidance of doubt, if there is need to refer to any third document) and in accordance with the provisions of this Clause 9.1.9, shall constitute disclosure for the purposes of this Agreement.

9.1.10	In determining any Claim, it is agreed that all Parties, the Claim Review Board and any tribunal appointed pursuant to Clause 22 (Arbitration) shall proceed on the assumption that:

(a)	any item stated in the Additional Information; and/or

(b)	any knowledge which Shell may have relating to the Cosan Warranties and/or any knowledge which Cosan may have relating to the Shell Warranties, in each case, whether actual, constructive or imputed, has not been stated or disclosed and/or did not exist and the Parties agree that they shall be estopped from asserting otherwise, the intention being to create a contractual and evidential estoppel in relation to such disclosures and knowledge.

9.1.11
Notwithstanding anything in this Agreement that may be deemed to the contrary, the Parties hereby irrevocably waive and exclude any right of rescission which they may have by virtue of the Warranties made under this Agreement.

9.2	Update of Additional Information

9.2.1
Cosan shall update the Cosan Additional Information and deliver the updated Cosan Additional Information to Shell on or about: (a) the date which is 120 days after the Signing Date; (b) the day which is at the end of each subsequent period of 60 days after the initial 120 day period referred to in paragraph (a) until Closing has taken place; and (c) the date which is five Business Days prior to the Closing.

9.2.2
Shell shall update the Shell Additional Information and deliver the updated Shell Additional Information to Cosan on or about: (a) the date which is 120 days after the Signing Date; (b) the day which is at the end of each subsequent period of 60 days after the initial 120 day period referred to in paragraph (a) until Closing has taken place; and (c) the date which is five Business Days prior to the Closing.

9.2.3
Each of the Cosan Additional Information and the Shell Additional Information (both as originally given and updated) is provided for information only and the Warranties are not qualified by the facts and circumstances disclosed in the Additional Information and the estoppels agreed in 9.1.10 apply to such updated Additional Information as they would apply to the originally given Additional Information.

9.3	Remedies for breach

The provisions of this Clause 9 (Warranties) shall take effect subject to Clause 11 (Post-Closing indemnity Claims).

10.	PRE-CLOSING RIGHT TO TERMINATE

10.1	Termination events

10.1.1	Subject to Clause 10.1.2, this Agreement may be terminated at any time prior to the Closing:

(a)	by mutual written agreement of Cosan and Shell;

(b)	by either Cosan or Shell (by notice in writing to all Parties) if the Closing has not taken place on or before the Longstop Date;

(c)
by either Cosan or Shell (by notice in writing to all Parties) if the Closing would violate any nonappealable final order, decree or judgment of any Governmental Authority having competent jurisdiction (including by Shell if any adverse judgment against Cosan is made by a Government Authority in relation to any matters arising from any Reg 540 Listing other than solely the inclusion of Cosan on 31 December 2009 in the Cadastro Negativo dos Empregadores created pursuant to Normative Rule (Portaria) No. 540/2004 of the Brazilian Work and Employment Ministry (Ministério do Trabalho e Emprego));

(d)
by Cosan or Shell (by notice in writing to all Parties) if, at any time before the Longstop Date, the other is in breach of any material provision of this Agreement (including the Warranties), whether such breach amounts to a repudiatory breach or not, and the consequence of such breach will:

(i)	in the case of a breach by a Cosan Party, cause a Material Adverse Change in respect of the business comprising the Cosan Transfer Assets;

(ii)	in the case of a breach by a Shell Party, cause a Material Adverse Change in respect of the business comprising the Shell Transfer Assets;

(iii)	render any Condition incapable of being cured by the Longstop Date; or

(iv)
have a material adverse effect on the validity or enforceability of any Transaction Document or the rights or remedies of any Party under any Transaction Document and such invalidity or unenforceability is material in the context of the transactions contemplated by the Transactions Documents as a whole, and, in each case, such Condition is incapable of being cured by the Longstop Date; or

(e)	by Cosan, pursuant to Clause 8.1 (Permits) in the manner set out therein.

10.1.2
The Party desiring to terminate this Agreement pursuant to any of the provisions of Clause 10.1.1 shall give notice of such termination to the other Parties; provided that, notwithstanding anything in this Agreement that may be deemed to the contrary, the right to terminate this Agreement under this Clause 10 (Pre-Closing right to terminate) (other than pursuant to paragraph (e) of Clause 10.1.1) shall not be available to any Party whose breach of any warranty, covenant or agreement under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before the Longstop Date.

10.2	Effect of termination

If this Agreement terminates in accordance with any provision of this Agreement:

(a)
each Party's further rights and obligations shall cease immediately on termination, but termination does not affect a Party's accrued rights and obligations at the date of termination and the provisions of Clauses 8.11.2 (IT transition costs), 18 (Costs), 19 (Confidentiality), 20 (General), 21 (Governing law and language) and 22 (Arbitration) shall survive termination; and

(b)
in the case of termination pursuant to paragraph (d) of Clause 10.1.1 the Party in breach shall, if such breach was wilful (and has not been remedied, if capable of remedy), indemnify the other Parties, and keep the other Parties indemnified, on demand against all their costs relating to the negotiation, preparation, execution or termination of this Agreement and the satisfaction of any Condition.

11.	POST-CLOSING INDEMNITY CLAIMS

11.1	Post-Closing indemnity

11.1.1	Subject to Clauses 11.1.2 and Clauses 12 and 13, after the Closing Date, and subject to the remaining provisions of this Clause 11 (Post-Closing indemnity Claims):

(a)	Shell shall indemnify each JV Entity and each of its Affiliates (together, in each case, with its and their successors and permitted assigns) and each of its and their directors and officers;

(b)	Cosan shall indemnify each JV Entity and each of its Affiliates (together, in each case, with its and their successors and permitted assigns) and each of its and their directors and officers;

(c)	Shell shall indemnify Cosan and each of its Affiliates (together, in each case, with its and their successors and permitted assigns) and each of its and their directors and officers; and

(d)	Cosan shall indemnify Shell and each of its Affiliates (together, in each case, with its and their successors and permitted assigns) and each of its and their directors and officers,

and shall hold them (each indemnifying Party, an "Indemnifying Party", and each indemnified Party, an "Indemnified Party") harmless against any Losses actually incurred by such Indemnified Party in respect of any and all Indemnifiable Matters.

11.1.2
An Indemnifying Party shall not indemnify more than one Indemnified Party for the same Loss in respect of any Indemnifiable Matter and if a JV Entity, on the one hand, and either Cosan or Shell, on the other hand, claims the same such Loss, the relevant JV Entity alone shall be entitled to the benefit of the indemnity; provided that, for the avoidance of doubt, if with respect to any Claim, Cosan, Shell or any of their respective Affiliates, incurs or suffers any incremental or different Loss from the same Claim from that incurred or suffered by the relevant JV Entity, then the Party suffering such incremental or different Loss shall be entitled to indemnification for such incremental or different Loss.

11.1.3
For the avoidance of doubt, Cosan or Shell may make a claim under the indemnity granted pursuant to Clause 11.1.1 against the other in relation to any matter disclosed in the Additional Information but not in relation to any matter disclosed in the Cosan Disclosure Letter or the Shell Disclosure Letter; provided that Cosan or Shell may make a claim under the indemnity granted pursuant to Clause 11.1.1 against any matter disclosed in the Cosan Disclosure Letter or the Shell Disclosure Letter which is either a Cosan Pre-Closing Liability or a Shell Pre-Closing Liability. In determining a Claim under the indemnity in relation to a matter disclosed in the Additional Information, it is agreed that the Parties, the Claim Review Board and any tribunal appointed pursuant to Clause 22 (Arbitration) should proceed on the basis that any such matter had not been disclosed and any knowledge of any fact or circumstances did not exist and the Parties agree that they shall be estopped from asserting otherwise and the Parties intend that this take effect as a contractual and evidential estoppel.

11.1.4
Where a Warranty is qualified by materiality, Knowledge or a numeric threshold, if such Warranty is breached, for the purposes of determining the amount of any Loss resulting therefrom, such materiality, Knowledge or threshold qualification shall be disregarded for the purposes of the indemnity under this Clause 11 (Post-Closing indemnity Claims) (but not, for the avoidance of doubt, Clause 13.1 (Liquidated cost for Claims not arising from Notified Matters)).

11.1.5
The amount due from an Indemnifying Party to an Indemnified Party in respect of a Claim, subject to Clauses 12 (Limitations to post-Closing indemnity Claims), and 13.2 (Tax consequences of indemnity payments) shall be:

(a)	an amount (the "Determined Indemnity Amount") that has been Finally Determined in respect of such Claim; and

(b)
all reasonable legal fees and expenses associated therewith or in relation thereto (without duplication of the definition of "Loss"); provided that, in connection with Third Party Claims against the Joint Venture, the Joint Venture shall consult with Shell or Cosan (as the Indemnifying Party) in its selection of counsel(s) generally in defending such Third Party Claims.

11.1.6
For the avoidance of doubt, any amount payable pursuant to any indemnity granted pursuant to Clause 11.1.1 shall not be reduced (or increased) by virtue of any accounting contingency or other provision of any Indemnified Party except when the existence of such accounting contingency or other provision affects the calculation of Indemnity Payment Statutory Tax Costs and/or Indemnity Payment Tax Benefits of that Indemnified Party, in which case the provisions of Clause 13.2 (Tax consequences of indemnity payments) shall apply.

11.1.7	No Party shall be required to make any payment under any indemnity in this Agreement to the extent that any Loss:

(a)	is directly attributable to any actions of a JV Entity taken following the Closing Date (other than where acting on the written instruction of the Indemnifying Party); or

(b)	results from a breach after Closing by a JV Entity of any agreement with a Governmental Authority which existed prior to the Closing Date.

11.2	Initiation of claims

11.2.1	If an Indemnified Party wishes to make a Claim, such Indemnified Party shall:

(a)
notify the Indemnifying Party and (if the Indemnified Party is not a JV Entity) the JV Entities of such Claim in writing, stating in reasonable detail the basis of the Claim and the amount claimed; and

(b)
if such Claim is a Third Party Claim, the Indemnified Party shall give the Indemnifying Party written notice of that Third Party Claim as promptly as practicable, but in any event within a number of days equal to one-half of the period by which the Indemnifying Party is required to respond to such Claim under applicable Law, provided that the failure to so notify shall not relieve the Indemnifying Party of its obligations hereunder, and any remedy of the Indemnifying Party for such failure of the Indemnified Party to give notice hereunder shall be limited to damages to be measured by reference to the extent that the Indemnifying Party is actually prejudiced thereby.

11.2.2	The Claim Review Board shall only consider a Third Party Claim referred to it to determine:

(a)	the identity of the Indemnifying Party;

(b)	if such Third Party Claim is not a Shareholder Controlled Matter, how such Third Party Claim shall be managed; and

(c)	if such Third Party Claim is not fully indemnifiable under this Clause 11 (Post-Closing indemnity Claims), the extent of the Indemnifying Party's liability in relation thereto.

11.2.3	If a Claim is not designated a Shareholder Controlled Matter, such Claim shall be referred to the Claim Review Board in accordance with Clause 11.4 (Claim Review Board) for resolution.

11.2.4
If a director or officer of Cosan or Shell becomes aware of a matter which would, or is likely to, give rise to a claim for indemnification against Cosan or Shell pursuant to this Clause 11 (Post-Closing indemnity Claims), in an amount which such Party reasonably considers would be greater than US$5,000,000, such Party shall, within 14 Business Days of becoming aware of the matter, give written notice of the matter to the other of Cosan and Shell, and to the Executive Board of the JV Entities and shall consult with the Indemnifying Party with respect to the matter.

11.3	Shareholder Controlled Matters

11.3.1
This Clause 11.3 (Shareholder Controlled Matters) applies to any Claim which has been designated a Shareholder Controlled Matter pursuant to Clause 11.3.2. For the avoidance of doubt, this Clause 11.3 (other than sub-Clauses 11.3.6 (insurance) and 11.3.11 (certain other obligations)) shall not apply to any claim for indemnification brought pursuant to Clause 14 (Paulinia Indemnity).

11.3.2	Shell or Cosan may designate any matter relating to a Third Party Claim (including any precatorios):

(a)	by notice in writing to the other Parties at any time until (and including) the day which is 90 days after the Signing Date;

(b)
which has arisen after the Signing Date and 10 Business Days before the date of the final update of the Shell Additional Information or the Cosan Additional Information, respectively, at the time it delivers to the other an updated Shell Additional Information or Cosan Additional Information, respectively, pursuant to Clause 9.2 (Additional Information) by specifying clearly such designation therein; and/or

(c)
which arises on or after the Closing Date, by indicating such designation, within 10 Business Days of being notified of such Claim pursuant to Clause 11.2.1, by notice in writing to (if Cosan is not the

Indemnifying Party) Cosan, (if Shell is not the Indemnifying Party) Shell and, in each case, the Joint Venture but, in any event, within a number of days equal to one half of the period by which the Indemnifying Party is required to respond to such Claim under applicable Law;

as a shareholder controlled matter (any matter so designated, a "Shareholder Controlled Matter").

11.3.3
Once a matter has been designated a Shareholder Controlled Matter, (a) such Party shall not, subject to paragraph (b), dispute its indemnity obligations in relation thereto, and (b) such designation may not be revoked without the written agreement of the Parties unless the cause or nature of a matter designated as a Shareholder Controlled Matter transpires to be materially different from that in the reasonable contemplation of the designation Party at the time of its designation and the operations of the Joint Venture are not materially and adversely affected by the revocation of such designation, in which case such Party may elect to revoke such designation, the matter shall cease to be a Shareholder Controlled Matter and shall be referred to the Claim Review Board.

11.3.4
Subject to Clause 11.3.5, an Indemnifying Party which designates a matter as a Shareholder Controlled Matter pursuant to Clause 11.3.2 shall be entitled to assume the exclusive conduct and control, at its own expense, of:

(a)	the settlement and defence of such Shareholder Controlled Matter;

(b)	the pursuit of any related counterclaim; and/or

(c)	in respect of any Environmental Claim, the remediation, resolution, rectification, investigation, negotiation of, or performance of any obligation in connection with, such Environmental Claim.

11.3.5
The Indemnifying Party shall not be entitled to assume control, or in the case of paragraph (c), shall lose its right to exercise control, of such Claim (but shall remain liable for the Losses under the indemnity generally):

(a)	if the claim for indemnification relates specifically to any criminal proceeding, action, indictment, allegation or investigation;

(b)
if such Claim is an Environmental Claim that is subject to the provisions of Clause 12.5.3 and such Claim is made at any time on or after the third anniversary of the Closing Date, in which case the relevant JV Entity shall be entitled to assume control of such Claim;

(c)
unless it shall have acknowledged that such Claim appears to be, prima facie, an Indemnifiable Matter in respect of which it is the Indemnifying Party in accordance with the terms and conditions of this Agreement; or

(d)	if:

(i)	the Indemnifying Party has materially failed to fulfil its obligations under paragraph (d) of Clause 11.3.7;

(ii)	such material failure has materially and adversely prejudiced the interests of the Indemnified Party; and

(iii)
such material failure has not been cured within a reasonable period of time in the context of the nature of the failure and, in any event, within a period of not less than 10 days after notice thereof from the Indemnified Party.

11.3.6
Subject to Clause 11.3.5, no JV Entity shall commute, settle or otherwise diminish the insurance coverage available as on the Closing Date with respect to any Shareholder Controlled Matter and each JV Entity shall cooperate fully with Cosan or Shell (as the case may be) in connection with efforts to claim and collect any amounts available under such insurance.

11.3.7	The Indemnifying Party shall:

(a)
be permitted to select and appoint legal and other advisers, contractors, consultants and engineers (if relevant) of recognized standing and competence in connection with any Shareholder Controlled Matter at the cost of such Indemnifying Party;

(b)
keep (if the Indemnifying Party is Shell) Cosan or (if the Indemnifying Party is Cosan) Shell and the relevant JV Entities reasonably apprised (subject to preservation of any legal privilege to which such Indemnifying Party may be entitled) of developments with respect to such Shareholder Controlled Matter (including providing such Persons with copies of material proposals, offers to settle, compromise or resolve, filings, plans, reports and external correspondence) to the extent permitted under applicable Law;

(c)
without restricting the Indemnifying Party's ultimate control over any such matter, permit (if the Indemnifying Party is Shell) Cosan or (if the Indemnifying Party is Cosan) Shell and the JV Entities to:

(i)	provide its opinions, and be consulted, on the Shareholder Controlled Matter; and/or

(ii)	participate in any settlement or defence (or in any counterclaim) through legal advisers chosen by such Indemnified Party,

at the expense of, notwithstanding any other provision of this Agreement (including the definition of "Loss") such Indemnified Party, or the Indemnifying Party but only in relation to any Criminal Action;

(d)
take such action to address each of its Shareholder Controlled Matters (and any counterclaims) as it may reasonably determine in respect thereof; provided that the Parties acknowledge that such action may include the prosecution, defence or investigation of, the pursuit of a counterclaim in relation to, or the seeking to resolve by way of settlement or compromise, such Shareholder Controlled Matter.

11.3.8
If a settlement or compromise relating to a Shareholder Controlled Matter does not release the applicable JV Entity named as a defendant with respect thereto from all liabilities and obligations relating to such Shareholder Controlled Matter or the settlement or compromise imposes injunctive or other equitable relief against any JV Entity,

(a)	where Cosan is the Indemnifying Party, Cosan shall obtain the prior written consent of Shell and the relevant JV Entity; and

(b)	where Shell is the Indemnifying Party, Shell shall obtain the prior written consent of Cosan and the relevant JV Entity,

(which consent shall not be unreasonably withheld, conditioned or delayed) before entering into any settlement or compromise of such Shareholder Controlled Matter; provided that such consent shall be deemed to have been given unless expressly withheld (or reasonably conditioned) by notice in writing by the earlier of (i) within 7 Business Days of receiving notice of the proposed settlement and (ii) the deadline for making any judicial filings with respect to such matter. In determining if such conduct is reasonable, a Party is entitled to withhold, condition or delay consent if the relevant claim would not be settled to its reasonable satisfaction.

11.3.9	If Cosan or Shell (as the case may be) and the relevant JV Entity do not consent to the settlement or compromise referred to in Clause 11.3.8:

(a)
Cosan, Shell and the relevant JV Entity may, by mutual agreement, refer such Claim to the Claim Review Board in accordance with, and for determination pursuant to, Clause 11.4 (Claim Review Board); or

(b)
if any of Cosan, Shell or the relevant JV Entity so elect, by notice in writing to the others of Cosan, Shell or the relevant JV Entity, the determination as to whether to enter into any settlement or compromise in respect of the Shareholder Controlled Matter shall be referred to arbitration pursuant to Clause 22 (Arbitration), which shall be conducted with as much expedition as possible.

11.3.10
Notwithstanding anything herein to the contrary, the Parties agree that the Indemnifying Party that designates a matter as a Shareholder Controlled Matter pursuant to Clause 11.3.2 shall have the sole right to:

(a)	claim and collect any judgments, awards or other amounts arising out of or in connection with such Shareholder Controlled Matters, including amounts available under Policies with respect to such

Shareholder Controlled Matters, and the sole right to administer, control, settle and resolve such claims for coverage; and

(b)
where a Person has paid a judicial (or arbitral) deposit to, or on the direction of, a court (or arbitral tribunal) in respect of a Third Party Claim pending resolution thereof, following the Indemnifying Party's payment in full to the applicable Indemnified Party of all amounts due and owing with respect to its indemnification obligations relating to such Third Party Claim, once Finally Determined, the Person shall be entitled to receive any balance of such judicial (or arbitral) deposit (together with any accumulated interest), and in each case, any amount to be repaid to an Indemnifying Party shall be deemed to have remained the property and asset of such Indemnifying Party.

11.3.11	In respect of all Shareholder Controlled Matters:

(a)
the Parties shall cause the JV Entities to make available to the Indemnifying Party and its respective counsel, financial advisors, auditors and other designated representatives, upon request and on reasonable notice, the officers and employees of the JV Entities as witnesses (as reasonably necessary in connection with the defence thereof);

(b)
the Parties shall cause the JV Entities to inform the Indemnifying Party in writing of all correspondence relating to the Shareholder Controlled Matters received by any such Party, including any court filings or correspondence from Governmental Authorities;

(c)
the Parties shall, if requested by the Indemnifying Party, ensure that the JV Entities will sign and deliver in a timely manner to any applicable Governmental Authority all correspondence drafted by the Indemnifying Party or its counsel;

(d)	the JV Entities shall provide to the Indemnifying Party copies of all correspondence filed by the JV Entities with any Governmental Authority relating to the Shareholder Controlled Matters;

(e)
the Parties shall cooperate with the Indemnifying Party, and furnish or cause to be furnished such records (including notas fiscais and tax books), information and testimony, and attend such conferences, discovery proceedings, preparation sessions, hearings, trials or appeals, in each case to the extent required, in connection with the Shareholder Controlled Matters (as reasonably necessary in connection with the defence thereof);

(f)
each JV Entity shall permit reasonable use of its personnel by the Indemnifying Party in connection with the defence, prosecution or settlement negotiation of any Shareholder Controlled Matter and/or with the pursuit of any related counterclaim, on the basis that:

(i)	in determining reasonableness, unless any action will cause direct damage to the ongoing business of the Indemnified Party it will generally be considered reasonable; and

(ii)
a JV Entity shall charge an Indemnifying Party for use of personnel pursuant to this paragraph (f) at cost and on other terms to be agreed; provided that a JV Entity shall not charge for overheads or management supervision;

(g)
the Parties shall cause the JV Entities to provide the Indemnifying Party and its designated representatives, upon request, access, to the fullest extent reasonably practicable, to all land owned by such JV Entity or to which such JV Entity has the right to grant access, in each case to which a Shareholder Controlled Matter relates for the purpose of seeking to resolve such Shareholder Controlled Matter; provided that in the case of land that is not owned by a JV Entity: (i) nothing in this provision shall require the JV Entities to provide any greater access than is permitted by any leases, subleases or other agreements governing such land; and (ii) when accessing such land, the Indemnifying Party shall be subject to, and act in accordance with, the provisions of such leases, subleases or other agreements, and shall be liable to the relevant JV Entity for any breach thereof; and

(h)	ensure that the JV Entities will provide powers of attorney to the Persons nominated by the Indemnifying Party to legally represent it in respect of the Shareholder Controlled Matters; and

(i)	no JV Entity shall be liable to any Party for any delay in taking any of the actions required by this Clause11.3.11, except to the extent that such Party is prejudiced thereby,

provided that any such cooperation by the Parties and the JV Entities shall not unnecessarily and significantly interfere with the conduct of the business of either the Parties or the JV Entities.

11.3.12
For the avoidance of doubt, the provisions of Clause 12 (Limitations to post-Closing indemnity Claims) shall apply to any Claim arising out of a Shareholder Controlled Matter in the same way and to the same extent as if such Claim did not arise out of a Shareholder Controlled Matter.

11.4	Claim Review Board

11.4.1
All Claims, other than Shareholder Controlled Matters (unless referred to the Claim Review Board pursuant to Clause 11.3.9(a)) (each such Claim a "CRB Claim") shall be referred to the Claim Review Board in accordance with Clause 11.4.2.

11.4.2	Claims referred to the Claim Review Board shall be referred by serving a notice of dispute in writing on (if Cosan is not the referring party) Cosan, (if

Shell is not the referring party) Shell and (if a JV Entity is not the referring party) the JV Entities, containing:

(a)	a clear and concise description of the nature and circumstances of the CRB Claim; and

(b)	a statement of the amount claimed and the basis for indemnification pursuant to the indemnity granted under Clause 11.1.1.

11.4.3
The Respondent(s) shall serve on the Claimant and any other Respondent a written response to the matters raised in the notice served pursuant to Clause 11.4.1 as promptly as reasonably practicable in light of the facts and circumstance of such CRB Claim, but in any event within 20 Business Days of receipt of such notice, containing:

(a)	its comments as to the nature and circumstances of the Claim; and

(b)	its response to the amount claimed and the basis for indemnification pursuant to the indemnity granted under Clause 11.1.1.

11.4.4
The Claimant shall file a reply to the response served pursuant to Clause 11.4.3 as promptly as reasonably practicable in light of the facts and circumstances of such CRB Claim, but in any event within 15 Business Days of receipt of such notice.

11.4.5
If any Claim has been validly referred to the Claim Review Board and has not been previously settled, two representatives (one of whom shall be a lawyer and the other a business executive) of each of Cosan and Shell (collectively, the "Claim Review Board") shall meet in São Paulo (or such other place as agreed between Cosan and Shell), on any date that the Claim Review Board determines is necessary or desirable to consider and reach a decision concerning any CRB Claims that have been filed and have not otherwise been resolved but, in any case, not less frequently than once every six months until, and, in addition, on the Business Day immediately preceding, the date on which the last of the Claims pursuant to the indemnity granted under Clause 11.1 (Post-Closing indemnity) may be made pursuant to Clause 12.1 (Survival); provided that every member of the Claims Board shall receive notice of a meeting of at least 10 Business Days before the intended date of the meeting with such notice stating the time, date, place and agenda of the meeting and attaching copies of the matters and materials to be considered or discussed.

11.4.6
The quorum of the Claim Review Board shall require the presence of all four members and all actions of the Claim Review Board shall require the affirmative vote of at least 3 members of the Claim Review Board.

11.4.7
No individual named as a party to, or called as a key witness in, a Claim may serve as a representative appointed by Cosan or Shell to the Claim Review Board in connection with such Claim and Cosan or Shell (as the case may be)

shall replace such individual with an alternative designee to the Claim Review Board in respect of such claim.

11.4.8
Each of Cosan and Shell may substitute its respective representative on the Claim Review Board by notice in writing to the other and to the JV Entities within 5 Business Days' notice of any meeting of the Claim Review Board.

11.4.9	The JV Entities may observe any meeting of the Claim Review Board.

11.4.10	The members of the Claim Review Board may seek advice (at no cost to the JV Entities) from specialists (including tax lawyers) in connection with any CRB Claim to the extent they consider beneficial.

11.4.11
The parties to any CRB Claim dispute and (if not a party) the JV Entities shall promptly make available to the Claim Review Board all personnel, information, access to the sites, and appropriate facilities, as may be reasonably requested by the Claim Review Board for the purposes of making a decision on the CRB Claim dispute; provided that:

(a)
nothing in this Clause 11.4 (Claim Review Board) or this Agreement that may be deemed to be to the contrary shall require any Party or such a JV Entity to take any action or provide any information that would:

(i)	result in the loss by such Party or such a JV Entity of any legal privilege to which it may be entitled; or

(ii)	in such Party’s reasonable judgment, materially disadvantage such Party in any arbitration on such CRB Claim if it is not able to be resolved by the Claim Review Board; and

(b)	the Parties understand and agree that:

(i)
in no event may any statement made, or information or materials provided, to the Claim Review Board (or to any Party in connection with any CRB Claim dispute) be used by any other Party for any purpose (other than the CRB Claim dispute resolution process) and, in particular, in no event may any such statement, information or materials be used by any other Party in any other proceeding regarding the matters subject to the CRB Claim dispute or otherwise (whether in an arbitral tribunal, a court or any other forum for the adjudication or determination of claims); and

(ii)	they shall treat all such statements, information and materials as strictly confidential.

11.4.12
The Claim Review Board shall, as soon as reasonably practicable in light of the facts and circumstances of such CRB Claim, but in any event within 45 days of any meeting of the Claim Review Board with respect to such CRB

Claim (but in no event before receipt of any reply by the Claimant pursuant to Clause11.4.4 or any subsequent response from the Respondent):

(a)
subject to the provisions of Clause 12 (Limitations to post-Closing indemnity Claims) and assuming that the Claim Review Board is able to reach agreement on the resolution of such CRB Claim, determine an amount of relief in respect of each such Claim referred to it for resolution at a meeting of the Claim Review Board (each such determination, a "CRB Decision");

(b)	calculate:

(i)	the total value of all such CRB Claims then outstanding where Cosan is the Indemnified Party, Shell is the Indemnified Party and a JV Entity is the Indemnified Party, respectively; and

(ii)	the net amount owing from each Indemnifying Party to each Indemnified Party for all such CRB Claims,

(each such calculation, a "CRB Calculation"); and

(c)
provide reasons for each CRB Decision, and the details of the CRB Calculations, in writing, to each Indemnified Party, Indemnifying Party and (if a JV Entity is not an Indemnified Party) the JV Entities.

11.4.13
Any party to a CRB Claim dispute that is dissatisfied with a CRB Decision may refer the Claim dispute to arbitration pursuant to Clause 22 (Arbitration) within 30 days of the date of the CRB Decision. If no party to the CRB Claim dispute refers such dispute to arbitration within such period, the CRB Decision shall, at the end of the 30 day period, become final and binding on the parties to the dispute, save in the event of fraud or manifest error or absence or excess of jurisdiction.

11.4.14
Any CRB Claim dispute referred to arbitration pursuant to Clause 11.4.13 shall be disregarded for the purposes of the CRB Calculations, which the Claim Review Board shall adjust accordingly.  Each Indemnifying Party shall pay the adjusted amount which the Claim Review Board has determined payable by it to an Indemnified Party pursuant to the applicable CRB Calculation, within 45 days of such CRB Calculation.

11.4.15
Except as provided in Clauses  11.4.13 and 11.4.14, any CRB Decision shall be binding on all the Parties and the JV Entities, unless and until such CRB Decision has been reversed or amended by an arbitral tribunal after having been appealed pursuant to Clause 11.4.13.

11.4.16
If an Indemnifying Party fails to comply with a CRB Decision that has become binding in accordance with Clause 11.4.15, the Indemnified Party affected by that failure may refer that failure to any court of competent jurisdiction for enforcement.

11.4.17
All CRB Decisions, CRB Calculations, notices, responses, replies, witness statements, expert reports, submissions and other documents produced during a proceeding pursuant to this Clause 11.4 (Claim Review Board) shall be made available to the JV Entities, the Parties and to any subsequent Claim Review Board appointed in accordance with this Agreement.

11.4.18
The representatives appointed pursuant to Clause 11.4.5 shall not be liable for anything done or omitted in the discharge or purported discharge of their functions as members of the Claim Review Board unless the act of omission is in breach of any applicable Law. Any agent of the Claim Review Board is similarly protected from liability.

11.4.19
The language of any proceeding pursuant to this Clause 11.4 (Claim Review Board) shall be English (with contemporaneous interpretation into Portuguese at the request of any member of the Claim Review Board), and copies of all documents shall be translated into Portuguese, upon request by any member of the Claim Review Board.

11.4.20	Cosan and Shell share equally the costs of the Claim Review Board (but shall bear the salaries and expenses of their respective representatives themselves).

11.4.21
In respect of any CRB Decision relating to a Claim arising from a Notified Matter, the Claim Review Board or an arbitral tribunal appointed pursuant to Clause 22 (Arbitration) shall, in its written decision fix the legal and other costs incurred by the parties and decide which of the parties shall bear them or in what proportion they shall be borne by the parties. In respect of any CRB Decision relating to a Claim not arising from a Notified Matter, the provisions of Clause 13.1 (Liquidated costs for Claims not arising from Notified Matters) shall apply.

11.5	General

11.5.1
The JV Entities shall, cooperate with, and act in good faith towards, each other in relation to the conduct of any Claims, including by furnishing such records, information and testimony, and attending such conferences, disclosure proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith. Each Indemnified Party (and, if not an Indemnified Party, each JV Entity) shall provide to the Indemnifying Party and its advisers reasonable access to premises and personnel and to relevant assets, documents and records (including notas fiscais and tax books) within the power or control of the Indemnified Party for the purposes of investigating any matter which may give rise to a Claim. Cosan, Shell and the JV Entities may take copies of the documents or records, and photograph the premises or assets, referred to in this Clause 11.5.1. The JV Entities shall provide use of personnel to the Claim Review Board so that the Claim Review Board may control and manage the conduct of any Claim (and any counterclaim). Notwithstanding anything in this Agreement that may be deemed to be to the contrary, nothing in this Agreement shall be deemed to in any way limit or affect each Party’s rights to preserve all legal privileges to which such Party may be entitled.

11.5.2
Nothing in this Agreement restricts or limits an Indemnified Party's general obligation at Law to mitigate any loss or damage which it may incur in consequence of a matter giving rise to a Claim. If such Indemnified Party mitigates its loss after the Indemnifying Party has paid the Indemnified Party under any indemnification provision of this Agreement in respect of that loss, the Indemnified Party shall notify the Indemnifying Party and pay to the Indemnifying Party the extent of the value of the benefit to the Indemnified Party of that mitigation (minus the Indemnified Party's reasonable costs of mitigation) within 7 Business Days after the benefit is received.

11.5.3
Nothing in this Agreement shall have the effect of limiting or restricting any liability of the Parties in respect of a claim arising as a result of any fraud wilful concealment; provided that in no event shall any Party claim for any Consequential Loss.

11.5.4
The failure to exercise or delay in exercising a right or remedy provided by this Agreement or by Law does not impair or constitute a waiver of the right or remedy or an impairment of or a waiver of other rights or remedies. No single or partial exercise of a right or remedy provided by this Agreement or by Law prevents further exercise of the right or remedy or the exercise of another right or remedy.

11.5.5
Each Party acknowledges and represents that it has not relied on or been induced to enter into this Agreement by a representation, warranty or undertaking (whether contractual or otherwise) other than those expressly set out in this Agreement or another Transaction Document.

11.5.6
A Party is not liable to any other Party (in equity, contract or tort (including negligence), under the Misrepresentation Act 1967 or in any other way) for a representation, warranty, covenant or undertaking that is not set out in this Agreement or another Transaction Document and, as regards any representation, warranty, covenant or undertaking which is set out in this Agreement or any other Transaction Document, other than:

(a)	in respect of those contained in Clauses 8 (Additional Covenants of the Parties) and 19 (Confidentiality)); and/or

(b)	where a Party reasonably considers that urgent injunctive relief is required and only available from a court,

Clause 11 (Post-Closing indemnity Claims) and Clause 14 (Paulinia indemnity) will, after Closing, provide the exclusive remedy for any claims arising out of this Agreement or the transactions contemplated by it.

12.	LIMITATIONS TO POST-CLOSING INDEMNITY CLAIMS

12.1	Survival

No Party shall be liable under the indemnity granted pursuant to Clause 11.1 (Post-Closing indemnity) unless the Claim is made within:

(a)
in the case of any claim for indemnification pursuant to Clause 11.1 (Post-Closing indemnity) which relates to any Warranty set out in Paragraph 1 (Capacity and authority), 6 (Tax), 12 (Environmental) and/or 16 (Employees) of Schedule 9 (Cosan Warranties) or Schedule 10 (Shell Warranties), the expiry of the period determined in accordance with the applicable statute of limitations under the Laws of Brazil; and

(b)
in the case of any other claim for indemnification for any Indemnifiable Matter described in any of sub-clause (a) (warranties) or (c) (Notified Matters) of the definition thereof pursuant to Clause 11.1 (Post-Closing indemnity), a period ending on the fourth anniversary of the Closing Date.

12.2	De minimis

12.2.1
Subject to Clause 12.2.2, no Party shall be liable for any Indemnifiable Matter described in any of sub-clause (a) (warranties) or (c) (Notified Matters) of the definition thereof under the indemnity granted pursuant to Clause 11.1 (Post-Closing indemnity) for any Loss arising out of any individual Claim unless such Loss exceeds BRL40,000 (or its equivalent in any other currency converted at the spot rate on the date of notification of such Claim) and any Losses that are disregarded pursuant to this Clause 12.2.1 shall not be aggregated for the purposes of Clause 12.3; provided that (a) if the BRL40,000 de minimis level is exceeded, the Indemnifying Party shall be liable for the total amount of any Loss arising out of any such individual Claim and, for the avoidance of doubt, not only the amount which exceeds BRL40,000; (b) in respect of any Loss arising out of a breach of any Warranty set out in Paragraph 6 (Tax matters) of Schedule 9 (Cosan Warranties) or Schedule 10 (Shell Warranties), this Clause 12.2 (De minimis) shall not apply.

12.2.2
Notwithstanding Section 12.2.1, a Party shall be liable for any Indemnifiable Matter described in any of sub-clauses (a) (warranties) to (d) (pre-closing liabilities) (inclusive) of the definition thereof (except for any claim for indemnification which relates to any Warranty set out in Paragraph 6 (Tax) of Schedule 9 (Cosan Warranties) or Schedule 10 (Shell Warranties)) under the indemnity granted pursuant to Clause 11.1 (Post-Closing indemnity) for the aggregated total amount of any Losses:

(a)	arising from individual Claims which either:

(i)	relate to the same facts, circumstances, action, omission, event or cause of action; or

(ii)	are brought by way of third party class action suit; and

(b)	which, when aggregated, exceed BRL40,000,

and, for the avoidance of doubt, if the aggregate total exceeds BRL40,000, such Losses shall apply to the threshold set out in Clause 12.3 (Threshold), and such Party shall be liable for the whole aggregated amount of such Losses and not only the amount which exceeds BRL40,000.

12.3	Threshold

12.3.1
No Party shall be liable for any Indemnifiable Matter described in any of sub-clause (a) (warranties) or (c) (Notified Matters) of the definition thereof under the indemnity granted pursuant to Clause 11.1 (Post-Closing indemnity) for any Loss unless the aggregate amount of Losses from all valid Claims of such Party claimed exceeds BRL50,000,000 and in which case any Indemnifying Party shall be liable for the full amount; provided that, in respect of any Loss arising out of a breach of any Warranty set out in Paragraph 1 (Capacity and authority) and/or 6 (Tax) of Schedule 9 (Cosan Warranties) or Schedule 10 (Shell Warranties), this Clause 12.3 (Threshold) shall not apply.

12.3.2
The threshold provided in this Clause 12.3 (Threshold) shall not prevent proceedings being brought to the Claim Review Board or a tribunal appointed pursuant to Clause 22 (Arbitration) being brought in respect of any Claim, the Parties being entitled to assert that the threshold will be exceeded until a final arbitral award is made to the contrary.

12.4	Claims covered by insurances, etc.

The Indemnifying Party is not liable in respect of a Claim for indemnification pursuant to Clause 11.1 (Post-Closing indemnity) to the extent that the matter giving rise to the claim relates to an amount for which the Indemnified Party is able to recover and does so recover against, or from, a Person other than the Indemnifying Party, whether under a provision of applicable Law, insurance policy or otherwise howsoever, and the amount is recovered or received by the Indemnified Party. The Indemnified Party shall give written notice to the Indemnifying Party of a matter giving rise to a claim which is or might be covered by this Clause 12.4 (Claims covered by insurances, etc.). The Indemnified Party shall use reasonable endeavours to enforce its rights to recover or receive any amounts referred to in this Clause 12.4 (Claims covered by insurances, etc.). If the Indemnified Party receives any amounts referred to in this Clause 12.4 (Claims covered by insurances, etc.) subsequent to an indemnification payment by the Indemnifying Party, then such Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made or expense incurred by such Indemnifying Party in connection with providing such indemnification payment up to the amount received by the Indemnified Party, net of any Losses incurred by such Indemnified Party in collecting such amount.

12.5	Environmental Claims

12.5.1
In respect of any Environmental Claim, the Indemnifying Party shall have no obligation to indemnify the Indemnified Party for any Losses arising out of or resulting from any testing, sampling, remedial action, clean-up activity or disclosure performed or made by or on behalf of an Indemnified Party, its Affiliates or any JV Entity on or after the Closing Date (collectively, "Investigations") unless such Investigation is:

(a)	required to be performed or made under applicable Law;

(b)
required to be performed or made pursuant to the demand of a Governmental Authority, but so long as none of the Indemnified Party, its Affiliates or any JV Entity has taken any step or action to initiate or encourage such demand outside of the usual course of their respective business operations or has directly or indirectly triggered such demand through breach of Environmental Law in their respective operations; and/or

(c)
subject to the other terms of this Agreement (including Clause 11.3 (Shareholder Controlled Matters)) necessary to defend or resolve a Third Party Claim or a Shareholder Controlled Matter (or to prosecute any related counterclaim).

12.5.2	In respect of any Environmental Claim, the Indemnifying Party shall be obliged to indemnify the Indemnified Party for any Losses only to the extent incurred in a Commercially Reasonable Manner.

12.5.3
Subject to the proviso at the end of this Clause 12.5.3, with respect to any Environmental Claim under Clause 11 (Post-Closing indemnity Claims) that relates to or arises out of (i) any Indemnifiable Matter described in sub-clause (a) (warranties) or (d) (Pre-Closing Liabilities) of the definition thereof and (ii) directly or indirectly to any of the Cosan Downstream Assets or Shell Downstream Assets, if such Environmental Claim is made:

(a)	prior to the first anniversary of the Closing Date, the Indemnifying Party shall be liable for 100 per cent. of the Losses relating to such Environmental Claim once Finally Determined;

(b)
on or after the first anniversary, but prior to the second anniversary, of the Closing Date, the Indemnifying Party shall be liable for 80 per cent. of the Losses relating to such Environmental Claim once Finally Determined and the relevant JV Entity shall be liable for 20 per cent.;

(c)
on or after the second anniversary, but prior to the third anniversary, of the Closing Date, the Indemnifying Party shall be liable for 60 per cent. of the Losses relating to such Environmental Claim once Finally Determined and the relevant JV Entity shall be liable for 40 per cent.;

(d)
on or after the third anniversary, but prior to the fourth anniversary, of the Closing Date, the Indemnifying Party shall be liable for 40 per cent. of the Losses relating to such Environmental Claim once Finally Determined and the relevant JV Entity shall be liable for 60 per cent.;

(e)
on or after the fourth anniversary, but prior to the fifth anniversary, of the Closing Date, the Indemnifying Party shall be liable for 20 per cent. of the Losses relating to such Environmental Claim once Finally Determined and the relevant JV Entity shall be liable for 80 per cent.; and

(f)
on or after the fifth anniversary of the Closing Date, the Indemnifying Party shall not be liable for any part of the Losses relating to such Environmental Claim and the relevant JV Entity shall be liable for 100 per cent;

provided that, for the avoidance of doubt, the provisions of this Clause 12.5.3 shall not apply to any Environmental Claim that relates to or arises out of:

(i)	any Indemnifiable Matter described in sub-clause (b) (covenants), (c) (Notified Matters) or (e) (Excluded Liabilities) of the definition thereof;

(ii)	the Paulinia Matter; or

(iii)	any Non-Contingent Liability.

12.5.4
Each JV Entity shall permit each of Shell and Cosan to take any action reasonably necessary to effect any clean-up of land relating to a pre-Closing Environmental Matter, where such land was contributed to such JV Entity by Shell or Cosan, respectively; provided that: (a) Cosan or Shell (as the case may be) notifies the relevant JV Entity in advance of any proposed actions and provides such JV Entity a reasonable period of time to provide its opinions on the proposed actions; and (b) any such action does not materially and adversely affect the operations or the business of such JV Entity.

13.	INDEMNITY PAYMENTS

13.1	Liquidated costs for Claims not arising from Notified Matters

13.1.1
In respect of any payment of a Determined Indemnity Amount which does not arise from a Notified Matter but was within the Knowledge of the Indemnifying Party at the Signing Date or the Closing Date, the Indemnifying Party shall pay, to the Indemnified Party, as liquidated damages for any loss or damage incurred by the Indemnified Party as a result of:

(a)	management time arising from the need to investigate such matter;

(b)	opportunity costs caused by the failure to disclose such Notified Matter; and

(c)
the payment of fees, costs and expenses of internal and external legal, technical and other advisers, consultants and services desirable due to the matter not being disclosed in advance of the Closing Date, an amount equal to:

(i)	10 per cent. of any Determined Indemnity Amount where such Determined Indemnity Amount is less than US$5,000,000,

plus

(ii)	an additional US$250,000 in respect of each amount of US$5,000,000 by which the Determined Indemnity Amount exceeds US$5,000,000.

13.1.2	Each of the Parties agrees that:

(a)
the liabilities and damages that may be incurred or suffered as a result of the failure of the Indemnifying Party to have disclosed a Notified Matter within its Knowledge are uncertain and difficult to ascertain;

(b)	the formula for ascertaining such damages will result in a reasonable estimate of probable liabilities and damages arising from such failure; and

(c)
such amount is not excessive or unreasonably large, given the Parties' intent and dealings with each other, and shall not be argued by any Party to be, or be construed as, a penalty, and each Party expressly waives any right to argue, assert or claim any of the foregoing in any dispute among the Parties arising out of this Agreement.

13.2	Tax consequences of indemnity payments

13.2.1
The Parties shall use reasonable endeavours to structure a mechanism for indemnity payments that is Tax efficient to all Parties involved, and to agree on such mechanism in a form that takes account of Indemnity Payment Statutory Tax Costs, Indemnity Payment Tax Benefits and Withholding Taxes, if any, that arise in connection with such indemnity. In the event that the Parties do not reach an agreement on such mechanism for indemnity payments, then any and all indemnity payments shall be made in accordance with Clauses 13.2.2 to 13.2.10.

13.2.2	Each Indemnifying Party shall make all payments to any Indemnified Party without deduction for any Withholding Tax, unless a Withholding Tax is required by Law.

13.2.3
The Indemnified Party shall cooperate fully with the Indemnifying Party (including by supplying such information or Tax forms as may be required) in order to minimize the amount of any such Withholding Tax.

13.2.4
Within 30 days of paying any Withholding Tax, the Indemnifying Party shall deliver to the Indemnified Party evidence reasonably satisfactory to the Indemnified Party of the payment, amount and calculation of such Withholding Tax.

13.2.5
The amount of the indemnity payment due from the Indemnifying Party shall be increased to an amount which, after subtracting the Indemnity Payment Statutory Tax Costs, leaves an amount equal to the indemnity payment that would have been due without any Indemnity Payment Statutory Tax Costs.

13.2.6
If, after the Indemnified Party incurs or pays the Loss that originated the indemnity payment, it is verified that the amount of the indemnity payment was higher than the amount of the Loss taking into account the respective Indemnity Payment Statutory Tax Costs and the Indemnity Payment Tax Benefits (the "Indemnity Payment Excess Amount"), then the Indemnified Party shall pay the Indemnifying Party such Indemnity Payment Excess Amount duly adjusted pursuant to Clause 13.2.5 (as though, for the purpose of the payment required by this Clause 13.2.6 only, the Indemnified Party were the "Indemnifying Party" in Clause 13.2.5), and no further payments will be required by the Parties with respect to that specific indemnity payment.

13.2.7
If, after the Indemnified Party incurs or pays the Loss that originated the indemnity payment, it is verified that the amount of the indemnity payment was lower than the amount of the Loss taking into account the respective Indemnity Payment Statutory Tax Costs and the Indemnity Payment Tax Benefits (the "Indemnity Payment Deficit Amount"), then the Indemnifying Party shall pay the Indemnified Party such Indemnity Payment Deficit Amount duly adjusted pursuant to Clause 13.2.5, and no further payments will be required by the Parties with respect to that specific indemnity payment.

13.2.8
Within 30 days of the calculation of Indemnity Payment Tax Benefits by the Indemnified Party, the Indemnified Party shall deliver to the Indemnifying Party written evidence reasonably satisfactory to the Indemnifying Party of the amount and calculation of such Indemnity Payment Tax Benefits, and of the amount and calculation of any Indemnity Payment Excess Amount or Indemnity Payment Deficit Amount, as the case may be.

13.2.9
Within 90 days after the receipt of the written evidence referred to in Clause 13.2.8, the Indemnified Party shall make the payment referred to in Clause 13.2.6 or the Indemnifying Party shall make the payment referred to in Clause 13.2.7, as the case may be, provided that if the amount of the Indemnity Payment Excess Amount or of the Indemnity Payment Deficit Amount, as the case may be, exceeds BRL1,000,000, payment of such amount shall be made within 30 days of the receipt of such written evidence.

13.2.10	Payments required to be made pursuant to Clauses 13.2.6 and 13.2.7 by the same date shall offset each other, and payment of the net amount owing shall be made on that date.

14.	PAULINIA INDEMNITY

14.1	Indemnity

14.1.1
Notwithstanding anything herein to the contrary, Shell shall indemnify each JV Entity, Cosan, Cosan's Affiliates, and the directors, officers, employees, agents and representatives of Cosan, Cosan's Affiliates and the JV Entities (collectively, the "Paulinia Indemnified Parties") and shall save and hold them harmless against any Losses actually incurred or suffered by any of the Paulinia Indemnified Parties that arise out of or directly relate to the Paulinia Matter, including any Losses relating to human exposure to Hazardous

Substances and the costs of remediation works, on-going monitoring, regulatory requirements and litigation.

14.1.2
Shell shall not indemnify more than one Paulinia Indemnified Party for the same Loss in respect of the Paulinia Matter and if a JV Entity, on the one hand, and any other Paulinia Indemnified Party, on the other hand, claim the same such Loss, the JV Entity alone shall be entitled to the benefit of the indemnity; provided that, for the avoidance of doubt, if with respect to any Claim, any Paulinia Indemnified Party (other than a JV Entity) incurs or suffers any incremental or different Loss from the same Claim from that incurred or suffered by the relevant JV Entity, then such Paulinia Indemnified Party shall be entitled to indemnification for such incremental or different Loss.

14.2	Rights and obligations

14.2.1	Shell shall:

(a)
promptly (but in all events prior to the date when due so as to enable the Joint Venture to make any and all such payments when due on a timely basis) make any payments and reimbursements required under this Clause 14 to the relevant Paulinia Indemnified Party;

(b)	assume the exclusive conduct and control, at its sole expense, of:

(i)
the settlement and defence of the Paulinia Matter, including any related Actions or any other judicial requests for information, administrative notices, notices of violation, infraction notices, or any other administrative request or obligation related to the Paulinia Matter; and

(ii)
the remediation, resolution, rectification, investigation, negotiation of, or performance of any obligation in connection with the Paulinia Matter, in each case subject to the other provisions of this Clause 14;

(c)
have the sole right to select legal and other advisers (who shall be of recognized standing and competence), the grounds for and any decisions relating to the defence of litigation (or the pursuit of any counterclaim) and the terms of any settlement; provided that in relation only to any Criminal Action against Cosan or any of its Affiliates or its or their respective directors, officers, employees, agents or representatives, Shell shall be required to obtain the consent of Cosan before agreeing to the terms of any settlement of such Criminal Action;

(d)
make available to any Paulinia Indemnified Party, to the extent permitted under applicable Law, copies of any documents reasonably requested by such Paulinia Indemnified Party (including material audits, judicial or regulatory reports, correspondence and claims);

(e)
inform any Paulinia Indemnified Party, to the extent permitted under applicable Law, of any material proposed actions relating to the Paulinia Matter, as reasonably requested by such Paulinia Indemnified Party; and

(f)	select counsel, contractors, consultants and engineers which, in Shell's sole opinion, are of recognized standing and competence;

provided that Cosan and its Affiliates shall be entitled to:

(i)	provide its opinions, and be consulted, on the Paulinia Matter; and

(ii)	participate in any settlement or defence (or in any counterclaim) through legal advisers chosen by themselves,

at the expense of, notwithstanding any other provision of this Agreement (including the definition of "Loss" herein):

(A)	Cosan or its Affiliates, respectively; or

(B)	Shell but only in relation to any Criminal Action,

but, in each case, only in respect of any Criminal Action against Cosan or any of its Affiliates or its or their respective directors, officers, employees, agents or representatives relating to the Paulinia Matter and without restricting Shell's ultimate control over any such matter.

14.2.2	Cosan and Shell shall procure that each JV Entity shall:

(a)	grant Shell full rights to develop and execute a strategy for action in respect of remediation, monitoring, compliance and the legal defence of litigation relating to the Paulinia Matter;

(b)	provide Shell (and its Affiliates, agents and advisers) with all necessary and reasonably requested access to property and records in connection with the Paulinia Matter; and

(c)	promptly upon receipt of the same, provide Shell with copies of any written notices or claims or other liabilities it may receive relating to the Paulinia Matter.

14.3	Announcements

14.3.1	Each Party shall consult with the JV Entities in advance of making or agreeing any announcement in relation to the Paulinia Matter provided that:

(a)
if Shell or any Affiliate of Shell wishes to make any announcement in relation to the Paulinia Matter, Shell (or its Affiliate) shall provide Cosan and the JV Entities with a copy of such proposed announcement and an opportunity to comment on it before such announcement is made (but, for the avoidance of doubt, shall not need the consent of any Person to make such announcement); and

(b)
if Cosan, any Affiliate of Cosan, or any JV Entity wishes to make any announcement in relation to the Paulinia Matter, any such announcement must be in a form agreed by Shell unless otherwise required by Law or any competent Governmental Authority, including without limitation, any securities commission, competition authority and stock exchange.

14.3.2	Any Party which makes an announcement in relation to the Paulinia Matter shall provide a copy of such announcement to each other Party as soon as practicable after the making of such announcement.

14.4	Further provisions

14.4.1
The provisions of Clauses 11.3.6 (insurance), 11.3.11 (certain other obligations), 11.5.2 (mitigation), 12.4 (Claims covered by insurances etc), 13.2 (Tax consequences of indemnity payments) and Clause 17 (Currency conversion) shall apply to this Clause 14 (Paulinia indemnity), mutatis mutandis, and for such purpose, any Paulinia Indemnified Party indemnified pursuant to this Clause 14 (Paulinia indemnity) shall be considered an "Indemnified Party", Shell shall be considered an "Indemnifying Party" and any references in such Clauses to "Shareholder Controlled Matter" and "Claim" shall be interpreted as references to the Paulinia Matter and claim under this Clause 14 (Paulinia indemnity), respectively.

14.4.2
Subject to Clause 14.4.1, the provisions contained in Clauses 11 (Post-Closing indemnity Claims) and 12 (Limitations to post-Closing indemnity Claims) shall not apply to any claim for indemnification brought pursuant to this Clause 14 (Paulinia indemnity).

15.	FAILURE TO INDEMNIFY

15.1	Failure to make payments

In the event that an Indemnifying Party fails to pay the Indemnified Party in full within 15 Business Days of the date any Claim which has been Finally Determined, then the provisions of this Clause 15 shall apply.

15.2	Payment by parent guarantor

In the circumstances described in Clause 15.1 (Failure to make payments), the Indemnified Party shall first demand payment of the Determined Indemnity Amount (plus, as applicable,  any accrued interest pursuant to Clause 15.8 (Default interest)) (or any part of it which has not been paid by the Indemnifying Party) from the relevant Guarantor of the Indemnifying Party in accordance with Clause 16 (Parent guarantees).

15.3	Payment from distributions

To the extent that a Determined Indemnity Amount (plus, as applicable,  any accrued interest pursuant to Clause 15.8 (Default interest)) (or any part of it) has not been paid by a Guarantor to the Indemnified Party within 10 Business Days of the date on which notice under Clause 15.2 (Payments by parent guarantor) is received by the Guarantor demanding payment from the Guarantor, the Indemnified Party may, or, if the Indemnified Party is not Shell or Cosan, may request Shell or Cosan, as applicable, to enforce the pledge granted by the Indemnifying Party over its entitlement to receive dividends from, or any Interest on Capital in respect of the equity of, the JV Entities in accordance with the terms as set out in the Cosan Pledge Agreement or the Shell Pledge Agreement (as the case may be), until the earlier of such time as: (i) the Determined Indemnity Amount (plus any accrued interest pursuant to Clause 15.8 (Default interest)) is paid in full by either the Guarantor or the Indemnifying Party; and (ii) the amount of dividends not paid to the Indemnifying Party and instead paid to the Indemnified Party equals the Determined Indemnity Amount (plus any accrued interest pursuant to Clause 15.8 (Default interest)).

15.4	Call option in lieu of payment

15.4.1	If:

(a)
according to the then current Business Plan, there are projected to be insufficient dividends or Interest on Capital payable to Cosan (in respect of all shares of each class then held by Cosan) over a period of two years from the date that a Determined Indemnity Amount is Finally Determined and remains unpaid, to pay any Determined Indemnity Amount that remains unpaid (taking into account the then current Business Plan and amount of distributable reserves of the JV Entities at the time that the Determined Indemnity Amount is so determined); provided that this paragraph shall only apply in respect of such two year period if a version of the Business Plan other than that in Agreed Form at the date of this Agreement is adopted by the Supervisory Board at Closing; and/or

(b)	a period of two years has elapsed from the date that a Determined Indemnity Amount is Finally Determined and any part of such amount remains unpaid,

Shell will automatically have the right to exercise the Alternative Pledge Option in accordance with Clause 15.4.4.

15.4.2
Cosan irrevocably grants to Shell an option to buy, and to require Cosan to sell, the Option Shares, such option to be exercisable during the Alternative Pledge Option Exercise Period in accordance with this Clause 15.4 (Call option in lieu of payment).

15.4.3	In the event that Shell exercises the Alternative Pledge Option in accordance with this Clause 15.4 (Call option in lieu of payment), Cosan shall sell, and

Shell shall buy, the Option Shares and each right attaching to the Option Shares on the Alternative Pledge Option Completion Date.

15.4.4
The Alternative Pledge Option may be exercised, subject to Clause 15.4.1, by the delivery by Shell to Cosan of an Exercise Notice relating to the Alternative Pledge Option at any time during the Alternative Pledge Option Exercise Period and, for the avoidance of doubt, the Alternative Pledge Option may be exercised multiple times (over different Option Shares), as applicable, in accordance with this Clause 15.4 (Call option in lieu of payment).

15.4.5
There shall be no cash amount payable by Shell for the Option Shares but the amount owing to Shell by Cosan with respect to a Determined Indemnity Amount shall be eliminated by way of automatic set-off against receipt of the Option Shares and for the purpose of such set-off, or for any other purpose, Shell may assign its rights:

(a)	in respect of the Alternative Pledge Option under this Clause 15.4 (Call option in lieu of payment); and/or

(b)	to receive any amount in respect of any Determined Indemnity Amount owing to it by Cosan,

(c)
in each case, to any of its Affiliates, with the right to receive payment in respect of the Determined Indemnity Amount at any time and without the consent or prior notice of Cosan (but with subsequent notice to Cosan).

15.4.6	For the purposes of this Clause 15.4 (Call option in lieu of payment) the following defined terms shall apply:

"Option Downstream Co Shares" means the number of common and preferred 'A' shares in the Downstream Co equal to the figure resulting from { dd  /  ( vd  /  td  ) }  or, if Cosan holds no interest in the Downstream Co, zero;

"Option Management Co Shares" means the number of common shares in the Management Co equal to the product of (x) the total number of common shares in the Management Co, in each case, held by any Person at the date immediately prior to the commencement of the Alternative Pledge Option Exercise Period, and (y) the figure resulting when the Option Downstream Co Shares are divided by the amount of the Total Downstream Co Shares;

"Option Shares" means the Option Downstream Co Shares plus the Option Sugar and Ethanol Co Shares plus the Option Management Co Shares; provided that: (a) if the resulting number of shares of the Downstream Co, the Sugar and Ethanol Co and the Management Co are not whole numbers of such shares, then the number of shares which Shell shall have the right to purchase shall be rounded up to the next whole number; and (b) in determining the order of which specific shares shall be first subject to the Alternative Pledge Option, all common shares shall be treated as Option Shares before any preferred 'A' shares are so treated;

"Option Sugar and Ethanol Co Shares" means the number of common and preferred 'A' shares in the Sugar and Ethanol Co equal to the figure resulting from { ds /  (  vs /  ts   ) };

"Total Downstream Co Shares" means the total number of common and preferred 'A' shares in the Downstream Co;

where, in each case:

"cs" means the Cosan Sugar and Ethanol Co Value (as defined in the Joint Venture Agreement);

"cd" means  the Cosan Downstream Co Value (as defined in the Joint Venture Agreement);

"ds" = either, if Cosan holds no interest in the Downstream Co, 100 per cent., or, otherwise, x per cent., of any portion of each Determined Indemnity Amount (plus any accrued interest pursuant to Clause 15.8 (Default interest)) not paid in full to Shell at the moment immediately prior to the commencement of the Alternative Pledge Option Exercise Period, where  x  =   cs  /  (  cs   +  cd   );

"dd" = y per cent. of any portion of each Determined Indemnity Amount (plus any accrued interest pursuant to Clause 15.8 (Default interest)) not paid in full to Shell at the moment immediately prior to the commencement of the Alternative Pledge Option Exercise Period, where  y  =   100 – x);

"td" = the total number of common and preferred 'A' shares in the Downstream Co, in each case, held by any Person at the date immediately prior to the commencement of the Alternative Pledge Option Exercise Period;

"ts" = the total number of common and preferred 'A' shares in the Sugar and Ethanol Co, in each case, held by any Person at the date immediately prior to the commencement of the Alternative Pledge Option Exercise Period;

"vd" means 90 per cent. of the Downstream Co Value (as defined in the Joint Venture Agreement save that, for the purposes of this Clause 15.4.6, the "Base Value Date" shall be the date that the Determined Indemnity Amount was Finally Determined); and

"vs" means 90 per cent. of the Sugar and Ethanol Co Value (as defined in the Joint Venture Agreement save that, for the purposes of this Clause 15.4.6, the "Base Value Date" shall be the date that the Determined Indemnity Amount was Finally Determined).

15.4.7	Shell may revoke an Exercise Notice in respect of the Alternative Pledge Option:

(a)	at any time until 23:59 on the fifth Business Day after the date on which the applicable number of Option Shares is finally determined; and/or

(b)	with Cosan's prior written consent,

(c)	failing which it shall be irrevocable.

15.4.8	Completion of the Alternative Pledge Option shall occur:

(a)	on the later of:

(i)	the date which is 15 Business Days after receipt by Cosan of the Exercise Notice; and

(ii)	10 Business Days after the date on which the applicable number of Option Shares is finally determined,

provided that, if completion of the Alternative Pledge Option is subject to regulatory approval, such period shall be extended to 5 Business Days after all necessary approvals have been received, and the requirement to obtain such approval shall be subject to the Parties' obligation to use all of their respective reasonable endeavours to consummate the transaction as promptly as reasonably practicable; and

(b)	in accordance with Clause 15.4.9.

15.4.9
The completion of each Alternative Pledge Option shall take place by 11:00 a.m. on the date specified in the Exercise Notice at the Management Co's registered office, or at such other place as may be agreed between Shell and Cosan, and at such completion Shell and Cosan shall each execute an entry, in respect of the transfer of shares to be transferred to Shell on the Alternative Pledge Option Completion Date, in the pertinent Register Book of Transfer of Shares ("Livro de Transferência de Ações Nominativas", under Brazilian law) of each of the Sugar and Ethanol Co, the Downstream Co and the Management Co (as applicable), formalizing the transfer of such shares and each of the Sugar and Ethanol Co, the Downstream Co and the Management Co (as applicable) shall do all things within its power necessary to effect the transfer and the registration of the transfer, including the update of the pertinent Register Book of Shares ("Livro de Registro de Ações Nominativas", under Brazilian law) of each of the Sugar and Ethanol Co, the Downstream Co and the Management Co (as applicable).

15.5	Enforcement of share pledge in lieu of payment

15.5.1
Shell hereby expressly waives its ability to exercise (and hereby covenants to Cosan that it will not exercise) (i) any of the enforcement and foreclosure rights and remedies under the Cosan Pledge Agreement in respect of the shares pledged to Shell thereunder and (ii) any other creditors' remedies to which Shell may be entitled under applicable Law in respect of those pledged shares; provided that, notwithstanding the foregoing, Shell shall be entitled to exercise all of such enforcement and foreclosure rights and remedies if:

(a)	an Insolvency Event occurs; and/or

(b)
an Alternative Pledge Option is triggered but it is claimed that the rights and remedies set out in Clause 15.4 (Call option in lieu of payment) may not be exercised consistent with applicable Law or such rights and remedies are not enforceable under applicable Law.

15.5.2
In the event that Shell wishes to exercise any creditors' remedies available to it under applicable Law against any Cosan Party, Shell agrees that, in enforcing its remedies in respect of any part of the Cosan Interest not pledged to Shell pursuant to the Cosan Pledge Agreement, such part of the Cosan Interest shall be valued in accordance with the valuation methodology set out in Clause 15.4 (Call option in lieu of payment) for purposes of satisfaction of the relevant Claim.

15.6	Payment from proceeds of sale

If the interest of the Indemnifying Party in the JV Entities is submitted for sale and sold pursuant to any provision of the Joint Venture Agreement, any Determined Indemnity Amount (plus any accrued interest pursuant to Clause 15.8 (Default interest) (or any part of it which has not been otherwise paid to the Indemnified Party) shall be paid to the Indemnified Party from the proceeds of such sale within 5 Business Days of receipt by the party conducting such sale of such proceeds.

15.7	Set-off of amounts owed

If any Determined Indemnity Amount owing to an Indemnified Party is not paid in full when due after the lapse of the periods and the provision of the notices described in Clauses 15.1 (Failure to make payments), 15.2 (Payment by parent guarantor) and 15.3 (Payment from dividends), the Indemnified Party shall be entitled (but not obliged) to set off any amount owing by the Indemnified Party to the Indemnifying Party (or any of its Affiliates); provided that, notwithstanding anything in this Agreement or otherwise, in no event shall there be any right whatsoever to set off any amounts owed by Shell pursuant to Clause 2.4(a).

15.8	Default interest

15.8.1
Any Determined Indemnity Amount shall accrue interest beginning on the twentieth Business Day after the relevant Claim was Finally Determined, until the date of payment, calculated at a rate per annum, compounded monthly, equal to the Default Interest Rate.

15.8.2
The Parties acknowledge and agree that SELIC, as the interest rate standard in Brazil, is a reasonable benchmark for interest in relation to matters connected with a business, such as the Joint Venture, whose primary operations are in Brazil.

16.	PARENT GUARANTEES

16.1	Cosan parent guarantee

Cosan Limited undertakes to Shell and the JV Entities that Cosan will perform its obligations under this Agreement and shall indemnify and hold harmless each Indemnified Party on demand against all Losses which Shell and/or the JV Entities respectively may incur as a result of any breach of Cosan's obligations under this Agreement, notwithstanding the commencement of any other enforcement proceeding (including any pursuant to Clause 15 (Failure to indemnify).

16.2	Shell parent guarantee

Shell UK Co undertakes to Cosan and the JV Entities that Shell will perform its obligations under this Agreement and shall indemnify and hold harmless each Indemnified Party and each Paulinia Indemnified Party on demand against all Losses which Cosan and/or the JV Entities respectively may incur as a result of any breach of Shell's obligations under this Agreement, notwithstanding the commencement of any other enforcement proceeding (including any pursuant to Clause 15 (Failure to indemnify)).

16.3	Continuing obligations

16.3.1
The undertakings made pursuant to Clauses 16.1 (Cosan parent guarantee) and 16.2 (Shell parent guarantee) shall be continuing obligations and shall remain in full force and effect until the discharge in full of the obligations of the relevant principal obligor under this Agreement and shall not be satisfied by any intermediate satisfaction of any part of those obligations.

16.3.2
The liability of Cosan Limited or Shell UK Co (as the case may be) shall not be affected or released by any neglect or forbearance in enforcing the obligations of the relevant Principal or by any amendment or variation of their obligations or by any other act, omission, matter or thing whatsoever whereby Cosan Limited or Shell UK Co (as the case may be) as surety only would or might have been affected or released.

16.4	Preservation of rights

16.4.1
The obligations of Cosan Limited and Shell UK Co contained in this Clause 16 (Parent Guarantees) shall be in addition to and independent of every other security which the relevant Guarantee Beneficiary may at any time hold in respect of any of the obligations of the relevant Principal under this Agreement.

16.4.2
Neither the obligations of Cosan Limited or Shell UK Co contained in this Clause 16 (Parent Guarantees) nor the rights, powers and remedies conferred in respect of Cosan Limited or Shell UK Co upon the relevant Guarantee Beneficiary by this Clause 16 (Parent Guarantees) or by Law shall be discharged, impaired or otherwise affected by:

(a)	the winding up, dissolution, administration or reorganisation of relevant Principal and/or any JV Entity, or any other Person, or any change in its status, function, control or ownership;

(b)	any of the obligations of any Person under this Agreement or under any other security relating to this Agreement being or becoming illegal, invalid, unenforceable or ineffective in any respect;

(c)	any time or other indulgence being granted or agreed to be granted to any Person in respect of any of its obligations under this Agreement or under any other security;

(d)
any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of this Agreement or any other document or security including without limitation any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under this Agreement or other document or any variation, waiver or release of, any obligation of any Person under this Agreement or under any other security;

(e)	any failure to take, or fully to take, any security contemplated by this Agreement or otherwise agreed to be taken in respect of the obligations of the relevant Principal under this Agreement;

(f)
any failure to realise or fully to realise the value of, or any release, discharge, exchange or substitution of, any security taken in respect of the obligations of the relevant Principal under this Agreement; or

(g)
any other act, event or omission which, but for this Clause 16.4.2, might operate to discharge, impair or otherwise affect any of the obligations of Cosan Limited or Shell UK Co contained in this Clause 16 (Parent Guarantees) or any of the rights, powers or remedies conferred upon the relevant Principal (as the case may be) by this Agreement, this Clause  16 (Parent Guarantees) or by Law.

16.4.3
Any settlement or discharge given by any Guarantee Beneficiary to the relevant Guarantor in respect of the relevant Guarantor's obligations under this Clause 16 (Parent Guarantees) or any other agreement reached between the Guarantee Beneficiary and the relevant Guarantor in relation to it shall be, and be deemed always to have been, void if any act on the faith of which the Guarantee Beneficiary gave the relevant Guarantor that settlement or discharge or entered into that agreement is subsequently avoided by or in pursuance of any provision of Law.

16.4.4
A Guarantee Beneficiary shall be obliged before exercising any of the rights, powers or remedies conferred upon it in respect of the relevant Guarantor by this Clause 16 (Parent Guarantees) or by Law to make any demand of the Principal but shall not be so obliged:

(a)	to take any action or obtain judgment in any court against the relevant Principal;

(b)	to make or file any claim or proof in a winding up or dissolution of the relevant Principal; or

(c)	to enforce or seek to enforce any security taken in respect of any of the obligations of the relevant Principal under this Agreement.

16.4.5
Each Guarantor agrees that, so long as the relevant Principal is under any actual or contingent obligations under this Agreement, such Guarantor shall not exercise any rights which it may at any time have by reason of performance by it of its obligations under this Clause 16 (Parent Guarantees):

(a)	to be indemnified by the relevant Principal or to receive any collateral from the relevant Principal; and/or

(b)	to claim any contribution from any other guarantor of the relevant Principal's obligations under this Agreement; and/or

(c)
to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the relevant Guarantee Beneficiary under this Agreement or of any other security taken pursuant to, or in connection with, this Agreement by the relevant Guarantee Beneficiary.

16.4.6
The obligations of each Guarantor contained in this Clause 16 (Parent Guarantees) shall constitute and be continuing obligations notwithstanding any settlement of account or other matter or thing whatsoever, and shall not be considered satisfied by any intermediate payment or satisfaction of all or any of the obligations of the relevant Principal under this Agreement and shall continue in full force and effect until final payment in full of all amounts owing by the relevant Principal under this Agreement and total satisfaction of all the relevant Principal's actual and contingent obligations under this Agreement.

17.	CURRENCY CONVERSION

Where, in connection with any payment due pursuant to this Agreement, it is necessary to convert any currency other than BRL into or from BRL, the exchange rate to be used will be the average of the sale rates issued by the Central Bank of Brazil through the SISBACEN data system under PTAX 800, Option 5 and Currency 220 at close of business in Brasilia, Brazil on the day preceding the date that the relevant payment is due or calculation is to be made (or, if such day is not a Business Day, on the Business Day immediately preceding such day), or, if the rate is not available in respect of the relevant periods for any reason, the closing mid-point real spot rate quoted by the Federal Reserve Bank of New York for US$ applicable to amounts of BRL50,000,000 or more (or if the such rate is not available, the equivalent rate quoted by HSBC Bank plc).

18.	COSTS

Except as otherwise expressly set out herein, each Party will be responsible for its own costs and expenses (including those of any professional advisers) incurred in connection with the Transaction Documents or the transactions contemplated hereby. Costs incurred in relation to the operation of each JV Entity after the Closing Date will be borne by each such JV Entity. For the avoidance of doubt, during the life of the Joint Venture, financing will be arranged and conducted in accordance with the Operating and Coordination Agreement.

19.	CONFIDENTIALITY

19.1	Duty of confidentiality

19.1.1
Each Party agrees that it shall, and shall cause any Person to whom Confidential Information is disclosed pursuant to paragraph (a) of Clause 19.1.2 below to, hold strictly confidential all Confidential Information and treat all Confidential Information with the same degree of care and confidentiality that it affords its own trade secrets and proprietary information.  Each Party agrees to use Confidential Information received from any JV Entity only in connection with its investment in the Joint Venture and the transactions contemplated by the Transaction Documents, and for no other purpose, except as otherwise expressly permitted by the Transaction Documents or agreed between Cosan and Shell and the relevant JV Entity.  Each Party agrees that it shall be responsible for any breach of the provisions of this Clause 19.1 (Duty of confidentiality) by any of its Representatives to whom it discloses Confidential Information.

19.1.2	No Party shall disclose any Confidential Information to any Person, except:

(a)	to its own Representatives in the normal course of the performance of their duties;

(b)
to the extent required by applicable law (including complying with any oral or written questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process to which a Party is subject; provided that, unless otherwise prohibited by law, such Party shall give the relevant JV Entity prompt notice of such request(s), to the extent practicable, so that such JV Entity may seek an appropriate protective order or similar relief (and the Party shall cooperate with such efforts by such JV Entity, and shall in any event make only the minimum disclosure required by such law)); or

(c)
to the extent required to comply with the rules and regulations of any regulatory authority to whose jurisdiction such Party or any of its Affiliates is subject (which may include the U.S. Securities and Exchange Commission, the Brazilian Comissão de Valores Mobiliários, the UK's Financial Services Authority, the Netherlands' Autoriteit Financiële Markten or any stock exchange).

19.1.3
The provisions of this Clause 19.1 (Duty of confidentiality) shall terminate at Closing, but shall otherwise survive termination of this Agreement and, in such case, shall expire on the second anniversary of any such termination; provided, however, that with respect to any competitively sensitive information, the provisions of this Clause 19.1 (Duty of confidentiality) shall survive indefinitely.

19.1.4
All of the provisions of the Confidentiality Agreement dated March 15, 2008 between Cosan, Cosan Limited and Shell shall terminate and be superseded by the execution of this Agreement; provided that no termination of such agreement shall release a breaching party thereto from any liability for any breach thereof prior to such termination.

20.	GENERAL

20.1	Notices

20.1.1
Any communication to be made under or in connection with this Agreement shall be made in the English language, in writing and, unless otherwise stated, may be made by fax or via a courier service. The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with this Agreement is identified with its name below. Any Party may substitute such address, fax number or department or officer by notifying the other Parties with not less than five days' notice.

(i)	Cosan / Cosan Limited / Cosan Distribuidora de Combustíveis Ltda. / Milimétrica Participações

Cosan S.A. Indústria e Comércio
Fazenda Pau D’Alho, s/nº
Barra Bonita – SP
CEP 17340-000
Brazil
Attention: General Counsel and Chief Financial Officer
Fax: +55 (11) 3897 97 99

Copy to:

(A)	Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, New York 10017
United States of America
Attention: John Amorosi; Manuel Garciadiaz
Fax: +1 (212) 701-5800

(B)	Barbosa Mussnich & Aragão
Av. Presidente Juscelino Kubitschek,
1.455 - 10º andar

CEP: 04543-011 - Itaim Bibi, São Paulo – SP
Brazil
Attention: Paulo Cezar Aragão; Daniela Soares
Fax: +55 (11) 2179-4597

(ii)	Shell Brasil Limitada / Houches Holdings S.A.

Avenida das Americas, 4200
Bloco 5
Barra da Tijuca
CEP: 22640-102
Rio de Janeiro – RJ
Brazil
Attention: President
Fax: +55 (21) 3984 7550

Copy to:

(A)	Clifford Chance
Rua Helena 260, 6th Floor
CEP: 04552-050 São Paulo – SP
Brazil
Attention: Anthony Oldfield
Fax: +55 (11) 3049 3198

(B)	Souza, Cescon, Barrieu & Flesch Advogados
Rua Funchal, 418, 11º andar
CEP: 04551-060 São Paulo, SP
Brazil
Attention: Marcos Flesch
Fax: +55 (11) 3089-6565

(iii)	Shell Brazil Holding B.V. / Shell Overseas Holdings Limited

c/o Shell Centre
4 York Road
London SE1 7NA
United Kingdom
Attention: Jorge Santos Silva; General Counsel
Fax: +44 (20) 7934 7509

Copy to:

(A)	Clifford Chance
Rua Helena 260, 6th Floor
CEP: 04552-050 São Paulo – SP
Brazil
Attention: Anthony Oldfield
Fax: +55 (11) 3049 3198

(B)	Souza, Cescon, Barrieu & Flesch Advogados
Rua Funchal, 418, 11º andar
CEP: 04551-060 São Paulo, SP
Brazil
Attention: Marcos Flesch
Fax: +55 (11) 3089-6565

20.1.2
Any communication or document made or delivered by one person to another under or in connection with this Agreement will only be effective: (i) if by way of fax, when received in legible form; (ii) if by way of courier service, when the courier service has recorded successful delivery at that address; and (iii) if a particular department or officer is specified as part of its address details provided under Clause 20.1.1, if addressed to that department or officer.

20.2	Counterparts

This Agreement (a) may be executed in any number of counterparts, each of which is an original and all of which together evidence the same agreement, and (b) will not come into effect until each Party has executed at least one counterpart.

20.3	Amendments

No amendment or modification of this Agreement shall be valid unless such amendment or modification is in writing and signed by or on behalf of each Party.

20.4	Third party rights

20.4.1
A Person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement, but this does not affect any right or remedy of a third party which exists or is available apart from that Act.

20.4.2
The Parties agree that no adviser to a Party to this Agreement shall have any liability to the other Parties (in equity, contract or tort (including negligence), under the Misrepresentation Act 1967 or in any other way) for a representation, warranty or undertaking whether or not set out in this Agreement, in any document referred to in this Agreement, or otherwise. An adviser to a Party to this Agreement may enforce the terms of this Clause 20 subject to and in accordance with the provisions of the Contracts (Rights of Third Parties) Act 1999.

20.5	Further Assurances

Each of the Parties agrees to perform (or procure the performance of) all such acts and things and/or to execute and deliver (or procure the execution and delivery of) all such documents, as may be required by Law or as may be necessary or reasonably requested by any of the other Parties for giving full effect to this Agreement and securing to each of the other Parties the full benefit of the rights, powers and remedies conferred upon them by this Agreement. Cosan and Shell shall procure, by use of their shareholder votes and otherwise, that each JV Entity shall fully comply with the terms of this Agreement applicable to it.

20.6	Entire agreement

20.6.1
This Agreement and each Transaction Document constitutes the entire agreement of the Parties with respect to the subject matter hereof and thereof and supersedes any previous agreement between the Parties relating to hereof or thereof (including the Memorandum of Understanding); provided that nothing in this Clause 20.6 shall invalidate the Contractually Binding Clauses (as defined in the Memorandum of Understanding).

20.6.2
Each Party acknowledges and represents that it has not relied on or been induced to enter into this Agreement by a representation, warranty or undertaking (whether contractual or otherwise) given by any of the other Parties, other than as set out in this Agreement.

20.6.3
None of the Parties is liable to any of the other Parties (in equity, contract or tort (including negligence), under the Misrepresentation Act 1967 or in any other way) for a representation, warranty or undertaking that is not set out in this Agreement or any document referred to in this Agreement.

20.7	Fraud

Nothing in this Agreement shall have the effect of limiting or restricting any liability arising as a result of any fraud.

20.8	Damages not sufficient

Without prejudice to any other rights or remedies that the other Party may have each Party acknowledges and agrees that damages alone would not be an adequate remedy for any breach of the terms of this Agreement. Accordingly, any Party shall be entitled, prior to Closing, without proof of special damages, to the remedies of injunction, specific performance or other equitable relief for any threatened or actual breach of the terms of this Agreement.

20.9	Blue pencil

The Parties consider that the provisions contained in this Agreement are reasonable but if any such provision shall be found to be unenforceable but would be valid if any part of it were deleted or any period or area of application reduced such provision shall apply with such modification as may be necessary to make it valid and effective.

20.10	Prohibition on assignment etc

No Party shall assign, transfer or create any trust in respect of, or purport to assign, transfer or create any trust in respect of, any of its rights or obligations under this Agreement without the consent of the other Parties; provided that any of the Shell Parties can perform any of the obligations of Shell under this Agreement, but no such performance shall be deemed to affect any Shell Party's obligations to perform any other obligation under this Agreement.

20.11	No partnership or agency

Nothing in this Agreement shall constitute a partnership or other cooperative entity between any of the Parties, or constitute any Party the agent of any other Party, for any purpose.

21.	GOVERNING LAW AND LANGUAGE

21.1.1	This Agreement and all non contractual or other obligations arising out of or in connection with it are governed by English law.

21.1.2	This Agreement is drawn up in the English language. If this Agreement is translated into another language, the English language text prevails.

22.	ARBITRATION

22.1.1
Any dispute (a "Dispute") arising from or connected with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement or the consequences of its nullity), will be referred to and finally resolved by arbitration under the Rules, which Rules are deemed to be incorporated by reference into this Clause 22.

22.1.2
The tribunal will consist of three arbitrators two of whom will be nominated by the respective parties, and the third, who shall act as chairman, shall be a national of a member state of the Organisation for Economic Co-operation and Development (except the United States of America, England or the Netherlands) and nominated by the other two arbitrators together (but failing agreement within 30 days of the appointment of the second arbitrator, the third arbitrator shall be appointed by the ICC). The seat of the arbitration will be São Paulo, Brazil, and the language of the arbitration will be English.

22.1.3	The parties agree that the arbitral tribunal will have power to award on a provisional basis any relief that it would have power to grant on a final award.

22.1.4
Without prejudice to the powers of the arbitrator provided by the Rules, statute or otherwise, the arbitrator will have power at any time, on the basis of written evidence and the submissions of the Parties alone, to make an award in favour of the claimant (or the respondent if a counterclaim) in respect of any claims (or counterclaims) to which there is no reasonably arguable defence, either at all or except as to the amount of any damages or other sum to be awarded.

22.1.5	The Parties agree to keep confidential all materials used in and all awards received as a result of any Dispute proceedings, except to the extent required to be disclosed by applicable Law.

22.1.6	The Parties exclude any rights to refer points of law or to appeal to the courts, to the extent that they can validly waive these rights.

SIGNATURES

THIS AGREEMENT has been signed and executed as a DEED by the Parties and is delivered by them on the date specified above.

COSAN
Executed as a DEED by

for and on behalf of COSAN S.A. INDÚSTRIA E COMÉRCIO by	) ) ) /s/ Marcelo Eduardo Martins
Name: Marcelo Eduardo Martins Title: CFO
and by	)
)
Name:	)
Title:	/s/ Marcelo Portela
Name: Marcelo Portela Title: General Counsel/Attorney in fact in the presence of

/s/ Nicholas Spurrell	Signature of witness
Nicholas Spurrell
R. Helena 260, 6º Andar São Paulo	Name of witness
Solicitor
Address of witness

Occupation of witness

COSAN DOWNSTREAM HOLDCO
Executed as a DEED by

for and on behalf of COSAN DISTRUIBUIDORA DE COMPUSTÍVEIS LTDA. by	) ) ) ) ) /s/ Marcelo Eduardo Martins
Name: Marcelo Eduardo Martins Title: CFO
and by	)
)
) /s/ Marcelo Portela
Name: Marcelo Portela Title: General Counsel/Attorney in fact in the presence of

/s/ Nicholas Spurrell	Signature of witness
Nicholas Spurrell
R. Helena 260, 6º Andar São Paulo	Name of witness
Solicitor
Address of witness

Occupation of witness

COSAN LIMITED
Executed as a DEED by

for and on behalf of COSAN LIMITED by	) ) ) /s/ Marcelo Eduardo Martins
Name: Marcelo Eduardo Martins Title: CFO

in the presence of

/s/ Nicholas Spurrell	Signature of witness
Nicholas Spurrell
R. Helena 260, 6º Andar São Paulo	Name of witness
Solicitor
Address of witness

Occupation of witness

MANAGEMENT CO
Executed as a DEED by

for and on behalf of HOUCHES HOLDINGS S.A. by	) ) ) /s/ Jorge Manuel Valente Santos Silva
Name: Jorge Manuel Valente Santos Silva Title: VP Downstream Global Portfolio
and by	)
)
)
/s/ Richard M. Oblath
Name: Richard M. Oblath Title: Vice President
in the presence of

/s/ Nicholas Spurrell	Signature of witness
Nicholas Spurrell
R. Helena 260, 6º Andar São Paulo	Name of witness
Solicitor
Address of witness

Occupation of witness

SHELL
Executed as a DEED by

for and on behalf of SHELL BRAZIL HOLDING B.V. by	) ) ) /s/ Jorge Manuel Valente Santos Silva
Name: Jorge Manuel Valente Santos Silva Title: VP Downstream Global Portfolio
in the presence of

/s/ Laura Edwards	Signature of witness
Laura Edwards
10 Upper Bank St., London, UK	Name of witness
Lawyer
Address of witness

Occupation of witness

SHELL BRASIL LIMITADA
Executed as a DEED by

for and on behalf of SHELL BRASIL LIMITADA by	) ) ) /s/ Jorge Manuel Valente Santos Silva
Name: Jorge Manuel Valente Santos Silva Title: VP Downstream Global Portfolio
and by	)
)
)
/s/ Richard M. Oblath
Name: Richard M. Oblath Title: Vice President
in the presence of

/s/ Nicholas Spurrell	Signature of witness
Nicholas Spurrell
R. Helena 260, 6º Andar São Paulo	Name of witness
Solicitor
Address of witness

Occupation of witness

SHELL UK CO
Executed as a DEED by

for and on behalf of SHELL OVERSEAS HOLDINGS LIMITED by	) ) ) ) /s/ Jorge Manuel Valente Santos Silva
Name: Jorge Manuel Valente Santos Silva Title: VP Downstream Global Portfolio

in the presence of

/s/ Laura Edwards	Signature of witness
Laura Edwards
10 Upper Bank St., London, UK	Name of witness
Lawyer
Address of witness

Occupation of witness

SUGAR AND ETHANOL CO
Executed as a DEED by

for and on behalf of MILIMÉTRICA PARTICIPAÇÕES S.A. by	) ) ) /s/ Marcelo Portela
Name: Marcelo Portela Title: General Counsel/Attorney in fact
and by	)
)
)
/s/ Marcelo Eduardo Martins
Name: Marcelo Eduardo Martins Title: CFO
in the presence of

/s/ Laura Edwards	Signature of witness
Laura Edwards
10 Upper Bank St., London, UK	Name of witness
Lawyer
Address of witness

Occupation of witness